UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
LAM RESEARCH CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

September 24, 2026

Dear Lam Research Stockholders,
We cordially invite you to attend the Lam Research Corporation 2026 Annual Meeting of Stockholders. The annual meeting will be held on Tuesday, November 3, 2026, at 9:30 a.m. Pacific Time. This year’s annual meeting will be virtual. You may attend the annual meeting, vote, and submit your questions during the live webcast of the annual meeting by visiting virtualshareholdermeeting.com/LRCX2026 and entering the 16‐digit control number included in our Notice of Internet Availability or on your proxy card.
At this year’s annual meeting, stockholders will be asked to:
(1)     elect the 10 nominees named in the accompanying proxy statement as directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;
(2)     cast an advisory vote to approve our named executive officer compensation;
(3)     ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2027; and
(4)     vote on the stockholder proposal described in the proxy statement, if properly presented at the annual meeting.
The Board of Directors recommends that you vote in favor of each director nominee and for Proposals Nos. 2 and 3. In addition, stockholders will also be asked to consider Proposal No. 4, if properly presented, which is a stockholder proposal, and which the Board of Directors recommends you vote against. Management will not provide a business update during the annual meeting; please refer to our latest quarterly earnings report for our most recently provided outlook.
Please refer to the proxy statement for more detailed information about the annual meeting, each director nominee, each of the proposals, and instructions on how to cast your vote. Your vote is important, and we strongly urge you to cast your vote as soon as possible by internet, telephone, or mail, even if you plan to attend the meeting.
Sincerely yours,
Abhijit Y. Talwalkar
Chair of the Board

Notice of 2026 Annual Meeting of Stockholders
Meeting Information

Category	Details
Date and Time	Tuesday, November 3, 2026 9:30 a.m. Pacific Time
Place	Via the Internet at virtualshareholdermeeting.com/LRCX2026
Record Date	Only stockholders of record at the close of business on September 4, 2026 are entitled to notice of, and to vote at, the annual meeting (including any adjournment or postponement thereof).
Proxy Materials
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 3, 2026
Our proxy statement and 2026 Annual Report are available at investor.lamresearch.com and www.proxyvote.com.

Elect Electronic Delivery Save Time, Money, & Trees
As part of our efforts to be an environmentally responsible corporate citizen, we encourage Lam stockholders to voluntarily elect to receive future proxy materials electronically.
• If you are a registered stockholder, please visit www.investordelivery.com for simple instructions.
• If you are a stockholder who owns stock through a broker or brokerage account, please opt for e-delivery at www.investordelivery.com or by contacting your nominee.

Date of Distribution
The proxy materials are first being made available or mailed to our stockholders on or about September 24, 2026.
Items of Business

#	Proposal		Our Board’s Recommendation
1.	Election of 10 directors named in the proxy statement to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified	☑	FOR each Director Nominee
2.	Advisory vote to approve our named executive officer compensation	☑	FOR
3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2027	☑	FOR
4.	Stockholder proposal, if properly presented at the annual meeting	☒	AGAINST
Transaction of such other business as may properly come before the annual meeting (including any adjournment or postponement thereof)
Voting
Please vote as soon as possible, even if you plan to attend the annual meeting, on all of the voting matters. You have three options for submitting your vote before the annual meeting:

8	(	*
By internet	By phone	By mail
www.proxyvote.com	1-800-690-6903	Complete, sign, and date your proxy card and return it in the postage-paid envelope
The proxy statement and your proxy card provide more detailed voting instructions.
IT IS IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2026 Annual Meeting of Stockholders.
By Order of the Board of Directors,
Ava A. Harter
Secretary
Fremont, California
Dated: September 24, 2026

Lam Research Corporation Proxy Statement

TABLE OF CONTENTS

Proxy Statement Summary			1
About Lam Research Corporation	1	Director Nominee Composition Highlights and Skills Matrix	3
Fiscal Year 2026 Financial Highlights	1
Proposals and Voting Recommendations	1	Corporate Governance Highlights	5
Summary Information Regarding Director Nominees	2	Executive Compensation Highlights	6
		Environmental, Social, and Governance Highlights	7
Stock Ownership			9
Security Ownership of Certain Beneficial Owners and Management	9
Governance Matters			11
Corporate Governance	11	Meeting Attendance	15
Corporate Governance Policies	11	Board Committees	15
Our Approach to Promoting Board Effectiveness	11	Board’s Role and Engagement	17
Board Nomination Policies and Procedures	13	Stockholder Engagement	20
Director Independence Policies	14	Culture and Human Capital Management	23
Leadership Structure of the Board	14	Environmental, Social, and Governance	24
Other Governance Practices	15	Director Compensation	25
Compensation Matters			28
Executive Compensation and Other Information	28	Executive Compensation Tables	49
Compensation Discussion and Analysis (see Table of Contents on page 28)	28	CEO Pay Ratio	58
Compensation Committee Report	48	Pay Versus Performance	59
Compensation Committee Interlocks and Insider Participation	48	Securities Authorized for Issuance under Equity Compensation Plans	62
Audit Matters			63
Audit Committee Report	63	Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services	65
Relationship with Independent Registered Public Accounting Firm	64	Certain Relationships and Related Party Transactions	65
Annual Evaluation and Selection of Independent Registered Public Accounting Firm	64
Fees Billed by our Independent Registered Public Accounting Firm	65
Voting Proposals			67
Proposal No. 1: Election of Directors	67	Proposal No. 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm for Fiscal Year 2027	79
2026 Nominees for Director	68	Proposal No. 4: Stockholder Proposal	80
Proposal No. 2: Advisory Vote to Approve Our Named Executive Officer Compensation	78	Other Voting Matters	82
Voting and Meeting Information			84
Information Concerning Solicitation and Voting	84	Other Meeting Information	87
Appendices			A-1
Appendix A — Information Regarding Non-GAAP Financial Measures	A-1
Lam Research Corporation 2026 Proxy Statement i

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this proxy statement are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “aim,” “annual,” “assume,” “become,” “believe,” “can,” “commit,” “continue,” “could,” “drive,” “endeavor,” “estimate,” “every year,” “expand,” “expect,” “focus,” “future,” “goal,” “grow,” “initiative,” “intend,” “likely,” “long-term,” “maintain,” “may,” “might,” “objective,” “ongoing,” “opportunity,” “over time,” “plan,” “possible,” “potential,” “preliminary,” “progress,” “regular,” “remain,” “seek,” “short-term,” “should,” “strategy,” “strive,” “target,” “transition,” “view,” “will,” “would,” or variations of these words or other similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement include, but are not limited to, statements concerning: environmental, social, and governance (“ESG”) plans, targets, and goals; corporate governance practices; director and executive compensation programs; and equity compensation utilization. These forward-looking statements are not a guarantee of future performance and involve a number of risks, uncertainties, and other factors that could cause our actual results or outcomes, or the timing of our results or outcomes, to differ materially from those expressed or implied in this proxy statement. Such risks, uncertainties, and other factors include, among others, those described in Part I, Item 1, “Business,” Part I, Item 1A, “Risk Factors,” Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report on Form 10-K for the fiscal year ended June 28, 2026 (“2026 Annual Report”) and other documents we file from time to time with the Securities and Exchange Commission (“SEC”), such as our quarterly reports on Form 10-Q and our current reports on Form 8-K. You should evaluate all forward-looking statements made in this proxy statement in the context of these risks, uncertainties, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on our current beliefs, expectations, and assumptions about future events. Except as required by law, we do not undertake any obligation to revise or update these forward-looking statements as a result of events or circumstances that occur after the date of this proxy statement or to reflect the occurrence or effect of anticipated or unanticipated events.
Website references throughout this document are inactive textual references and provided for convenience only, and the content of any website or report referred to in this proxy statement is not a part of nor incorporated by reference in this proxy statement. The Global Impact report shall not be deemed soliciting material.

ii

Proxy Statement Summary
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lam Research Corporation (“Lam Research,” “Lam,” the “Company,” “we,” “our,” or “us”) for use at our 2026 Annual Meeting of Stockholders (the “annual meeting”) to be held virtually on November 3, 2026 at 9:30 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the annual meeting and to vote on the proposals described in this proxy statement (the “proxy statement”). The proxy materials are first being made available or mailed to our stockholders on or about September 24, 2026. The following summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
About Lam Research Corporation
We are a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Our customer base includes leading semiconductor memory, foundry, and integrated device manufacturers that make products such as non-volatile memory, dynamic random-access memory, and logic devices. We have built a strong global presence with core competencies in areas such as nanoscale manufacturing enablement, chemistry, plasma and fluidics, advanced systems engineering, and a broad range of operational disciplines. Our core technical competency is integrating hardware, process, materials, software, and process control enabling results on the wafer. Our products and services are designed to help our customers build smaller and better performing devices that are used in a variety of electronic products, including mobile phones, personal computers, cloud and enterprise servers, wearables, automotive vehicles, and data storage devices.
Fiscal Year 2026 Financial Highlights

(1) Figures for capital returned to stockholders and amounts repurchased include brokerage fees and commissions and excise taxes.
Proposals and Voting Recommendations

Items of Business	Board Vote Recommendation
Proposal No. 1: Election of Director Nominees	FOR each director nominee
Proposal No. 2: Advisory Vote to Approve Our Named Executive Officer Compensation	FOR
Proposal No. 3: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2027	FOR
Proposal No. 4: Stockholder proposal, if properly presented at the meeting	AGAINST

Lam Research Corporation 2026 Proxy Statement 1

Summary Information Regarding Director Nominees
The Board and nominating and governance committee believe that each of the director nominees listed below are highly qualified and possess the skills and experience required to enable them to effectively contribute to the Board’s oversight and direction of the Company. A description of the specific experiences, qualifications, attributes, and skills that led our Board to conclude that each of the director nominees should serve as a director follows the biographical information of each director nominee contained in the “Voting Proposals – Proposal No. 1: Election of Director Nominees – 2026 Nominees for Director” section beginning on page 68.

	Director			Committee Membership(2)				Other Current Public Boards
Name	Age	Since	Independent(1)	AC	CHC	NGC	ITC
Timothy M. Archer	59	2018	No					Johnson Controls
Eric K. Brandt	64	2010	Yes	C/FE		M		Gen Digital, Nutanix, Option Care Health
Ita M. Brennan	59	2024	Yes	M/FE				Cadence Design Systems, Planet Labs
Anirudh Devgan	57	2026	Yes	*			M	Cadence Design Systems
John M. Dineen	63	2023	Yes	M				Cognizant Technology Solutions
Mark Fields	65	2024	Yes	*	M			QUALCOMM
Ho Kyu Kang	64	2023	Yes				C
Bethany J. Mayer	64	2019	Yes	M/FE		M	M	Astera Labs, Box, Hewlett Packard Enterprise
Jyoti K. Mehra	50	2021	Yes		C
Abhijit Y. Talwalkar	62	2011	Yes (Chair)		M	M	M	Advanced Micro Devices, iRhythm Technologies, TE Connectivity
(1)    Independence determined in accordance with Nasdaq listing rules.
(2)    Memberships shown as of the date of this proxy statement. On November 3, 2026, certain membership changes will take effect. See “Governance Matters – Corporate Governance – Board Committees” for details.

AC – Audit committee	C – Chair
CHC – Compensation and human resources committee	M – Member
NGC – Nominating and governance committee	FE – Audit committee financial expert (as determined based on SEC rules)
ITC – Innovation and technology committee	* – Qualifies as an audit committee financial expert (as determined by SEC rules)

Director Nominee Composition Highlights and Skills Matrix
Our nominating and governance committee regularly evaluates the Board’s composition and membership criteria to assess the appropriate balance of experience, qualifications, skills, tenure, and other characteristics considered important to support the needs of our business, overall Board effectiveness and, ultimately, the long-term interests of the Company and its stockholders. Composition highlights and a skills matrix containing key qualifications, skills, and experiences considered most relevant in the nominating and governance committee’s decision to nominate candidates to serve on our Board are provided below. Not having a mark does not mean the director nominee does not possess that qualification, skill, or experience.
For more information about each director nominee, including biographical information, qualifications, skills, and experiences, and our Board’s approach to refreshment, please refer to the sections titled “Voting Proposals – Proposal No. 1: Election of Director Nominees – 2026 Nominees for Director” beginning on page 68 and “Governance Matters – Corporate Governance – Our Approach to Promoting Board Effectiveness” beginning on page 11, respectively.

Key Qualifications, Skills, & Experiences of Director Nominees	Timothy M. Archer	Eric K. Brandt	Ita M. Brennan	Anirudh Devgan	John M. Dineen	Mark Fields	Ho Kyu Kang	Bethany J. Mayer	Jyoti K. Mehra	Abhijit Y. Talwalkar
Industry Knowledge – Knowledge of and experience with semiconductor and broader technology industries and markets provides our Board members with a deeper understanding of our products and services, the market sectors in which we and our customers compete, and the broader technology end markets that drive demand in our industry.
	✓	✓	✓	✓		✓	✓	✓	✓	✓
Customer/Deep Technology Knowledge – Directors who possess deep knowledge and understanding of semiconductor processing equipment technologies assist our Board in overseeing our business and strategies and enhance the Board’s understanding of our customers’ markets and needs.
	✓	✓		✓			✓			✓
Marketing, Disruptive Technology, and Strategy Experience – Directors with extensive knowledge and experience in business-to-business marketing and sales, and services and/or business development, or experience identifying and developing disruptive technologies and leading corporate strategy, provide value to the Board by offering critical insights and expertise on identifying and understanding new markets, expanding market share, and communicating with customers, particularly where such experience is in a capital equipment industry, and also provide the Board with critical guidance needed to progress in our innovation goals and drive semiconductor breakthroughs.
	✓	✓	✓	✓	✓	✓		✓		✓
Leadership Experience – Current or former experience in an executive-level leadership position at a significant business allows our directors to provide the Board with important perspectives and knowledge regarding business strategy, operations, corporate culture, succession planning, and management and leadership best practices.
	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
(table continues on next page)

Lam Research Corporation 2026 Proxy Statement 3

Key Qualifications, Skills, & Experiences of Director Nominees	Timothy M. Archer	Eric K. Brandt	Ita M. Brennan	Anirudh Devgan	John M. Dineen	Mark Fields	Ho Kyu Kang	Bethany J. Mayer	Jyoti K. Mehra	Abhijit Y. Talwalkar
Finance Experience – Directors with profit and loss (“P&L”) and financing experience as an executive responsible for financial results of a breadth and level of complexity comparable to the Company help our Board oversee the Company’s financial planning, operations, investment strategies, capital allocation, and financial reporting.
	✓	✓	✓	✓	✓	✓		✓		✓
Global Business Experience – Experience as a current or former business executive of a business with substantial global operations provides our Board with unique insights on managing an international business, global scale expansion, and understanding cultural norms.
	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions (“M&A”) Experience – Directors with M&A and integration experience (including buy- and sell-side and hostile M&A experience) as a public company director or officer provide our Board with key background and insights in assisting management with reviewing strategic alternatives, analyzing potential targets, post-deal integration, and oversight of transactions.
	✓	✓	✓	✓	✓	✓		✓	✓	✓
Comparative Board/Governance Experience – Recent or current experience as a director of another public company or significant involvement with the corporate governance requirements and practices of a public company board while serving in a senior leadership position at another public company, provides our Board with an understanding of the board’s role in essential matters, including oversight of strategy, operations, risk, compliance and succession planning, effective interactions with significant stockholders, and the proper dynamics between the board and senior management.
	✓	✓	✓	✓	✓	✓		✓	✓	✓
Cybersecurity Experience – An understanding of and/or experience overseeing corporate cybersecurity or information security programs and a history of participation in relevant cyber education, is an increasingly important background for our directors to possess and provides our Board with valuable knowledge in overseeing and navigating cybersecurity threats.
	✓	✓	✓	✓	✓			✓	✓
Human Capital Management Experience – Experience serving as a member of the compensation committee of a public company, head of human resources, or as direct manager of the head of human resources, or other experience in setting talent management policies in large organizations, aids our Board in overseeing the management of human capital, including culture, engagement, recruiting, retention, compensation, and succession planning.
	✓	✓		✓	✓	✓		✓	✓	✓
Risk Management Experience – Directors with experience serving as a member of the audit committee of a public company, or directly overseeing enterprise risk management or business continuity planning in a large organization, or other experience in managing risk at the enterprise level or in a senior compliance or regulatory role assist our Board in understanding how to effectively evaluate and oversee the management and reporting of enterprise risks.
	✓	✓	✓	✓	✓	✓		✓	✓	✓
Manufacturing/Operations Experience – Directors with relevant experience in manufacturing and operations processes or management experience in operations at a company comparable to Lam serve as a valuable asset to our Board and have deeper knowledge of our business, products, services, and customers.
	✓	✓		✓	✓	✓	✓	✓

Corporate Governance Highlights

Board and Other Governance Information	As of September 24, 2026
Size of Board as Nominated	10
Number of Independent Nominated Directors	9
Number of Nominated Directors Who Attended ≥75% of Meetings	10
Number of Nominated Directors on More Than Four Public Company Boards	0
Number of Nominated Non-Employee Executive Officer Directors Who Are on More Than Two Public Company Boards	0
Limitations on Director Commitments, Including Other Board and Committee Memberships and Leadership, With Commitments Evaluated Annually (Page 15)	Yes
Directors Subject to Stock Ownership Guidelines (Page 15)	Yes
Hedging and Pledging Prohibited (Page 43)	Yes
Annual Election of All Directors (Page 67)	Yes
Voting Standard (Page 67)	Majority of votes cast(1)
Plurality Voting Carveout for Contested Elections	Yes
Separate Chair and CEO	Yes
Independent Board Chair (Page 14)	Yes
Independent Directors Meet Without Management Present (Page 14)	Yes
Annual Board (Including Individual Director) and Committee Self-Evaluations (Page 12)	Yes
Annual Independent Director Evaluation of CEO (Page 17)	Yes
Risk Oversight by Full Board and Committees (Page 18)	Yes
Board Refreshment (Page 12)	Yes
Robust Director Nomination Process (Page 13)	Yes
Significant Board Engagement (Page 17)	Yes
Board Orientation/Education Program (Page 13)	Yes
Code of Ethics Applicable to Directors (Page 11)	Yes
Stockholder Proxy Access (Pages 14, 88)	Yes
Stockholder Right to Act by Written Consent	Yes
Stockholder Right to Call a Special Meeting	Yes
Stockholder Engagement Program (Page 20)	Yes
Poison Pill	No
Board Oversight of Environmental, Social and Governance (Including Climate), Human Capital, Information Security (Including Cybersecurity) & Political Activities (Page 17)	Yes
Publication of Annual Global Impact Report aligned with GRI, SASB, and TCFD(2) standards (Pages 7, 24)	Yes
(1)    A nominee will be elected as a director at the annual meeting only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If an incumbent fails to receive the required majority, their previously submitted resignation will be promptly considered by the Board.
(2)    “GRI” refers to the Global Reporting Initiative, “SASB” refers to the Sustainability Accounting Standards Board, and “TCFD” refers to the Task Force on Climate-Related Financial Disclosures.

Lam Research Corporation 2026 Proxy Statement 5

Executive Compensation Highlights

What We Do
Pay for Performance (Pages 29-32, 59) – Our executive compensation program is designed to pay for performance; over 90% of the annual incentive program is tied to company financial, strategic, and operational performance metrics; the long-term incentive program uses a combination of market-based performance restricted stock units (each, a “Market-based PRSU”) with performance based on relative total shareholder return (“TSR”), and service-based restricted stock units (each, an “RSU”).

Three-Year Performance Period for Our Long-Term Incentive Program (Page 40) – Our current long-term incentive program is designed to pay for performance over a period of three years.
Absolute and Relative Performance Metrics (Pages 32, 36, 40) – Our annual and long-term incentive programs for executive officers include the use of absolute and relative performance factors.
Balance of Annual and Long-Term Incentives – Our incentive programs provide a balance of annual and long-term incentives.
Different Performance Metrics for Annual and Long-Term Incentive Programs (Pages 32, 36, 40) – Our annual and long-term incentive programs use different performance metrics.
Capped Amounts (Pages 36, 40) – Amounts that can be earned under the annual and long-term incentive programs are capped. Beginning with our 2025/2027 long-term incentive program, the maximum payout is capped at 100% of target if our absolute TSR is negative.

Compensation Recovery/Clawback Policy (Page 43) – We have a clawback policy which applies to the Company’s current and former executive officers covered by Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which we must recoup, on a pre-tax basis, the excess amount of incentive-based compensation granted, earned, or vested wholly or in part on the attainment of any financial reporting measure during the three completed fiscal years immediately preceding the date on which the Company is required to prepare a restatement. The policy applies regardless of fault, fraud, or misconduct with respect to any and all incentive-based compensation that was received on or after October 2, 2023.

Prohibit Option Repricing – Our stock incentive plans prohibit option repricing without stockholder approval.
Stock Ownership Guidelines (Page 43) – We have stock ownership guidelines for each of our executive officers and certain other senior executives; each of our named executive officers has met their individual ownership level under the current program or has a period of time remaining under the guidelines to do so.

Independent Compensation Advisor (Page 45) – The compensation and human resources committee benefits from its utilization of an independent compensation advisor retained directly by the committee that provides no other services to the Company.

Stockholder Engagement (Page 34) – We engage with stockholders on an annual basis and stockholder advisory firms on an as needed basis to obtain feedback concerning our executive compensation program.

What We Don’t Do
Tax “Gross-Ups” for Perquisites, for Other Benefits or upon a Change in Control (Pages 44, 50, 53) – Our executive officers do not receive tax “gross-ups” for perquisites, for other benefits, or upon a change in control.(1)

Single-Trigger Change in Control Provisions (Pages 44, 53) – Our executive change in control policy does not have single-trigger provisions.
(1)    Our executive officers may receive tax gross-ups in connection with relocation benefits and anniversary milestone awards, which are widely available to all of our employees.

Environmental, Social, and Governance Highlights
Our ESG strategy supports the success of our business. It provides a framework for meaningful investments, proactive risk management, support for our customers to achieve their goals, and globally focused action. Our approach emphasizes engagement, goal setting, and accountability. In calendar year 2025, we introduced our refreshed strategy, “Impact plus”, through three pillars: Product+, People+, and Planet+, which are supported by our business and governance practices. In calendar year 2025, we achieved or exceeded many of our 2025 ESG goals, which are highlighted in the table below. We have also received recognition from our customers and from independent raters and rankers, including being named among the World’s Most Ethical Companies by Ethisphere and being included on the Dow Jones Best-in-Class North America Index. References to specific years in the paragraph and table below are to calendar years.
Building on the progress we made through 2025, we refreshed our goal program through a cross-functional review, assessing which goals to reset, retire, or reframe, as well as where to set our sights next. The result is a new set of 2030+ goals grounded in action plans and industry best practices, and approved through our ESG governance structure. Our ESG strategy, 2030+ goals, and status are described in our 2025 Global Impact report, available at www.lamresearch.com/global-impact-report/.

Pillar	2025 Goal	2025 Progress
Product+	Achieve more than 90% compliance with our social and environmental expectations across our top-tier suppliers(1)	We assess compliance with our expectations in a variety of ways, including responses to our annual Conflict Minerals Reporting Template survey. In 2025, 96% of our top 100 direct suppliers responded to this survey.
	Engage with at least 50% of our top-tier suppliers on environmental sustainability opportunities.	The Supply Chain ESG team conducted 17 energy assessments at supplier facilities in 2025. Through these assessments, we identified potential savings of 16.5 million kilowatt-hours (“kWh”).
	Increase engagement with all suppliers on social and environmental topics through assessment, training, and capacity building.	We identified and deepened engagement with suppliers critical to future business growth and provided targeted training on our Global Supplier Code of Conduct, ethics, compliance, and broader ESG expectations to reinforce alignment with our standards, engaging 75 suppliers through 10 webinars and four in-person SBT workshops, with 425 participants.
	46.5% of suppliers measured by emissions have science-based targets (“SBTs”) by 2025.	We exceeded this goal in 2025, with 53.8% of suppliers measured by emissions having set SBTs.
	83% of customers measured by emissions have SBTs.(2)	By the end of 2025, 35.1% of customers by emissions had SBTs, a significant increase from 9% in 2024.
People+	Build on our high-performance culture with best-in-class employee engagement at the global benchmark as measured by our annual employee survey.	In 2025, we achieved an 85 engagement score, five points above the global benchmark, and a 77 Belong and Connect Index score, one point above the global benchmark.
	Determine key targets for larger-scale impact aligned to a new strategic focus.	Lam’s Powering Breakthroughs Together community impact framework continued to guide our giving and signature program initiatives in 2025.
	Implement measurement of outcomes for key program and large-scale grants.	Our 2030 goal, combined with our long-term grant making process across our three impact pillars, provides the framework for measuring outcomes over the next five years.
	Increase annual unique participation rate in all employee giving programs from 10% to 30%.	In 2025, Lam exceeded this goal, achieving a 55% participation rate across employee giving and volunteer programs.
	Contribute 40,000 employee volunteer hours annually.	In 2025, we exceeded this goal, with employees contributing 48,868 volunteer hours globally.
	Maintain an Occupational Safety and Health Administration recordable injury rate at or below 0.4 annually.	In 2025, we achieved a recordable injury rate of 0.26, well below industry averages and a 7% decrease from 2024. We also reduced lost-time injuries by 17%.

Lam Research Corporation 2026 Proxy Statement 7

Pillar	2025 Goal	2025 Progress
Planet+	Achieve 12 million kWh in total energy savings by 2030 from a 2019 baseline.	In 2025, we exceeded this goal, having cumulatively saved more than 13.7 million kWh.
	Achieve zero waste to landfill for hazardous waste.	Only 1% of hazardous waste was disposed to landfill. We continued to prioritize alternatives to landfill when possible.
	Reduce absolute Scope 1 and 2 (market-based) GHG emissions 25% by 2025 from a 2019 baseline.	By the end of 2025, we had reduced Scope 1 and 2 (market-based) GHG emissions more than 36% from a 2019 baseline through replacement of a high global warming potential heat transfer fluid, renewable energy credits, and energy efficiency projects across the globe.
	Achieve 80 million gallons of water savings in water-stressed regions from a 2019 baseline.	Achieved more than 85 million gallons of water savings from a 2019 baseline.
Business and Governance	Continue to expand our disclosure and alignment with industry-recognized frameworks and standards.	Key points of progress made since 2020 include: adding SASB and TCFD frameworks to our reporting, improving scores with CDP, MSCI, and Sustainalytics, updating key policies, forming a cross-functional working group on emerging ESG disclosure and compliance requirements, and shifting our data management platform to streamline reporting.
(1)    Top-tier suppliers are defined as the top 100 direct suppliers by spend, which account for approximately 88% of direct spend and 92% of direct supplier emissions, with some variability year-over-year. Direct suppliers are defined as those who provide parts, assemblies, and services to produce parts used to manufacture and support Lam’s products. Indirect suppliers are all other goods and services used by Lam’s daily operations that are not parts, assemblies, or services directly tied to producing parts used to manufacture or support Lam’s products.
(2)    Lam did not achieve its goal of 83% of its customers measured by emissions having set SBTs by 2025. Despite customers having long‑term goals in place, Science-Based Targets initiative (“SBTi”) requirements do not provide the flexibility some of our customers require in setting and measuring their short‑term goals.

Stock Ownership
Security Ownership of Certain Beneficial Owners and Management
The table below sets forth certain information regarding the beneficial ownership of shares of Lam common stock as of September 4, 2026 (except as otherwise indicated) by: (1) each person or entity known by us to beneficially own more than 5% of Lam’s common stock; (2) each director of the Company; (3) each NEO identified in the section titled “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis” below; and (4) all current directors and executive officers as a group. The information in the table below is based on our review of filings made with the SEC or our records. Except as otherwise indicated in the footnotes to the table below, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of shares beneficially owned is calculated using 1,251,424,362 as the number of shares of Lam common stock outstanding on September 4, 2026.
Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
5% Stockholders
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	117,779,780	(2)	9.41%
Vanguard Capital Management 100 Vanguard Boulevard Malvern, PA 19355	93,575,293	(3)	7.48%
Directors
Sohail U. Ahmed	35,215		*
Timothy M. Archer (also a Named Executive Officer)	1,535,779		*
Eric K. Brandt	144,705		*
Ita M. Brennan	5,342		*
Michael R. Cannon	191,375		*
Anirudh Devgan	1,453		*
John M. Dineen	9,135		*
Mark Fields	5,882		*
Ho Kyu Kang	9,664		*
Bethany J. Mayer	32,187		*
Jyoti K. Mehra	18,475		*
Abhijit Y. Talwalkar	87,142		*
Named Executive Officers (“NEOs”)
Douglas R. Bettinger	1,042,796		*
Seshasayee (Sesha) Varadarajan	235,420		*
Neil J. Fernandes	56,985		*
Vahid Vahedi	322,606		*
All current directors and executive officers as a group (18 people)	3,824,028		*
Note: Unless otherwise indicated, the principal address of each of the stockholders above is c/o Lam Research Corporation, 4650 Cushing Parkway,
Fremont, California 94538.
*    Less than 1%
(1)    Includes shares subject to outstanding stock options that are exercisable within 60 days of September 4, 2026, as well as shares issuable upon settlement of RSUs that vest within that time period, as follows:

Lam Research Corporation 2026 Proxy Statement 9

Number of Shares
Sohail U. Ahmed	1,635
Timothy M. Archer	552,530
Eric K. Brandt	1,635
Michael R. Cannon	1,635
Ita M. Brennan	1,635
Anirudh Devgan	1,141
John M. Dineen	1,635
Mark Fields	1,635
Ho Kyu Kang	1,635
Bethany J. Mayer	1,635
Jyoti K. Mehra	1,635
Abhijit Y. Talwalkar	1,635
Douglas R. Bettinger	—
Neil J. Fernandes	22,700
Vahid Vahedi	71,940
Seshasayee (Sesha) Varadarajan	66,200
All current directors and executive officers as a group (18 people)	730,861
The terms of any outstanding stock options that are exercisable within 60 days of September 4, 2026, and RSUs that vest within that time period, are reflected in the table “Outstanding Equity Awards at Fiscal Year 2026 Year-End” on page 52.
As discussed in “Governance Matters – Director Compensation” below, non-employee directors receive an annual equity award as part of their compensation. These awards generally vest on October 31, 2026, subject to continued service on the Board as of that date, with immediate delivery of the shares upon vesting. For 2026, Messrs. Ahmed, Brandt, Cannon, Dineen, Fields, and Talwalkar; Mss. Brennan, Mayer, and Mehra; and Dr. Kang each received awards of 1,635 RSUs, and Dr. Devgan, who joined the Board on February 3, 2026, received an award of 1,141 RSUs.
(2)    All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in amendment number 16 to Schedule 13G filed by BlackRock with the SEC on January 25, 2024 on behalf of BlackRock and certain subsidiaries. According to the Schedule 13G filing, of 117,779,780 shares of Lam common stock reported as beneficially owned by BlackRock as of December 31, 2023, BlackRock had sole voting power with respect to 106,801,210 shares, did not have shared voting power with respect to any shares, had sole dispositive power with respect to 117,779,780 shares, and did not have shared dispositive power with respect to any shares of Lam common stock. On October 2, 2024, the Company effected a ten-for-one stock split of its common stock and a proportionate increase in the number of authorized shares. The references to shares beneficially owned by BlackRock in this proxy statement have been retroactively adjusted to reflect the stock split.
(3)    All information regarding Vanguard Capital Management (“Vanguard”) is based solely on information disclosed in a Schedule 13G filed by Vanguard with the SEC on April 30, 2026. According to the Schedule 13G filing, of the 93,575,293 shares of Lam common stock reported as beneficially owned by Vanguard as of March 31, 2026, Vanguard had sole voting power with respect to 12,419,549 shares, did not have shared voting power with respect to any shares, had sole dispositive power with respect to 93,575,293 shares, and did not have shared dispositive power with respect to any shares.

Governance Matters
Corporate Governance
Our Board and members of management are committed to responsible corporate governance to manage the Company for the long-term benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the Board and management consider the requirements of federal and state law, including rules and regulations of the SEC; the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”); published guidelines and recommendations of proxy advisory firms; published guidelines of certain of our top stockholders; published guidelines of other selected public companies; the results of stockholder votes; and any feedback we receive from our stockholders. A list of key corporate governance practices is provided in the section titled “Proxy Statement Summary” above.
Corporate Governance Policies
We have instituted a variety of policies and procedures to promote responsible corporate governance, including the following:
Policies and Procedures Summary

Policy or Procedure	Summary
Board committee charters*
Each of the Board’s audit, compensation and human resources, nominating and governance, and innovation and technology committees has a written charter adopted by the Board that delegates authority and responsibilities to the committee.

Each committee reviews its charter, and the nominating and governance committee reviews the charters of all of the committees annually and recommends changes to the Board, as appropriate. See “ – Board Committees” below for additional information regarding these committees.

Corporate governance guidelines*
Our Board has adopted written corporate governance guidelines that outline governance practices and procedures and are reviewed annually by the nominating and governance committee and the Board.

Selected provisions of the guidelines are discussed below, including in the “ – Board Nomination Policies and Procedures,” “ – Director Independence Policies,” and “ – Other Governance Practices” sections below.

Corporate Code of Ethics*
We maintain a code of ethics that applies to all employees, officers, and members of the Board.

The code of ethics establishes standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications. We intend to disclose future amendments to certain provisions of the code of ethics, and waivers of the code of ethics granted to executive officers and directors, on the Investor Relations page of our website at investor.lamresearch.com within four business days following the date of the amendment or waiver.

Code of Conduct*
We maintain a written code of conduct to address a variety of situations that apply to our worldwide workforce. Among other items, the code of conduct addresses relationships and/or conduct with one another, with Lam (including conflicts of interest, safeguarding of Company assets, and protection of confidential information), and with other companies and stakeholders (including anti-corruption).

Insider Trading Policy**
Our insider trading policy addresses the trading of Company stock by our directors, officers, employees, and other individuals associated with us, as well as the Company itself, insider blackout periods, preclearance protocols, and prohibitions on hedging and pledging Company stock. For additional information, see the section titled “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis – II. CY2025 and CY2026 Compensation Programs” below.

*	A copy is available on our website at investor.lamresearch.com/corporate-governance.
**	A copy is available as Exhibit 19.1 to our 2026 Annual Report.
Our Approach To Promoting Board Effectiveness
As part of the Board’s commitment to responsible corporate governance, we have developed a number of practices to enable the Board to function in an effective manner that serves the long-term interests of the Company and its stockholders. Several of the practices that we consider to be most important are summarized in the figure that follows, and the practices themselves are described in greater detail below.

Lam Research Corporation 2026 Proxy Statement 11

Board Effectiveness Practices

Annual nomination review process and new director recruitment on an as-needed basis
Board Nominations
Orientation and mentoring programs for new directors; education programs for all directors
Director Onboarding and Education
Board Composition and Refreshment
Board and Committtee Evaluations
Periodic review of board composition to promote continuity and fresh perspectives
Annual evaluation to support board effectiveness

Board and committee evaluations. Every year, the Board conducts a self-evaluation of the Board, its committees, and the individual directors, overseen by the nominating and governance committee. From time to time, the evaluation is facilitated by an independent third-party consultant. The evaluation solicits the opinions of the directors regarding the effectiveness of the Board, Board committees, and individual directors in fulfilling their obligations. Feedback on Board effectiveness is provided to the full Board for discussion, feedback on each committee’s effectiveness is provided to each committee for discussion, and feedback regarding individual director performance is provided to each individual director. The Board and committees identify and hold themselves accountable for action items stemming from the evaluation. The results of the evaluations are also considered by the nominating and governance committee and the Board as part of the director nomination process.
Board composition and refreshment. The Board and the nominating and governance committee regard Board refreshment as a priority and, in light of the Company’s evolving strategic priorities, regularly evaluate the Board’s composition, tenure, turnover, backgrounds, skills, experiences, time commitments, and committee assignments to help cultivate an appropriate balance of skills, experience, perspectives, and tenure to support the needs of the Company and the Board and to help the Board function effectively. See “Proxy Statement Summary – Director Nominee Composition Highlights and Skills Matrix” for additional information regarding the key qualifications, skills, experiences and characteristics considered by the Board and the nominating and governance committee in nominating our nominees. Since 2023, the Board has gained five new independent directors.
Over a number of years, the Board has appointed directors who have expanded the experiences, areas of substantive expertise, and geographic and industry breadth of the Board, as illustrated by the information provided in their biographies under “Voting Proposals – Proposal No. 1: Election of Directors – 2026 Nominees for Director” below.
The Board is also committed to the pursuit of Board refreshment and balanced tenure. The Board believes that new perspectives and ideas are important to a forward-looking and strategic board, as is the ability to benefit from the valuable experience and familiarity of longer-serving directors who can leverage their experience with the Company and with the industry and business environment in which the Company operates. Our corporate governance guidelines do not impose a term limit on Board service; however, the Board regularly assesses the directors’ tenure mix and strives to maintain an appropriate balance of both fresh perspectives and experience on the Board. In addition, our corporate governance guidelines impose an age limitation for directors to be nominated to the Board, as described under “ – Board Nomination Policies and Procedures – Board Membership Criteria” below.
The Board also considers refreshment and tenure with respect to the leadership and membership of its standing committees, and the nominating and governance committee evaluates short-term and long-term roadmaps for committee membership and leadership on a regular basis. When reviewing committee assignments, the nominating and governance committee considers the rotation of chairs and members with a view toward balancing the benefits derived from the diversity of experience and viewpoints of the various directors. The nominating and governance committee also considers individual directors’ skills, experiences and qualifications, prior committee experience, and other positions and commitments.

Director onboarding and education. To help new directors effectively participate in and contribute to the Board as quickly as possible, we provide a comprehensive orientation and onboarding program for our new directors. Upon joining the Board, new directors participate in an orientation program that includes introductions to other Board members and our senior management team, and in-depth learning about our industry, business, technology, operations, culture, people, performance, strategic plans, risk management, and corporate governance practices, among other topics. The onboarding process may also include tours of one or more of our manufacturing or lab facilities. First time directors (i.e., those without prior public company board experience) are encouraged to attend an outside course shortly after joining the Board.
Our Board is also committed to ongoing education. Our corporate governance guidelines provide that directors are expected to participate in educational events sufficient to maintain their understanding of their duties as directors and to enhance their ability to fulfill their responsibilities. In addition to any external educational opportunities that the directors find useful, the Company and the board leadership are expected to facilitate such participation by arranging for appropriate educational presentations from time to time. In recent years, our Board heard from external advisors on multiple subjects, including industry-related focus areas (such as advanced packaging and specialty technologies), cybersecurity, employee engagement and retention, crisis management, and the geopolitical environment.
Board Nomination Policies and Procedures
Board membership criteria. Under our corporate governance guidelines, the nominating and governance committee is responsible for recommending nominees to the independent directors, and the independent directors nominate the slate of directors for approval by our stockholders. In making its recommendations, whether for new or incumbent directors, the nominating and governance committee assesses the appropriate balance of experience, skills, and characteristics required for the Board at the time.
Our corporate governance guidelines set out a non-exclusive list of factors to be considered by the nominating and governance committee in recommending nominees, which were selected by the Board to promote proper board composition and effectiveness. These factors are reviewed and updated by the Board on a regular basis. The factors include, but are not limited to:
•experience;
•business acumen;
•wisdom;
•integrity;
•judgment;
•the ability to make independent analytical inquiries;
•the ability to understand the Company’s business environment;
•the candidate’s willingness and ability to devote adequate time to board duties;
•specific skills, background, or experience considered necessary or desirable for board or committee service;
•specific experiences with other businesses or organizations that may be relevant to the Company or its industry;
•the interplay of a candidate’s experiences and skills with those of other Board members; and
•any other attribute(s) the Board considers appropriate.
In addition, our corporate governance guidelines provide that a director may not be nominated for re-election or reappointment to the Board after having attained the age of 75 years. To be nominated, a new or incumbent candidate must provide an irrevocable conditional resignation that will be effective upon (1) the director’s failure to receive the required majority vote at an annual meeting at which the nominee faces re-election and (2) the Board’s acceptance of such resignation.
Upon the recommendations of the nominating and governance committee, the independent members of the Board have nominated ten of our current directors for re-election to serve on the Board. As previously disclosed in a current report on Form 8-K, Sohail U. Ahmed and Michael R. Cannon will retire from the Board, effective November 2, 2026, and are not standing for re-election. The size of the Board will be reduced to 10 directors effective upon the retirement of Messrs. Ahmed and Cannon. The Board would like to thank Messrs. Ahmed and Cannon for their dedicated service to the Company. Each nominee’s key qualifications, skills, and attributes considered most relevant to the nomination of the candidate to serve on the Board are reflected in their biography under “Voting Proposals – Proposal No. 1: Election of Directors – 2026 Nominees for Director” below. For a summary of the key qualifications, skills, and attributes of the nominees to the Board, see “Proxy Statement Summary – Director Nominee Composition Highlights and Skills Matrix.”
Nomination procedure. The nominating and governance committee sets specific qualifications for new directors, and identifies, screens, evaluates, and recommends qualified candidates for appointment or election to the Board. The committee considers recommendations from a variety of sources, including search firms, Board members, executive officers, and stockholders. Nominations for election by the stockholders are made by the independent members of the Board. New candidates to join the Board typically meet with our chair, our lead independent director (if applicable), members of the nominating and governance committee, additional board members, and our president and chief executive officer (“CEO”), as well as representatives of the Company’s executive team, prior to being considered for recommendation by the nominating and governance committee for appointment to the Board. See “Voting Proposals – Proposal No. 1: Election of Directors – 2026 Nominees for Director” below for additional information regarding the 2026 candidates for election to the Board.

Lam Research Corporation 2026 Proxy Statement 13

The nominating and governance committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s bylaws and nomination procedures. Our bylaws provide that under certain circumstances, a stockholder, or group of up to 20 stockholders, who have maintained continuous ownership of at least three percent (3%) of our common stock for at least three years may nominate and include a specified number of director nominees in our annual meeting proxy statement that cannot exceed the greater of two or 20% of the aggregate number of directors then serving on the Board (rounded down). Information regarding the nomination procedures is provided in the “Voting and Meeting Information – Other Meeting Information – Stockholder-Initiated Proposals and Nominations for 2027 Annual Meeting” section below. Subject to then-applicable law, stockholder nominations for directors will be evaluated by the Company’s nominating and governance committee in accordance with the same criteria as are applied to candidates identified by the committee or other sources.
Director Independence Policies
Board independence requirements. Our corporate governance guidelines require that a majority of the Board members be independent. The nominating and governance committee annually reviews the independence of each director, including with respect to the Board and each individual committee, and recommends to the Board director independence determinations to be made with respect to continuing and prospective directors. No director will qualify as “independent” unless the Board affirmatively determines that the director qualifies as independent under the Nasdaq rules and has no relationship that would interfere with the exercise of independent judgment as a director. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors (and any such director’s independence must be reassessed by the full Board following such approval).
Board member independence. The Board has determined that, with the exception of Mr. Archer, all current directors are independent in accordance with Nasdaq criteria for director independence. In making the determination, the Board considered any prior employment with the Company, disclosed related party transactions, known familial relationships of directors with employees, and certain commercial transactions involving other parties, none of which were considered by the Board to interfere with the exercise of independent judgment as a director or impair independence.
Board committee independence. All members of the Board’s audit, compensation and human resources, and nominating and governance committees must be independent in accordance with applicable Nasdaq criteria as well as, for compensation and human resources committee members, non-employee directors in accordance with Rule 16b-3 under the Exchange Act. See “ – Board Committees” below for additional information regarding these committees.
Lead independent director. Our corporate governance guidelines provide that the Board shall designate a lead independent director from among the independent members, if the chair is not independent. As described below under “ – Leadership Structure of the Board,” an independent director, Mr. Talwalkar, currently serves as chair of the Board, and as a result, the Board has not designated a lead independent director.
Executive sessions of independent directors. The Board and its audit, compensation and human resources, and nominating and governance committees hold meetings of the independent directors and committee members, without management present, as part of each regularly scheduled meeting and at any other time at the discretion of the Board or committee, as applicable.
Board access to independent advisors. The Board as a whole, and each standing Board committee separately, has the complete authority to retain, at the Company’s expense, and terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate to fulfill their responsibilities.
Leadership Structure of the Board
The Company’s governance framework provides the Board with the authority and flexibility necessary to select the appropriate leadership structure for the Board. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders.
Under our corporate governance guidelines, the Board’s leadership structure includes a chair and may also include a separate lead independent director. Currently, Mr. Talwalkar, an independent director, serves as chair of the Board, and as a result, the Board has not designated a lead independent director.
The chair’s duties include (1) preparing the agenda for the Board meetings with input from the CEO, the Board, and the committee chairs; (2) upon invitation, attending meetings of any of the Board committees of which they are not a member; (3) conveying to the CEO, together with the chair of the compensation and human resources committee, the results of the CEO’s performance evaluation; (4) reviewing proposals submitted by stockholders for action at meetings of stockholders and, depending on the subject matter, determining the appropriate body, among the Board or any of the Board committees, to evaluate each proposal, and making recommendations to the Board regarding action to be taken in response to such proposal; (5) as requested by the Board, providing reports to the Board on the chair’s activities; (6) coordinating and developing the agenda for, and moderating executive sessions of the Board’s independent directors; (7) conveying to the CEO, as appropriate, discussions from executive sessions of the Board’s independent directors; and (8) performing such other duties as the Board may reasonably request from time to time.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices that are intended to promote responsible corporate governance, including the following:
Director resignation or notification of change in executive officer status. Under our corporate governance guidelines, any director who is also an executive officer of the Company must offer to submit their resignation as a director to the Board if the director ceases to be an executive officer of the Company. The Board may accept or decline the offer, in its discretion. The corporate governance guidelines also require a non-employee director to notify the nominating and governance committee if the director changes or retires from their executive position at another public company. The nominating and governance committee reviews the appropriateness of the director’s continuing Board membership under the circumstances, and the director is expected to act in accordance with the nominating and governance committee’s recommendations.
Limitations on director commitments, including other board and committee memberships and leadership. The Board believes that it is critical that directors dedicate sufficient time to their service on the Board. Under our corporate governance guidelines, the nominating and governance committee considers a director’s other board and committee leadership positions and memberships that may affect a director’s ability to contribute effectively to the Board, and evaluates director commitments by reviewing director time devoted to service on our Board and committees (considering both time spent in Board and committee meetings and other time commitments outside of meetings), requiring directors to assess their time commitments, and monitoring the number of directors’ outside directorships and committee memberships, among other items, at least annually. In particular, our corporate governance guidelines provide that Board members may not serve on more than four public company boards (including service on the Company’s Board), and non-employee directors who are executive officers at other public companies may not serve on more than two public company boards (including the Company’s Board), except if a temporary waiver is approved by the chair of the nominating and governance committee. In addition, non-employee directors may not serve on more than three audit committees of public company boards (including the Company’s audit committee), unless otherwise approved by the nominating and governance committee. Finally, the Company’s CEO may not serve on more than one other public company board without obtaining prior approval of such directorship by the nominating and governance committee. All of our directors are currently in compliance with the limitations on director commitments in our corporate governance guidelines.
Director and executive stock ownership. Under the corporate governance guidelines, each non-employee director is expected to own at least five times the value of the annual cash retainer (not including any committee chair or other supplemental retainers for directors) of Lam common stock, by the fifth anniversary of their initial election to the Board. The value is translated into a number of shares by dividing the applicable multiple of the annual cash retainer by the average closing price of our common stock for the 30 trading days through the last trading day of the most recently completed fiscal year as of the measurement date. Guidelines for stock ownership by designated members of the executive management team are described below under “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis.” All of our directors and designated members of our executive management team were in compliance with the Company’s applicable stock ownership guidelines at the end of fiscal year 2026 or have a period of time remaining under the guidelines to meet the requirements.
Communications with board members. Any stockholder who wishes to communicate directly with the Board, with any Board committee, or with any individual director regarding the Company may write to the Board, the committee, or the director c/o Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538. Subject to certain exceptions specified in our corporate governance guidelines, the Secretary will forward communications to the appropriate director(s).
Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the Board’s audit committee by sending written correspondence by mail (to Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, California 94537-5010) or by telephone (855-208-8578) or internet (through the Company’s third-party provider website at www.lamhelpline.ethicspoint.com). The audit committee has established procedures for employee complaints or concerns regarding audit or accounting matters to be received and treated anonymously (if the complaint or concern is submitted anonymously and if permitted under applicable law).
Meeting Attendance
Our Board held a total of five meetings during fiscal year 2026. The number of committee meetings held is shown below under “ – Board Committees”. All of the directors attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which they served during their tenure in fiscal year 2026.
We expect our directors to attend the annual meeting of stockholders each year unless unusual circumstances make attendance impractical. All of the individuals who were directors as of the 2025 annual meeting of stockholders attended that meeting.
Board Committees
The Board has four standing committees: an audit committee, a compensation and human resources committee, a nominating and governance committee, and an innovation and technology committee. The functions, membership, and charter of each are described below. Copies of each committee’s charter are available on our website at investor.lamresearch.com/corporate-governance.

Lam Research Corporation 2026 Proxy Statement 15

Audit Committee
Membership: Eric K. Brandt (Chair), Ita M. Brennan, John M. Dineen, and Bethany J. Mayer
Meetings held in fiscal year 2026: Ten
Key responsibilities:
•oversee the Company’s accounting and financial reporting processes, independent auditors (including by carrying out an assessment of their qualifications and independence), internal audit program, and the audits of its financial statements;
•oversee the Company’s investment policies and performance;
•review the Company’s hedging strategy and tax strategies;
•oversee the Company’s ethics and compliance program;
•oversee the Company’s cybersecurity and information security policies and internal controls;
•oversee management’s implementation and maintenance of internal control over accounting and financial reporting and of reporting systems and procedures designed to identify material misstatements in financial reporting, whether due to error or fraud, including the review of any material changes to the system of internal control over financial reporting;
•review and monitor risk associated with the Company’s (i) investment policy and its investment portfolio performance, (ii) counterparty risk, including the financial position of key counterparties, including key customers, and (iii) debt and banking covenants, liquidity, available credit under revolving or other lines of credit, and access to financing;
•review and approve the Company’s insider trading policy, including amendments and changes thereto;
•review the Company’s earnings press releases, as well as financial information and earnings guidance provided therein;
•review and oversee potential related party and conflict of interest situations, transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC, and any other transaction involving an executive or Board member, and, as appropriate, approve or ratify such transactions; and
•oversee (i) the determination of whether an accounting restatement is required due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and (ii) the preparation of the Company’s accounting restatements to correct such noncompliance.
The Board concluded that all members of the audit committee are independent in accordance with the Nasdaq listing standards and SEC rules for audit committee member independence. Furthermore, each member is able to read and understand fundamental financial statements as required by the Nasdaq listing standards, and the Board has determined that Mr. Brandt and Mss. Brennan and Mayer are each an “audit committee financial expert” as defined in the SEC rules.
Compensation and Human Resources Committee
Membership1: Michael R. Cannon, Mark Fields, Jyoti K. Mehra (Chair), and Abhijit Y. Talwalkar
Meetings held in fiscal year 2026: Five
Key responsibilities:
•review and approve the Company’s executive officer compensation philosophy, objectives, and strategies;
•recommend to the independent members of the Board corporate goals and objectives under our compensation plans;
•recommend, based on the Board’s performance evaluation of the CEO, to the independent members of the Board compensation packages and compensation payouts for the CEO, and approve the compensation packages and compensation payouts for our other executive officers;
•oversee incentive, equity-based plans, and other compensatory plans in which our executive officers and/or directors participate;
•approve the committee report on executive compensation for inclusion, as required, in our annual report and proxy statement;
•oversee management’s determination as to whether our compensation policies and practices, including those related to pay equity laws, create risks that are reasonably likely to have a material adverse effect on the Company; and
•discharge certain responsibilities of the Board with respect to organization and people matters, including executive succession planning, employee engagement programs, and assisting the Board in overseeing environmental, social and governance matters relating to our workforce.
The Board concluded that each of Michael R. Cannon, Anirudh Devgan, Mark Fields, Jyoti K. Mehra, and Abhijit Y. Talwalkar is independent in accordance with the Nasdaq listing standards and SEC rules for compensation committee member independence and a non-employee director in accordance with Rule 16b-3 under the Exchange Act.
1     Effective November 3, 2026, the members of the compensation and human resources committee will be: Anirudh Devgan, Mark Fields, Jyoti K. Mehra (Chair), and Abhijit Y. Talwalkar.

Nominating and Governance Committee
Membership2: Eric K. Brandt, Michael R. Cannon (Chair), Bethany J. Mayer, and Abhijit Y. Talwalkar
Meetings held in fiscal year 2026: Four
Key responsibilities:
•identify individuals qualified to serve as members of the Board and recommend nominees for election as directors;
•recommend committee membership and leadership assignments;
•review our corporate governance guidelines and other governing documents and recommend amendments to the Board;
•oversee self-evaluations of the Board, committees, and individual directors;
•assist the Board in overseeing environmental, social and governance matters not assigned to other committees, including our overall strategy and goals with respect to such matters, sustainability initiatives, climate-related goals, and, in each instance, our progress toward achieving those goals, as well as its related reporting;
•oversee the Company’s political activities and review our policy regarding political contributions and spending;
•develop, assess, and make recommendations to the Board concerning corporate governance matters;
•review the independence of the Board and its committees and recommend director independence determinations to the Board;
•monitor and evaluate the educational needs of directors and make recommendations to the Board where appropriate; and
•administer the process for director candidates nominated by stockholders.
The Board concluded that each of Eric K. Brandt, Michael R. Cannon, John Dineen, Bethany J. Mayer, and Abhijit Y. Talwalkar is independent in accordance with the Nasdaq listing standards for director independence.
Innovation and Technology Committee
Membership3: Sohail U. Ahmed, Anirudh Devgan4, Ho Kyu Kang (Chair), Bethany J. Mayer, and Abhijit Y. Talwalkar
Meetings held in fiscal year 2026: Four
Key responsibilities:
•assist the Board in overseeing the Company’s management of risks associated with the scope, direction, and quality of the Company’s major technology plans and strategies, including its research and development (“R&D”) programs, capabilities, and activities, levels of investment, competitive positioning and intellectual property protection, and the technical, market, and business risks associated with product development and investment;
•review and assess the performance, progress, and effectiveness of the Company’s execution of its technology strategies; and
•assist the Board in overseeing the Company’s management of risks associated with existing and future trends in technology and relevant markets that may affect the Company’s plans and strategies.
Board’s Role and Engagement
General. The Board oversees the management of the business and affairs of the Company. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved for the stockholders. Board agendas facilitate dialogue between the Board and management regarding drivers of long-term stockholder value and key strategic and operational risks. The Board’s and its committees’ agendas include both regular, recurring topics as well as time for special agenda topics that are scheduled on an as-needed basis by the Board or committee chairs, as applicable.
The Board and its committees have the primary responsibilities for:
•overseeing the Company’s business strategies, and approving the Company’s capital allocation plans and priorities, annual operating plan, and major corporate actions as set forth in the below sub-bullets;
◦a strategic plan is presented to the Board for discussion on an annual basis;
◦an operating plan is presented to the Board for discussion on an annual basis, and updates are presented at each quarterly Board meeting; and
◦capital allocation plans and priorities and other major corporate actions are presented and discussed as part of regular management updates and as special agenda topics, as appropriate.
•appointing, annually evaluating the performance of, and approving the compensation of, our CEO;
•reviewing with our CEO the performance of the Company’s other executive officers and approving their compensation;
•reviewing and approving CEO and top leadership succession planning;
2     Effective November 3, 2026, the members of the nominating and governance committee will be: Eric K. Brandt, John Dineen, Bethany J. Mayer (chair), and Abhijit Y. Talwalkar.
3     Effective November 3, 2026, the members of the innovation and technology committee will be Anirudh Devgan, Ho Kyu Kang (chair), Bethany J. Mayer, and Abhijit Y. Talwalkar.
4     Dr. Devgan joined the committee on February 3, 2026.

Lam Research Corporation 2026 Proxy Statement 17

•advising and mentoring the Company’s senior management;
•overseeing the Company’s internal control over financial reporting and disclosure controls and procedures;
•overseeing the Company’s material risks and enterprise risk management processes and programs, with critical enterprise risks presented to the full Board at least annually;
•overseeing the Company’s ethics and compliance programs, including the Company’s code of ethics, with updates presented to Board annually and to the audit committee or Board quarterly;
•overseeing the Company’s information security programs (including cybersecurity), with updates presented to the Board annually and to the audit committee or Board quarterly;
•overseeing the Company’s human capital management, with updates presented to the compensation and human resources committee quarterly and to the full Board annually;
•overseeing the Company’s environmental, health, and safety (“EHS”) program, with updates presented to the full Board annually;
•overseeing environmental, social and governance matters, with quarterly updates on our program and performance provided to the nominating and governance committee, and the Company’s strategy, goals and performance presented to, and its related reporting reviewed by, the full Board annually; and
•overseeing the Company’s political activities, with updates presented quarterly to the nominating and governance committee and annually to the full Board.
Risk Oversight. Effective and comprehensive risk management is critical to our success, given the dynamic economic, geopolitical, technological (including AI), and social landscape in which we operate. Our Board is actively engaged in risk oversight both directly and through its committees. As a general matter, the Board exercises its oversight responsibility directly, including by overseeing management’s implementation of our Enterprise Risk Management (“ERM”) program. Our process for identifying, assessing, and managing emerging and evolving areas of risk, such as AI, is integrated into our ERM program. In addition, the Board delegates oversight of certain risks to its various committees as further detailed below. The Board and, as applicable, each of its committees, oversee our risk profile by regularly reviewing management’s assessment of the Company’s material risks and evaluating management’s risk mitigation strategies.
Our ERM program is an enterprise-wide program designed to leverage existing management processes to enable effective identification of critical enterprise risks, design and implementation of appropriate risk mitigation strategies, and regular assessment of the status of risks and mitigation plans. The ERM program (i) establishes a comprehensive, enterprise-wide system to identify, evaluate, manage, and report risks, (ii) clearly defines management’s roles and responsibilities by allocating responsibility for specific risks to specific members of our senior management team, and (iii) facilitates dialogue between senior management and the Board regarding the Company’s top risks. The ERM program also complements and works in parallel with our Business Continuity Management System with respect to the management of risks that have the potential to disrupt our business operations.
As part of the ERM framework, our management team seeks to create a comprehensive index of the Company’s top enterprise risks by gathering information and input regarding specific categories of risk from designated individuals representing each of the Company’s business units on a quarterly basis. The ERM process involves the identification and ranking of the Company’s top risks, as well as an assessment of the interactions among those risks. The imminence and timeframe of each relevant enterprise risk informs, in part, the relevant risk mitigation strategy and response time. Further, risks are evaluated based on their likelihood and impact, and appropriate risk mitigation strategies are designed based on such evaluation. On an as needed basis, we employ outside advisors to aid in assessing specific risks, provide benchmarking data, or provide information regarding trends or recent regulatory changes applicable to the Company’s risk profile. In calendar year 2026, management placed particular emphasis on evaluating risks and opportunities associated with AI and addressing them appropriately through the Company’s ERM program.
Our chief legal officer (“CLO”), who reports to the chief executive officer, has overall responsibility for the ERM program. The CLO is responsible for coordinating the annual ERM risk reviews. Further, our CLO and/or the relevant risk owners provide the Board with annual reports regarding the critical enterprise risks, including an assessment of the likelihood and impact of each identified risk and related risk mitigation strategies. Updates on critical risks are also provided through regular reports to the Board related to the Company’s business operations, strategy, and financial results. In addition, our chief information security officer and chief compliance officer provide quarterly reports to the Audit Committee on relevant information security and compliance issues, respectively, and annually report to the Board regarding the Company’s information security and ethics and compliance programs. Further, members of our Internal Audit function provide the Audit Committee with quarterly reports regarding the effectiveness and adequacy of the Company’s controls, risk management, compliance, financial reporting, and governance processes.
In specific cases, the Board has delegated its risk oversight responsibility to committees of the Board based on each committees’ respective areas of responsibility and expertise, as described in further detail above in “ – Board Committees” and in the charters of the respective committees. Committees that have been charged with risk oversight regularly report to the Board on those risk matters within their areas of responsibility. Risk oversight responsibility has been allocated between the Board and its committees as summarized in the following figure and described in more detail below.

Risk Oversight

Board of Directors

Ultimate responsibility for risk oversight, including oversight of our ERM program; exercises its authority both directly and through its committees

Audit Committee

Risks overseen include those related to our accounting and financial reporting, internal controls, financial statement audits, independent auditor, internal audit function, investment policy and investment portfolio performance, counterparties, debt and banking covenants, related party transactions, hedging strategies, tax strategies, ethics and compliance program, and information security program (including cybersecurity)

Nominating and Governance Committee

Risks overseen include those related to our corporate governance, board effectiveness, director independence, Board and committee composition, political activities, and environmental, social, and governance matters not assigned to other committees, including climate-related risks and opportunities

Compensation and Human Resources Committee

Risks overseen include those related to our equity and executive compensation programs and plans, executive succession plans, employee engagement programs, human capital management, and environmental, social, and governance matters relating to our workforce

Innovation and Technology Committee

Risks overseen include those related to the scope, direction, and quality of our major technology plans and strategies, competitive positioning, intellectual property protection, product development and investor, the execution of our technology strategies, and trends in technology and relevant markets

Information Security (including Cybersecurity) Oversight. Our Board recognizes the significant role of information security in safeguarding our valuable intellectual property, along with the confidentiality, integrity, and availability of the data of our customers, employees, and suppliers. The Board is responsible for overseeing our strategy and approach to addressing information security risks, including the management and assessment of risks from cybersecurity threats, both directly and through the audit committee. The audit committee is responsible for reviewing and monitoring the Company’s cybersecurity and information security policies and its internal controls regarding cybersecurity and information security. In addition, the audit committee is responsible for regularly reporting to the Board on the substance of such reviews and, as necessary, recommending to the Board such actions as it deems appropriate. Our chief information security officer (“CISO”) reports on information security risks at least annually to the Board and quarterly to the audit committee or Board.
In addition, we have implemented processes, which are integrated into the Company’s ERM program, for the identification, assessment, and management of material risks from cybersecurity threats. Our CISO, who has over 30 years of experience in information security and technology leadership, has primary responsibility for (i) leading our global information security program, (ii) managing the cybersecurity risks identified as part of the ERM program, and (iii) developing, implementing, and enforcing security policies and maintaining information security systems.
A key component within our ERM framework is a robust information security risk management program, which includes:
•risk assessments designed to help identify risks to our critical systems, information, services, and our broader global information systems environment;
•a security team principally responsible for managing (i) our cybersecurity risk assessment processes, (ii) our security controls, and (iii) our response to cybersecurity incidents;
•the use of external service providers, where appropriate, to aid in assessing specific risks, provide benchmarking data, provide information regarding trends or recent regulatory changes applicable to our risk profile, or to test or otherwise assist with aspects of our security processes;
•the periodic engagement of an independent third-party expert to evaluate our security capabilities;
•mandatory annual cybersecurity awareness training of our employees, including incident response personnel and senior management, as well as conducting periodic tests with our user population to reinforce good information security practices;
•a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents, including those impacting the Company’s manufacturing sites;
•processes to identify vulnerabilities, breach attempts, and possible criminal activity by external parties; and

Lam Research Corporation 2026 Proxy Statement 19

•processes to assess the practices of our suppliers and third-party service providers relative to protecting the security of our information.
Additionally, the Company holds International Organization for Standardization 27001-2022 certification for information security at our corporate headquarters. For further details about our information security oversight, please see our 2026 Annual Report.
Political Activity Oversight. Engagement in the political and public policy process is essential to the Company’s strategic priorities and serves the interests of its stockholders and employees. Our nominating and governance committee oversees the Company’s political activities for alignment with Company policy. The committee is also responsible for reviewing the Company’s policy regarding political activities, and for reviewing payments to trade associations and other third parties that may be used for political or lobbying purposes. Our political activities are led by our Corporate Vice President of Global Trade and Government Affairs (“GTGA”), who is responsible for reporting to the full Board at least annually, and to the nominating and governance committee at least quarterly on the Company’s political activities, which includes a review as necessary of updates to the Company’s policy regarding political activities and payments to trade associations and other third parties that may be used for political or lobbying purposes.
Our GTGA group plays a central role in helping us navigate export control requirements and works closely with our leadership to facilitate a compliant, proactive response to new requirements. Externally, the GTGA group plays a leading role in industry efforts to amplify our voice in the wafer fabrication equipment industry and larger semiconductor ecosystem.
We have also established an employee-funded political action committee, Leading American Microelectronics Political Action Committee (“LAMPAC”). Using voluntary contributions from eligible employees, LAMPAC supports candidates whose policy goals align with our advocacy agenda. To promote proper administration of the LAMPAC and to maintain compliance with federal regulatory requirements, only authorized GTGA personnel are involved in LAMPAC’s operations. The political action committee files routine public disclosures of its activity with the Federal Election Commission.
As a matter of company policy, we do not make direct political contributions of any kind to political parties, candidates, or political committees, nor do we make payments to influence the outcome of ballot measures, engage in independent political expenditures in direct support of or opposition to candidates, or engage in indirect political spending, such as through our supply chain, consultants, or third-party organizations, including 501(c)(4) or 527 entities. For more details regarding our political activities, please refer to our public policy engagement and political activity statement located on the Investors section of our website at investor.lamresearch.com/corporate-governance.
Stockholder Engagement
We believe that engagement with our stockholders is an important part of effective corporate governance. Our senior management, including our president and CEO, chief financial officer, and members of our Investor Relations team, maintain regular contact with a broad base of investors through quarterly earnings calls, meetings, investor day events, industry conferences, and other investor and industry events. Through these interactions, over the course of calendar year 2025, senior management and Investor Relations met with stockholders collectively holding approximately 47% of our shares (based on averaged quarterly holdings, as reported by investors to the SEC). In addition, we engage with major stockholders on governance, executive compensation, environmental and social topics of interest to them. This outreach is generally conducted outside of our proxy solicitation period and, depending on the topics, includes members of our Investor Relations, Human Resources, Legal, and other functions, and may also include members of the Board. During the proxy solicitation period, we may also engage with our stockholders about topics to be addressed at our annual meeting of stockholders. Our process for engaging with stockholders on governance topics and annual meeting proposals is illustrated below.
Stockholder Governance Engagement Cycle
Through these engagements, we receive valuable input from our stockholders, which helps us evaluate key initiatives from additional perspectives. We share the opinions and information received from our stockholders with the Board. Over the last few years, we have heard from stockholders about their views on subjects such as executive compensation, environmental, social, and governance goals and related progress, culture, leadership transitions, returning capital to stockholders, director tenure, board refreshment and composition, director skills and experiences, director time commitments, stockholders’ right to call special meetings, political activities, AI, geopolitical considerations, and supply chain management. Understanding the feedback shared with us, we have maintained our focus on board composition and refreshment based on skills and experiences, workforce culture, pay for performance, and risk oversight. In addition, we have added additional areas of board oversight, including oversight over political activities, augmented the Board’s oversight of technology strategy and risk through the creation of the board innovation and technology committee, enhanced our proxy statement and annual Global Impact report disclosures, and amended our bylaws to enable stockholders who have owned at least 20% of the outstanding shares of our common stock continuously for at least one year to call a special meeting of stockholders.
We engaged in extensive stockholder outreach on governance topics and annual meeting proposals in 2025 during the proxy solicitation period, as illustrated below. We have also summarized our governance outreach efforts and described the topics discussed below:

Lam Research Corporation 2026 Proxy Statement 21

2025 Stockholder Governance Outreach Summary

Topics	What we heard from our stockholders in 2025	Our Perspective/How we responded
Board Composition, and Governance	Stockholders continued to express positive feedback on our overall governance practices, including Board composition, structure, refreshment, the Board’s approach to considering director skills and experiences, and our governance disclosures. A number of stockholders communicated a preference to revisit or lower the ownership threshold required for stockholders to call a special meeting, and approximately 41% of votes cast at our 2025 annual meeting voted in favor of a stockholder proposal requesting the Company to lower the ownership threshold for our existing stockholder right to call a special meeting from 20% to 10%. A small number of stockholders reiterated expectations for higher level of gender diversity. Some stockholders have more stringent overboarding policies, especially for board chairs.
Our Board considered the voting results of our 2025 annual meeting and the related stockholder feedback and continues to believe a 20% ownership threshold, together with a one-year holding period, for calling a special meeting is in the best interests of stockholders. We also continued to refresh our Board composition, with a focus on maintaining Board effectiveness by adding a new director in 2026 with strong leadership, financial, and industry experience. We continue to monitor evolving stockholder expectations, regulatory developments, and peer practices as we evaluate whether our Board composition and service limitations remain appropriate.

Environmental, Social and Human Capital Oversight	Stockholders provided favorable feedback on our ESG strategy, initiatives, and disclosures. Some stockholders expressed interest in our progress toward our Scope 1, 2, and 3 emissions goals, including our emissions reductions, customer and supplier engagement, and advancement of science-based targets, as well as our renewable energy goals and water risk management.
We continue to make progress on our climate and sustainability goals, assess opportunities to enhance disclosures, and engage with suppliers and industry partners on emissions reduction, responsible sourcing, and water stewardship. For further information, please see our Global Impact report for calendar year 2025 (available on our website at lamresearch.com/company/environmental-social-and-governance/).

AI Governance and Oversight	Some stockholders asked questions regarding AI risks and opportunities, particularly related to product innovation, Board oversight of AI, and internal applications of AI tools.
We expanded our discussion of risk oversight in this proxy statement to also address AI and will continue to monitor the regulatory landscape, technological developments, and peer practices to evolve our AI governance framework, risk oversight approach, and disclosures. Our 2025 Global Impact report also includes disclosures regarding the Company’s guidelines for the use of generative AI tools in the workplace.

Risk Oversight	Some stockholders expressed interest in risks related to export controls, supply chain resilience, and geopolitics, including the Board’s oversight of these risks.
Our Board benefits from significant global manufacturing and supply chain management experience, supporting oversight of export-control compliance, supply chain resilience, and geopolitical risk management. This oversight is complemented by our GTGA group that engages on policy and regulatory developments, including export controls, supports our compliance efforts with customers globally, and reports regularly to the Board and the nominating and governance committee. For additional information, see “ – Board’s Role and Engagement – Risk Oversight” above.

Executive Compensation
See “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis – I. Overview of Executive Compensation – 2025 Say on Pay Voting Results and Stockholder Outreach” beginning on page 34.

Culture and Human Capital Management
Lam is proud to be a driving force in shaping the global semiconductor talent workforce. The Board is actively engaged in overseeing our culture and the management of human capital, both directly and through its compensation and human resources committee. The compensation and human resources committee’s responsibilities include organizational and people matters, including reviewing executive officer succession plans as described below, reviewing employee engagement programs, and reviewing and assisting the Board in overseeing both human capital management and our workforce. Our chief human resources officer reports to the compensation and human resources committee on at least a quarterly basis on key human capital metrics and our progress relative to our human capital goals, to assist the committee in assessing organizational health. While the metrics and areas of focus are subject to change over time, reflecting changing areas of operational focus, during fiscal year 2026, they included metrics and goals relating to retention, hiring, engagement, and other workforce-related matters.
One of the Board’s responsibilities is to oversee the performance, development, and succession of our executive talent. In addition, members of the Board support executive development through mentorship opportunities. However, the Board’s involvement in people development extends beyond the executive team. The Board and the compensation and human resources committee engage with management across a broad range of human capital related topics. Beyond supporting professional development, we offer programs designed to enhance safety and well-being, foster teamwork and connection, and support future-ready communities worldwide. To this end, we have focused on learning and development, employee engagement and recognition, providing a comprehensive compensation and benefits package, and the health and safety of our employees. All of our named executive officers have compensation goals related to employee engagement and talent, to help align members of our executive team with our corporate goals in these areas and hold them accountable for the results achieved (see “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis” below for more details).
In addition, employee engagement and voice are important to Lam’s culture. We regularly engage employees to find out what’s working and how we can better meet their evolving needs. We conduct a global survey at a regular cadence to gather input on employees’ workplace experience, including culture, career growth, manager effectiveness, and other topics. We also solicit employee feedback through in-person and online employee forums, engagement sessions, all-employee meetings, conversations with managers, and our human resource and employee relations teams. The Board believes that visits to our facilities and regular direct engagement with employees enable it to assess our culture first-hand. Since 2017, the Board has visited our facilities in California; Malaysia; Oregon; Taiwan; and South Korea; and regularly meets directly with employees in small groups to engage with and hear directly from them. Our Board has conducted engagement sessions with a range of groups, including recent college graduates, vice presidents, members of employee resource groups, managers, executives in customer-facing roles, and other employees. These surveys and engagements provide management and the Board with valuable employee feedback and help the executive leadership team to focus on promoting a culture and workplace environment that is consistent with Lam’s core values and with achieving our human capital and strategic goals.
Our teams need a high level of expertise, varied perspectives, and complementary skill sets. To support Lam’s business needs, it is important that employees feel comfortable sharing and responding to new ideas, which requires a sense of belonging, mutual trust, and respect. With this in mind, we strive to align our workplace with Lam’s Core Values to help us recruit, retain, and advance our employees, and promote both their professional and personal well-being. We endeavor to enhance our employee development programs by expanding resources available for professional development, facilitating the creation of additional employee resource groups, providing new job rotation and mentoring programs, and expanding our management training offerings. Further, we recognize our employees for excellence and celebrate moments that matter through a variety of both in-person and virtual recognition programs.
Prioritizing the health, safety, and well-being of our employees is important to our ongoing success. Through training and engagement, we seek to foster a robust safety culture, mitigating risks by implementing safety protocols and controls. Our goal is to apply our environmental, health, and safety policies, programs, and response plans (“EHS Policies”) to any location in which we operate. In addition, we seek to extend our EHS Policies to anyone who works on our sites with the intent to provide a safe environment during both routine and extraordinary circumstances. We monitor our safety performance at the enterprise, regional, and site levels, and our Board receives updates on our EHS program at least annually. We also offer flexible work arrangements and seek to provide benefits and resources that support the needs, wellbeing, and health of our employees.
We aim to maintain and cultivate a workplace where every employee has opportunities to perform to their highest potential. Consistent with our Core Value of accountability, we regularly reflect on our progress in recruiting, hiring, and retaining a high‑performing workforce. We conduct an annual compensation practices (pay equity) assessment of our pay practices and systems designed to promote fairness across the workforce and compliance with applicable laws. The charter of our compensation and human resources committee includes oversight responsibility for our compensation policies and practices related to pay equity laws. We maintain employment policies and procedures aimed at reinforcing our commitment to non-discrimination, a harassment-free environment, and compliance with applicable laws in our employment practices. We prohibit unlawful discrimination, harassment, and retaliation in any aspect of employment, including recruiting, hiring, promotion, compensation, and employee interactions. Our Global Employment Practices Statement declares our support of equal employment opportunities, workers’ rights to freedom of association, and collective bargaining, to the extent permitted under local laws. In addition, our human rights policy aims to further promote the protection, safety, and dignity of all of our employees. Our most recent EEO-1 report can be found in the environmental, social, and governance section of our website at lamresearch.com/company/environmental-social-and-governance/. Our EEO-1 report shall not

Lam Research Corporation 2026 Proxy Statement 23

be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The EEO-1 report shall not be deemed soliciting material.
For further details about our human capital management, please see our 2026 Annual Report, as well as our most recent Global Impact report.
Environmental, Social, and Governance
Our governance framework for ESG matters is illustrated below. While our Board is actively engaged in the overall oversight of these matters, the nominating and governance committee has the primary responsibility for oversight of our priorities related to ESG matters. For human capital and workforce-related issues, the compensation and human resources committee holds oversight responsibility. The audit committee is responsible for oversight of ethics and compliance and information security. Our executive leadership provides regular updates to the Board and its committees and engages them to discuss strategy, gain alignment on goals, and report on progress. Our CEO and members of the CEO staff participate in our ESG and net zero executive steering committees, which are responsible for guiding our strategy, approving and supporting initiatives, and holding business leaders accountable. Our cross-functional ESG leadership team is responsible for proposing goals, developing and executing strategy, and embedding strategy into our operations management system. Our net zero leadership team is responsible for working with business units to integrate climate considerations into decision-making processes, driving progress on our net zero strategy, and tracking performance against our climate goals. In addition, we have topic-specific working groups to address key issues.
Lam’s ESG Governance Structure

For more information about our ESG efforts, including climate-related efforts, please refer to our annual Global Impact report available on our website at www.lamresearch.com/global-impact-report/. Our Global Impact report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The Global Impact report shall not be deemed soliciting material.

Director Compensation
Our director compensation is designed to attract and retain high-caliber directors and to align director interests with those of stockholders. The compensation and human resources committee’s independent compensation consultant advises the committee with respect to non-employee director compensation and assists with the review of competitiveness of such compensation. In August 2021, our Board initially adopted our current non-employee director compensation program, which was most recently amended and approved by the Board in May 2024. The objective of the non-employee director compensation program is to target and pay the non-employee directors at the median of our Peer Group (as defined and described below under “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis – III. Executive Compensation Governance and Procedures – Peer Group Practices and Survey Data”), as measured every other year.
Under the non-employee director compensation program, non-employee director compensation is compared to our Peer Group with the results provided to the compensation and human resources committee annually. Every other year, if this comparison shows any element of non-employee director compensation to be below the 50th percentile when compared to our Peer Group, this element will be automatically increased to a value equal, as nearly as practicable, to the 50th percentile. Any changes are effective on the date of our next annual meeting of stockholders for service in the following calendar year (e.g., an adjustment was made in connection with the August 2025 compensation and human resources committee meeting, and such adjustment was effective on the date of our annual stockholder meeting in November 2025 for service in calendar year 2026). The committee may at any time recommend that the Board exercise, and the Board may at any time exercise, negative discretion to reduce or not increase any element of non-employee director compensation, but the program does not authorize the exercise of positive discretion over non-employee director compensation. The Board may modify, replace, supersede or cancel the non-employee director compensation program at any time. The elements of the program are described below.
Under our 2025 Stock Incentive Plan, the total value of awards granted to any non-employee director in a single calendar year, plus cash fees payable to the director for the director’s service in such calendar year, may not exceed an aggregate value (computed as of the date of grant) of $1,000,000. For a non-employee chair of the Board, the limit is $1,500,000. These maximum values were determined by our compensation and human resources committee in consultation with Compensia, its independent compensation consultant, and designed to provide a suitable limit for the life of the 2025 Stock Incentive Plan.
In the case of Mr. Archer, our president and CEO, his executive compensation (which is described below under “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis”) is reviewed annually by the independent members of the Board. Mr. Archer does not receive additional compensation for his service on the Board.
Non-employee director compensation. Non-employee directors receive annual cash retainers and equity awards. The chair of the Board, the lead independent director (if applicable), and committee chairs and members receive additional cash retainers. Non-employee directors who join the Board or a committee mid-year receive pro-rated cash retainers and equity awards, as applicable. Our non-employee director compensation program is based on service during the calendar year; however, SEC rules require us to report compensation in this proxy statement on a fiscal year basis. Cash compensation paid to non-employee directors for the fiscal year ended June 28, 2026, together with the annual cash compensation program components in effect for calendar years 2026 and 2025, is shown below.
Director Annual Retainers

Annual Retainers(1)	Calendar Year 2026 ($)	Calendar Year 2025 ($)	Fiscal Year 2026 ($)
Non-employee Director	100,000	100,000	100,000
Chair	155,000	152,500	155,000
Audit Committee – Chair	40,000	35,000	40,000
Audit Committee – Member	15,000	15,000	15,000
Compensation and Human Resources Committee – Chair	30,000	30,000	30,000
Compensation and Human Resources Committee – Member	12,500	10,000	12,500
Innovation and Technology Committee – Chair	20,000	20,000	20,000
Innovation and Technology Committee – Member	10,000	10,000	10,000
Nominating and Governance Committee – Chair	20,000	20,000	20,000
Nominating and Governance Committee – Member	10,000	10,000	10,000

Lam Research Corporation 2026 Proxy Statement 25

(1)    Each Director is entitled to an annual non-employee director cash retainer. Directors are also entitled to supplemental retainer fees if they have board leadership positions (e.g., chair) and/or are either committee chairs or members.
Each non-employee director also receives an annual RSU award on the first Friday following the annual meeting. For the equity awards granted in November 2025, these had a targeted value equal to $240,000. These awards generally vest on October 31 in the year following the grant and are subject to the terms and conditions of the Company’s 2025 Stock Incentive Plan, as amended, or other equity plan (the “Equity Plan”), and the applicable award agreements. These awards immediately vest in full: (1) if a non-employee director dies, (2) upon the occurrence of a “Corporate Transaction” (as defined in the Equity Plan), or (3) on the date of the annual meeting, if the annual meeting during the year in which the award was expected to vest occurs prior to the vest date and the non-employee director is not re-elected or retires or resigns effective immediately prior to the annual meeting. Non-employee directors who commence service after the annual equity award has been granted receive on the first Friday following the first regularly scheduled, quarterly Board meeting attended a pro-rated award based on the number of regularly scheduled, quarterly Board meetings remaining in the year as of the effective date and time of the director’s appointment. The pro-rated awards are subject to the same vesting schedule, terms and conditions as the annual equity awards, except that if the award is granted on the first Friday following the regularly scheduled quarterly November Board meeting, the award vests immediately. Unless there is an acceleration event, the RSUs granted to each current director for service during calendar year 2026 will vest in full on October 31, 2026, subject to the director’s continued service on the Board.
The following table shows compensation for fiscal year 2026 for persons serving as directors during fiscal year 2026 other than Mr. Archer:
Director Compensation for Fiscal Year 2026

	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Total ($)
Sohail U. Ahmed	110,000	(2)	258,870	(3)	368,870
Eric K. Brandt	150,000	(4)	258,870	(3)	408,870
Ita M. Brennan	115,000	(5)	258,870	(3)	373,870
Michael R. Cannon	132,500	(6)	258,870	(3)	391,370
Anirudh Devgan	110,000	(7)	262,704	(8)	372,704
John M. Dineen	115,000	(9)	258,870	(3)	373,870
Mark Fields	112,500	(10)	258,870	(3)	371,370
Ho Kyu Kang	120,000	(11)	258,870	(3)	378,870
Bethany J. Mayer	135,000	(12)	258,870	(3)	393,870
Jyoti K. Mehra	130,000	(13)	258,870	(3)	388,870
Abhijit Y. Talwalkar	287,500	(14)	258,870	(3)	546,370
(1)    The amounts shown in this column represent the grant date fair value of unvested RSU awards granted during fiscal year 2026 in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation (“ASC 718”). However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The fair value of RSUs was calculated based on the fair market value of the Company’s common stock at the date of grant, discounted for dividends since the RSUs do not have dividend equivalent rights.
(2)    Mr. Ahmed received $110,000, representing his annual retainers for calendar year 2026 of $100,000 for service as a director and $10,000 for service as a member of the innovation and technology committee.
(3)    On November 7, 2025, each non-employee director who was on the Board at such time received an annual grant for calendar year 2026 of 1,635 RSUs, based on the target value of $240,000 divided by the 30 trading day average of the closing price per share of Lam’s common stock prior to the grant date, $146.79, rounded down to the nearest share. All of these RSUs were outstanding and unvested as of June 28, 2026.
(4)    Mr. Brandt received $150,000, representing his annual retainers for calendar year 2026 of $100,000 for service as a director, $40,000 for service as the chair of the audit committee, and $10,000 for service as a member of the nominating and governance committee.
(5)    Ms. Brennan received $115,000, representing her annual retainers for calendar year 2026 of $100,000 for service as a director and $15,000 for service as a member of the audit committee.
(6)    Mr. Cannon received $132,500, representing his annual retainers for calendar year 2026 of $100,000 for service as a director, $20,000 for service as the chair of the nominating and governance committee, and $12,500 for service as a member of the compensation and human resources committee.
(7)    Dr. Devgan received $110,000, representing his annual retainers for calendar year 2026 of $100,000 for service as a director and $10,000 for service as a member of the innovation and technology committee.
(8)    On February 6, 2026, Dr. Devgan received an annual grant for calendar year 2026 of 1,141 RSUs, based on the target value of $240,000 divided by the 30 trading day average of the closing price per share of Lam’s common stock prior to the grant date, $210.24, rounded down to the nearest share.
(9)    Mr. Dineen received $115,000, representing his annual retainers for calendar year 2026 of $100,000 for service as a director and $15,000 for service as a member of the audit committee.
(10)    Mr. Fields received $112,500, representing his annual retainers for calendar year 2026 of $100,000 for service as a director and $12,500 for service as a member of the compensation and human resources committee.

(11)    Dr. Kang received $120,000, representing his annual retainers for calendar year 2026 of $100,000 service as a director and $20,000 for service as the chair of the innovation and technology committee.
(12)    Ms. Mayer received $135,000, representing her annual retainers for calendar year 2026 of $100,000 for service as a director, $15,000 for service as a member of the audit committee, $10,000 for service as a member of the innovation and technology committee, and $10,000 for service as a member of the nominating and governance committee.
(13)    Ms. Mehra received $130,000, representing her annual retainers for calendar year 2026 of $100,000 for service as a director and $30,000 for service as the chair of the compensation and human resources committee.
(14)    Mr. Talwalkar received $287,500, representing his annual retainers for calendar year 2026 of $100,000 for service as a director, $155,000 for service as chair of the Board, $12,500 for service as a member of the compensation and human resources committee, $10,000 for service as a member of the innovation and technology committee, and $10,000 for service as a member of the nominating and governance committee.

Lam Research Corporation 2026 Proxy Statement 27

Compensation Matters
Executive Compensation and Other Information
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including the compensation earned by our fiscal year 2026 “Named Executive Officers” (“NEOs”), who are as follows:
Named Executive Officers for Fiscal Year 2026

Named Executive Officer	Position
Timothy M. Archer	President, Chief Executive Officer
Douglas R. Bettinger	Executive Vice President, Chief Financial Officer
Seshasayee (Sesha) Varadarajan	Executive Vice President, Chief Operating Officer
Neil J. Fernandes	Senior Vice President, Global Customer Operations
Vahid Vahedi	Senior Vice President, Chief Technology and Sustainability Officer
Our CD&A is organized according to the following structure:

I. OVERVIEW OF EXECUTIVE COMPENSATION
Our Compensation Cycle

Although we have a June fiscal year end, our executive compensation program is generally designed and oriented on a calendar year basis to correspond with our calendar year-based business planning. This CD&A generally reflects a calendar year (“CY”) orientation rather than a fiscal year (“FY”) orientation, as shown below. The Executive Compensation Tables following this CD&A are based on our fiscal year, as required by SEC regulations.
Executive Compensation Calendar-Year Orientation
Our Business, Our Industry Environment, and Our Financial Performance

Overall, calendar year 2025 was a growth year for Lam’s revenue, as overall wafer fabrication equipment spending grew strongly.
Highlights for calendar year 2025:
•achieved revenue of approximately $20.6 billion for the calendar year, representing an approximately 27% increase over calendar year 2024;
•generated operating cash flow of approximately $7.1 billion, which represents approximately 35% of revenues; and
•generated sufficient cash flow to support payment of approximately $1.2 billion in dividends to stockholders.
In the first half of calendar year 2026, we saw improved memory-related investments as well as growth in spending from leading edge foundry and logic customers.
For the March and June 2026 quarters combined, Lam delivered revenues of approximately $12.6 billion and operating cash flows of approximately $2.6 billion.
Our Pay-for-Performance Orientation

To align with stockholders’ interests, our executive compensation program is designed to foster a pay-for-performance culture and achieve the executive compensation objectives described in “ – Executive Compensation Philosophy and Program Design – Executive Compensation Philosophy” below. We have structured our compensation program and payouts to reflect these goals. Highlights of our executive compensation program are listed in “Proxy Statement Summary – Executive Compensation Highlights” on page 6 above and in “ – Executive Compensation Snapshot: Programs and Recent Outcomes” on page 31 below. Our president and CEO’s compensation in relation to our revenue and net income is shown below.

Lam Research Corporation 2026 Proxy Statement 29

CEO Pay for Performance for Fiscal Years 2021-2026
(1)    “CEO Total Compensation” consists of base salary, annual incentive payments, and “All Other Compensation” as reported in the “Summary Compensation Table” below, and the target award opportunities for equity-based awards both under the Long-Term Incentive Program or otherwise. Target award opportunities for equity-based awards under the Long-Term Incentive Program (expressed as a U.S. dollar value) are converted to equity awards on the grant date using the 30 trading day average of the closing price of our common stock prior to the grant date. Target award opportunities differ from the values of equity awards shown in the “Summary Compensation Table” below, which represent the grant date value of the awards determined in accordance with ASC 718.
The calendar year 2026 increase in our CEO’s total compensation as shown above was primarily driven by an increase in his Long-Term Incentive Program (“LTIP”) award opportunity. In determining the CEO’s calendar year 2026/2028 LTIP target opportunity, the committee5 considered its desire to continue to incentivize outperformance and remain competitive relative to market practices.
The graph below compares Lam’s cumulative five-year TSR with the total returns of the Nasdaq Composite Total Return Index, the Standard & Poor’s (“S&P”) 500 (TR) Index, and the Philadelphia Semiconductor Sector Total Return Index.
Comparison of Cumulative Five-Year Total Return*

$700
$600
$500
$400
$300
$200
$100
06/25/21
06/26/22
06/25/23
06/30/24
06/29/25
06/28/26
Lam Research Corporation
Philadelphia Semiconductor Sector Total Return Index
Nasdaq Composite Total Return Index
S&P 500 (TR) Index**

*    $100 invested on June 25, 2021 in stock or index, including reinvestment of dividends.
**    Copyright © 2026 Standard & Poor’s, a division of S&P Global. All rights reserved.
5     For purposes of this CD&A, a reference to a compensation action or decision by the committee with respect to our CEO means an action or decision by the independent members of our Board after considering the recommendation of the compensation and human resources committee and, in the case of all other NEOs, an action or decision by the compensation and human resources committee.

Executive Compensation Snapshot: Programs and Recent Outcomes

The tables below provide a summary of our executive compensation programs, including our Annual Incentive Program (“AIP”) and our LTIP, along with recent pay outcomes under each program.
Calendar Year 2025 Annual Incentive Program

Goals	Description	Achievement
Funding Factor	Threshold of 5% non-GAAP operating margin[1] must be met to fund the AIP Maximum funding at 20% non-GAAP operating margin	▶ Determines bonus pool funding and sets the maximum award opportunity ▶ Threshold must be met for program to fund ▶ Actual payout is based on the results of the performance factors and may be adjusted upward or downward provided the Funding Factor result is not exceeded	**34.1%** resulted in a max funding of 250%

	Performance Metric	Performance to Goal	Score	Weight	Payout
Performance Factors	Corporate Performance Factor: *Non-GAAP Operating Margin*	Target 31.5% / *Result* 34.1% (scale 0, 1)	**1.264**	33%	**197%[4]**
	Profitability Performance Factor: *Non-GAAP Gross Margin*[2]	Target 48.0% / *Result* 49.9% (scale 0, 1)	**1.38**	33%	
	Individual Performance Factor for our NEOs	Based on corporate performance against Annual Operating Plan goals, with adjustments for individuals based on differentiated individual performance	**1.13[3]**	33%

(1)    Determined based on the final result for the Company’s non-GAAP operating income as a percentage of revenue (“non-GAAP operating margin”) for CY2025. Non-GAAP operating margin is derived from results determined in accordance with generally accepted accounting principles (“GAAP”), with charges and credits in the following line items excluded from GAAP results for applicable quarters during calendar year 2025: amortization related to intangible assets acquired through certain business combinations; elective deferred compensation-related liability increase; and impairment of long-lived assets. For additional information, see the section titled “Appendices – Appendix A – Information Regarding Non-GAAP Financial Measures” below.
(2)    Determined based on the final result for the Company’s non-GAAP gross margin as a percentage of revenue (“non-GAAP gross margin”) for CY2025. Non-GAAP gross margin is derived from results determined in accordance with GAAP, with charges and credits in the following line items excluded from GAAP results for applicable quarters during calendar year 2025: amortization related to intangible assets acquired through certain business combinations; and elective deferred compensation-related liability increase. For additional information, see the section titled “Appendices – Appendix A – Information Regarding Non-GAAP Financial Measures” below.
(3)    Individual performance factor for NEOs ranged from 1.05 to 1.20 (average of 1.13).
(4)    Individual payouts for NEOs ranged from 183% to 209% of target (average of 197%).
For the calendar year 2025 AIP, the committee determined to change the manner in which it determined the Individual Performance Factors for our NEOs from the method used in prior years. The view of the committee was that both alignment to corporate objectives and differentiation of individual NEOs could be improved by replacing the prior approach, which combined a corporate scorecard, individualized weightings, and an individual achievement score (the latter weighed at 20% of the overall Individual Performance Factor), with a simplified approach according to which the committee determined a baseline Individual Performance Factor based on the Company’s performance relative to corporate-level Annual Operating Plan goals, and then applied adjustments to that baseline for individual NEOs based on differentiated individual performance. For a discussion of the corporate-level Annual Operating Plan goals underlying the calendar year 2025 AIP, as well as individual results achieved, see “ – II. CY2025 and CY2026 Compensation Programs – Annual Incentive Program – Calendar Year 2025 Annual Incentive Program Parameters and Payout Decisions – 2025 Annual Incentive Program Individual Performance Factors” below.

Lam Research Corporation 2026 Proxy Statement 31

2026/2028 Long-Term Incentive Program Design

2023/2025 Market-based PRSU Payout
(1)    Prior to our 2025/2027 LTIP, TSR performance for Market-based PRSUs was determined by comparing our total return to the market price performance of the XSOX index. Starting with our 2025/2027 LTIP, the committee began measuring relative TSR performance by the percentile ranking of our TSR relative to the TSRs for the companies making up the index.
Executive Compensation Philosophy and Program Design

Executive Compensation Philosophy
The philosophy of our compensation and human resources committee that guided this year’s awards and payout decisions is that our executive compensation program should:
•provide competitive compensation to attract and retain top talent;
•provide total compensation packages that are fair to employees and reward corporate, organizational, and individual performance;
•align pay with business objectives while driving exceptional performance;
•optimize value to employees while maintaining cost-effectiveness to the Company;
•create stockholder value over the long-term;
•align our annual program to annual performance and our long-term program to longer-term performance;

•recognize that a long-term, high-quality management team is a competitive differentiator for Lam, enhancing customer trust/market share and, therefore, stockholder value; and
•provide rewards when results have been demonstrated.
Our compensation and human resources committee’s executive compensation objectives are to motivate:
•performance that creates long-term stockholder value;
•outstanding performance at the corporate, organization, and individual levels; and
•retention of a long-term, high-quality management team.
Program Design
Our program design incorporates an annual review of each of the compensation elements. However, additional reviews may be undertaken whenever there is a change in roles or responsibilities or a new hire joins the Company.
Our program design uses a mix of annual and long-term components, and a mix of cash and equity components. Our executive compensation program includes base salary; AIP; LTIP; promotion, retention and/or new hire awards whenever necessary; as well as stock ownership guidelines and a compensation recovery policy. The primary elements of our executive compensation program are listed in the table below and are described in more detail in “ – II. CY2025 and CY2026 Compensation Programs” below.
Compensation Components

Element	How it is Paid	Purpose/Design
Base Salary	Cash
We believe the purpose of base salary is to provide competitive compensation to attract and retain top talent and to provide employees, including our NEOs, with a fixed and fair amount of compensation for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive in reference to peer group practice and market survey data.

Annual Incentive Program	Cash
Our AIP is designed to provide annual, performance-based compensation that is based on the achievement of pre-set annual financial, strategic, and operational objectives aligned with outstanding performance, and will allow us to attract and retain top talent, while maintaining cost-effectiveness to the Company.

For more details regarding the design of the AIP, see “ – II. CY2025 and CY2026 Compensation Programs – Annual Incentive Program” below.

Long-Term Incentive Program(1)	A combination of: •Market-based PRSUs; and •service-based RSUs
Our LTIP is designed to attract and retain top talent, provide competitive levels of compensation, align pay with stock performance over a multi-year period, reward our NEOs for outstanding Company performance, and create stockholder value over the long-term.

To accomplish these objectives, the LTIP design provides that the target award opportunity is awarded in a combination of Market-based PRSUs and service-based RSUs.

For more details regarding the design of the LTIP, see “ – II. CY2025 and CY2026 Compensation Programs – Long-Term Incentive Program – Design” below.

(1)    The Company’s LTIP previously included stock options prior to an update made by the committee for the 2025/2027 LTIP.
As illustrated below, our program design is weighted toward performance and incentivizing stockholder value creation. The performance-based program components include AIP cash payout opportunities and market-based equity awards under the LTIP.
NEO Compensation Target Pay Mix Averages
(1)    The calendar year 2026 average NEO target pay mix is based on the Company’s NEOs for fiscal year 2026, and the calendar year 2025 average NEO target pay mix is based on the NEOs for fiscal year 2025. As such, the calendar year 2025 average pay mix includes compensation paid to

Lam Research Corporation 2026 Proxy Statement 33

Ava A. Harter and Patrick J. Lord, each of whom was classified as an NEO for fiscal year 2025 but was not classified as an NEO for fiscal year 2026, and does not include Mr. Fernandes or Dr. Vahedi, each of whom was classified as an NEO for fiscal year 2026 but was not classified as an NEO for fiscal year 2025.
(2)    The term “At-risk pay”, as used in this figure, refers to all compensation other than base salary.
(3)    The Company’s LTIP design provides that the target award opportunity is awarded in a combination of Market-based PRSUs and service-based RSUs. We consider Market-based PRSUs to be performance-based, but do not classify service-based RSUs as performance-based notwithstanding the variable pay outcome they provide. In calendar years 2026 and 2025, for our CEO and NEOs who are executive vice presidents (“EVPs”), the percentages of the LTIP target award opportunity awarded in Market-based PRSUs and service-based RSUs were 60% and 40%, respectively; while for NEOs who are senior vice presidents (“SVPs”), the percentages of the LTIP target award opportunity awarded in Market-based PRSUs and service-based RSUs were 55%, and 45%, respectively. See “ – II. CY2025 and CY2026 Compensation Programs – Long-Term Incentive Program – Design” for further information regarding the impact of such a target pay mix.
2025 Say on Pay Voting Results and Stockholder Outreach

We evaluate our executive compensation program and practices at least annually. Among other things, we consider the outcome of our most recent advisory vote to approve named executive officer compensation, or “Say on Pay.” In recent years, our stockholders have provided strong support for our annual Say on Pay proposal, in excess of 90% from 2021 to 2025. We also consider input we receive from our stockholders.
As is described above in more detail in “Governance Matters – Corporate Governance – Stockholder Engagement,” we engage regularly with our stockholders on matters including executive compensation, and in 2025, we carried out this outreach prior to our annual stockholder meeting. The table below summarizes what we heard from our stockholders, and our perspective on those views. Other than the changes described below in this CD&A, the committee determined to maintain our executive compensation program and practices in their current form for calendar year 2026, in light of our stockholders’ continuing support.
2025 Executive Compensation Stockholder Outreach

Topics	What we heard from our stockholders	Our perspective/How we responded
Our Annual Incentive Program	Overall, stockholders did not express concerns regarding the design or pay-for-performance alignment of our AIP. As in prior years, certain stockholders expressed an interest in understanding the rationale for certain goals and metrics in our AIP.
Overall, we maintained the structure of our AIP for calendar years 2025 and 2026. For calendar year 2025, to increase alignment around corporate-level goals underlying the Individual Performance Factor component of the AIP, and to provide increased opportunity for individual differentiation in outcomes, the committee changed the manner in which it determined the Individual Performance Factors for our NEOs as described above in “ – Executive Compensation Snapshot: Programs and Recent Outcomes.” The goals and individual results achieved are described in “ – II. CY2025 and CY2026 Compensation Programs – Annual Incentive Program – Calendar Year 2025 Annual Incentive Program Parameters and Payout Decisions – 2025 Annual Incentive Program Individual Performance Factors” below.

Our Long-Term Incentive Program	Overall, stockholders continued to be satisfied with the design and pay-for-performance alignment of our LTIP. A few stockholders noted interest in seeing awards with longer vesting periods to reinforce long-term alignment; in some cases, these stockholders expressed a preference that these longer-vesting service-based RSUs take the place of awards subject to performance-based vesting.	The committee regularly evaluates the structure of our compensation programs, with the assistance of its compensation consultant, to ensure that our programs continue to serve their intended purposes. In light of the continuing support received from the large majority of our stockholders and the committee’s view that our LTIP was appropriately aligning pay and performance, we maintained the structure of our LTIP for calendar year 2026.
II. CY2025 AND CY2026 COMPENSATION PROGRAMS
This section describes the components of our executive compensation program. It also describes, for each component, the payouts to our NEOs for calendar year 2025 and the forward-looking actions taken with respect to our NEOs in calendar year 2026.
NEO Compensation Levels

The committee establishes target compensation levels for each calendar year for our NEOs based on the factors described in “ – I. Overview of Executive Compensation Programs – Executive Compensation Philosophy and Program Design” above. Adjustments to target compensation levels are generally considered by the committee each year in February. Annual increases are based on an evaluation of performance by the CEO and the committee or, in the case of the CEO, based on an evaluation of the CEO’s performance by the independent members of our Board, as well as the Company’s performance and outlook for the upcoming calendar year, and compensation data from our Peer Group companies and survey data, in accordance with the principles described below under “ – III. Executive Compensation Governance and Procedures – Peer Group Practices and Survey Data.”

For calendar years 2025 and 2026, total target direct compensation (“TTDC”) amounts for our NEOs were as follows:
Calendar Year 2025/2026 Total Target Direct Compensation

	Annual Base Salary ($)		AIP Target ($)		LTIP Target ($)(3)		TTDC ($)		TTDC % Increase
Named Executive Officer	2026(1)	2025(2)	2026	2025	2026	2025	2026	2025	Y/Y
Timothy M. Archer	1,345,500	1,300,000	2,691,000	2,600,000	29,500,000	24,100,000	33,536,500	28,000,000	19.8%
Douglas R. Bettinger	805,000	775,000	966,000	891,250	7,250,000	6,800,000	9,021,000	8,466,250	6.6%
Seshasayee (Sesha) Varadarajan	800,000	766,000	880,000	766,000	7,250,000	5,650,000	8,930,000	7,182,000	24.3%
Neil J. Fernandes	685,000	630,000	685,000	567,000	4,250,000	3,600,000	5,620,000	4,797,000	17.2%
Vahid Vahedi	700,000	650,000	700,000	650,000	4,650,000	3,700,000	6,050,000	5,000,000	21.0%
(1)    Effective February 16, 2026
(2)    Effective February 17, 2025
(3)    LTIP target award opportunities (expressed as a U.S. dollar value) are approved by the committee and converted to awards on the grant date as described in the table “2026/2028 LTIP Equity Vehicles” on page 41 below using the 30 trading day average of the closing price of our common stock prior to the Grant Date. Target award opportunities differ from the amounts shown in “ – Executive Compensation Tables” following this CD&A, which represent the grant date fair value of the awards determined in accordance with ASC 718.
The committee adjusted the compensation of each of the NEOs for calendar year 2026 to reflect each executive’s performance and tenure in role, and to remain competitive relative to our Peer Group in an especially competitive market for our executives. Market median TTDC data across NEO roles increased by approximately 18% year-over-year on average, with more pronounced increases for Mr. Fernandes’ and Dr. Vahedi’s roles, illustrating the highly competitive market for comparable executive talent. The committee considered this relative to the caliber of our executives, who have consistently outperformed the market over their tenures. With respect to Mr. Varadarajan, the committee also adjusted his compensation to reflect the broader role he was assuming in 2026 in connection with his appointment as Executive Vice President and Chief Operating Officer, with oversight of our Corporate Strategy, Customer Support Business Group (“CSBG”), and Global Trade and Government Affairs groups added to his existing role overseeing our Global Product Group.
Base Salary

Adjustments to base salary are generally considered by the committee each year in February.
For calendar years 2026 and 2025, base salaries for then-employed NEOs were determined by the committee in February of each year, based on the factors described in the table “Compensation Components” on page 33 above. The base salaries of the NEOs for calendar years 2026 and 2025 are shown below.
NEO Annual Base Salaries

Named Executive Officer	Annual Base Salary 2026 ($)(1)	Annual Base Salary 2025 ($)(2)	Annual Base Salary % Increase Y/Y
Timothy M. Archer	1,345,500	1,300,000	3.5%
Douglas R. Bettinger	805,000	775,000	3.9%
Seshasayee (Sesha) Varadarajan	800,000	766,000	4.4%
Neil J. Fernandes	685,000	630,000	8.7%
Vahid Vahedi	700,000	650,000	7.7%
(1)    Effective February 16, 2026
(2)    Effective February 17, 2025

Lam Research Corporation 2026 Proxy Statement 35

Annual Incentive Program

Annual Incentive Program Components
The components of our AIP, each of which plays a role in determining actual payments made, are described below.
Annual Incentive Program Components
(1)     By excluding certain costs and expenses that are not indicative of core results, we believe non-GAAP results are useful for analyzing business trends over multiple periods.
(2)     For a description of corporate-level Annual Operating Plan goals, see “ – Calendar Year 2025 Annual Incentive Program Parameters and Payout Decisions – 2025 Annual Incentive Program Individual Performance Factors” below.
The Funding Factor is set by the committee to create a maximum payout amount from which AIP payouts may be made. To determine each NEO’s AIP result, the committee assesses the results of each of the performance factors. The committee maintains discretion to adjust the performance factor results upward or downward, subject to the overall maximum established by the Funding Factor, although it did not exercise any such discretion in determining CY2025 payouts.
The metrics and goals for the AIP are set annually in connection with our annual business planning cycle and are directly connected to our annual business plans and goals. The interplay between our corporate planning cycle and our compensation planning and evaluation cycle is summarized in the figure below.

Annual Planning and Compensation Decision Cycle
We believe that, over time, outstanding business results create stockholder value. Consistent with this belief, multiple performance-based metrics (non-GAAP operating margin, non-GAAP gross margin, product market share, and strategic, operational, and organizational metrics embodied in organizational Annual Operating Plans) are established for our NEOs as part of the AIP. We believe the metrics and goals set under this program have been effective to motivate our NEOs and the organizations they lead, and to achieve pay-for-performance results.
Goals are set depending on the business environment and the Company’s annual objectives and strategies, encompassed in the Annual Operating Plans for the Company and the organizations managed by each of the NEOs, to ensure that they remain stretch goals regardless of changes in the business environment, which can vary significantly from year-to-year in our industry. Accordingly, as business conditions improve, Corporate Performance Factor and Profitability Performance Factor goals are calibrated to require better performance, and if business conditions deteriorate, these goals are calibrated to incentivize stretch performance under more difficult conditions. Annual Operating Plan objectives are also reflected in the Individual Performance Factor, which is based primarily on NEOs’ performance to corporate-level Annual Operating Plan goals, as well as individual contributions during the performance period.
As shown in the figure below, the committee establishes the Corporate Performance Factor and Profitability Performance Factor for each year to incorporate stretch goals that are challenging to achieve relative to our Annual Operating Plan, taking into consideration our business cycle and the overall industry outlook.
•Over the two years through calendar year 2022, the committee raised the Corporate Performance Factor goal year-over-year as our outlook and the industry outlook improved (there was no Profitability Performance Factor in these years).
•For calendar year 2023, the weakened industry outlook for wafer fabrication equipment spending prompted the committee to establish a Corporate Performance Factor goal that was below that of the prior year, reflecting the increased difficulty of achieving similar profitability on a significantly smaller revenue base. The committee also for the first time established a Profitability Performance Factor goal, with the metric of non-GAAP gross margin, in light of the focus by the Board, committee, and management team on the profitability of the Company, setting a stretch goal relative to our Annual Operating Plan.
•In calendar year 2024, the committee established a slightly increased Corporate Performance Factor goal to incentivize improved performance relative to calendar year 2023, despite continued industry uncertainty. The committee also continued to include a Profitability Performance Factor, and established a significantly increased goal, reflecting the continued focus on profitability.
•In calendar year 2025, the committee raised both the Corporate Performance Factor goal and the Profitability Performance Factor goal incrementally year-over-year, to continue to incentivize improved performance in light of a stronger industry and company outlook.

Lam Research Corporation 2026 Proxy Statement 37

Corporate and Profitability Performance Factor Goals for Calendar Years 2021-2025
The specific metrics and goals and the relative weightings for the Performance Factors are determined by the committee considering the recommendation of our CEO, other than the metrics and goals for the Individual Performance Factor, which are determined by our CEO, or in the case of the CEO, by the committee. In addition, the committee establishes individual target award opportunities for each NEO as a percentage of base salary. Specific target award opportunities are determined based on job scope and responsibilities, as well as an assessment of Peer Group data. Awards have a maximum payment amount defined as a multiple of the target award opportunity.
Calendar Year 2025 Annual Incentive Program Parameters and Payout Decisions
In February 2025, the committee set the calendar year 2025 target award opportunities, established the metrics and goals for the Funding Factor, the Corporate Performance Factor, and the Profitability Performance Factor, determined that the three Performance Factors should be weighted equally, and established the metrics and goals for the Individual Performance Factors for each then-employed NEO. In February 2026, the committee considered the actual results under these factors and made payout decisions for the calendar year 2025 program.
2025 Annual Incentive Program Target Award Opportunities. The AIP target award opportunities for calendar year 2025 for each NEO were as set forth the figure below in accordance with the principles described below under “ – III. Executive Compensation Governance and Procedures – Peer Group Practices and Survey Data.” The target award opportunities (as a percentage of base salary) for each of our NEOs remained the same for calendar year 2025 relative to the prior year. The committee also set a maximum award opportunity, which for calendar year 2025 was equal to 2.50 times the target award opportunity.
Annual Incentive Program Target Award Opportunities for Calendar Year 2025

Named Executive Officer	Target Award Opportunity (% of Base Salary)	Target Award Opportunity ($)(1)
Timothy M. Archer	200	2,600,000
Douglas R. Bettinger	115	891,250
Seshasayee (Sesha) Varadarajan	100	766,000
Neil J. Fernandes	90	567,000
Vahid Vahedi	100	650,000
(1)    Calculated by multiplying each NEO’s annual base salary as of October 1, 2025 by their respective target award opportunity percentage.
2025 Annual Incentive Program Funding Factor, Corporate Performance Factor, and Profitability Performance Factor. In February 2025, the committee set non-GAAP operating margin as the metric for the Funding Factor and Corporate Performance Factor, and set non-GAAP gross margin as the metric for the Profitability Performance Factor for calendar year 2025, with the parameters as shown in the figure below.

Calendar Year 2025 Annual Incentive Program Metrics, Goals, and Results
(1)    Minimums and maximums are set by the Funding Factor.
(2)    Appendix A contains a reconciliation of non-GAAP operating margin and non-GAAP gross margin to the results reported in our financial statements.
The Company’s actual non-GAAP operating margin and non-GAAP gross margin for calendar year 2025 resulted in the achievement levels shown in the figure above.
2025 Annual Incentive Program Individual Performance Factors. For calendar year 2025, the committee determined the Individual Performance Factor for each NEO (other than Mr. Archer) by establishing a baseline Individual Performance Factor of 1.05 based on the Company’s performance relative to corporate-level Annual Operating Plan goals and then applying adjustments to that baseline for individual NEOs based on differentiated individual performance.
For calendar year 2025, the corporate-level Annual Operating Plan goals spanned the following areas:
•Market performance and execution: goals relating to growth in our served addressable market; success of new product introductions; penetration of new market opportunities and defense of established positions; and achievement of industry share targets, among other factors.
•Safety, quality, and customer satisfaction: goals relating to safety; quality; growth of Customer Support Business Group revenue; on-time and complete delivery of products; and customer satisfaction, among other factors.
•Human capital: goals relating to employee engagement, as measured by employee survey; and talent retention, among other factors.
•Financial performance: goals relating to operating income; earnings per share; and gross margin, among other factors.
The committee assigned above-baseline Individual Performance Factors to two NEOs (other than Mr. Archer) based on their differentiated individual performance. The committee assigned an Individual Performance Factor of 1.15 to Mr. Varadarajan in recognition of his individual contributions to strong customer support and improved new product maturity at the time of introduction, while the committee assigned an Individual Performance Factor of 1.20 to Mr. Fernandes in recognition of his individual contributions to strong customer support and improved profitability of the Company.
In determining Mr. Archer’s Individual Performance Factor, the independent members of the Board evaluated the Company’s performance against its corporate-level goals, Mr. Archer’s individual performance, and the performance of the other members of the management team reporting to him, and determined to assign him an Individual Performance Factor equal to the highest level of individual performance achieved by the other NEOs.
Calendar Year 2025 Annual Incentive Program Payout Decisions. Based on the above results and decisions, for the calendar year 2025 AIP, the committee approved the payouts for each NEO as shown below, which were less than the maximum payout available under the Funding Factor:

Lam Research Corporation 2026 Proxy Statement 39

Annual Incentive Program Payouts for Calendar Year 2025

Named Executive Officer	Target Award Opportunity ($)(1)	Maximum Award Opportunity Funding Factor (250.0% of Target Award Opportunity) ($)(2)	Individual Performance Factor	Corporate Performance Factor	Profitability Performance Factor	Actual Payouts ($)(3)
Timothy M. Archer	2,600,000	6,500,000	1.20	1.264	1.38	5,442,278
Douglas R. Bettinger	891,250	2,228,125	1.05	1.264	1.38	1,632,356
Seshasayee (Sesha) Varadarajan	766,000	1,915,000	1.15	1.264	1.38	1,536,571
Neil J. Fernandes	567,000	1,417,500	1.20	1.264	1.38	1,186,835
Vahid Vahedi	650,000	1,625,000	1.05	1.264	1.38	1,190,498
(1)    Calculated by multiplying each NEO’s annual base salary as of October 1, 2025 by their respective target award opportunity percentage.
(2)    The Funding Factor resulted in AIP funding at 250.0% of target award opportunity for the calendar year (based on the actual non-GAAP operating margin results and the specific goal detailed under “ – 2025 Annual Incentive Program Funding Factor, Corporate Performance Factor, and Profitability Performance Factor” above).
(3)    Calculated by multiplying each NEO’s target award opportunity, in dollars, by each of (i) the Corporate Performance Factor of 1.264, (ii) the Profitability Performance Factor of 1.38, and (iii) that NEO’s individual Performance Factor.
Calendar Year 2026 Annual Incentive Program Parameters
In February 2026, the committee set the target award opportunity for each NEO as a percentage of base salary and set a maximum award opportunity equal to 2.50 times the target award opportunity. For calendar year 2026, target award opportunities increased for several NEOs compared to the prior year in order to remain competitive relative to our Peer Group. The target award opportunity for each NEO is shown below.
Annual Incentive Program Target Award Opportunities for Calendar Year 2026

Named Executive Officer	Target Award Opportunity (% of Base Salary)
Timothy M. Archer	200
Douglas R. Bettinger	120
Seshasayee (Sesha) Varadarajan	110
Neil J. Fernandes	100
Vahid Vahedi	100
The committee approved non-GAAP operating margin as the annual metric for the Funding Factor and the Corporate Performance Factor, approved non-GAAP gross margin as the annual metric for the Profitability Performance Factor, and set the annual goals for the Funding Factor, the Corporate Performance Factor, and the Profitability Performance Factor. Consistent with the program design, the Corporate Performance Factor and Profitability Performance Factor goals are more difficult to achieve than the Funding Factor goal. Individual Performance Factor metrics and goals were also established for each NEO, based on corporate-level Annual Operating Plan goals and individual performance. All Corporate, Profitability, and Individual Performance Factor goals were designed to be stretch goals.
Long-Term Incentive Program

Design
Our LTIP is designed to attract and retain top talent, provide competitive levels of compensation, align pay with achievement of business objectives and with stock performance over a multi-year period, reward our NEOs for outstanding Company performance, and create stockholder value over the long-term.
Under the current LTIP, at the beginning of each multi-year performance period, target award opportunities (expressed as a U.S. dollar value), performance metrics, and the mix of vehicles used are established for the program.
Under the 2026/2028 LTIP, service-based RSUs vest on an annual basis over three years, while Market-based PRSUs cliff vest after three years. Cliff, rather than annual, vesting provides for both retention and for aligning NEOs with longer-term stockholder interests.

Equity Vehicles
The equity vehicles used in our 2026/2028 LTIP are as follows:
2026/2028 LTIP Equity Vehicles

Equity Vehicles	Vesting	Terms
Market-based PRSUs •CEO/EVPs: 60% of Target Award Opportunity •SVPs: 55% of Target Award Opportunity
•Awards cliff vest on the third anniversary of the February 27, 2026 grant date (the “Grant Date”), subject to satisfaction of a minimum performance requirement and continued employment.
•Awards that vest at the end of the performance period are distributed in shares of our common stock.

•The target number of Market-based PRSUs granted is determined by dividing the applicable percentage of the target opportunity by the 30 trading day average of the closing price of our common stock prior to the Grant Date, $231.13, rounded down to the nearest share.
•The number of shares represented by the Market-based PRSUs that can be earned over the performance period is determined according to the performance parameters described in the figure below.

Service-based RSUs •CEO/EVPs: 40% of Target Award Opportunity •SVPs: 45% of Target Award Opportunity	•Awards vest one-third on the first, second, and third anniversaries of the Grant Date, subject to continued employment. •Awards are distributed in shares of our common stock upon vesting.
•The number of RSUs granted is determined by dividing the applicable percentage of the target opportunity by the 30 trading day average of the closing price of our common stock prior to the Grant Date, $231.13, rounded down to the nearest share.

2026/2028 Market-based PRSU Performance Parameters

Parameter	Terms
Performance Period	Three years from the first business day in February (February 2, 2026 through February 1, 2029).
Performance Index	PHLX Semiconductor Sector Total Return Index, or "XSOX index"
Number of Shares
•Based on our relative TSR performance compared to the TSR performance of the components of the XSOX index, on a percentile rank basis. The TSR performance is measured using the average closing price for the 50 trading days prior to the dates the performance period begins and ends, assuming that any dividends paid are reinvested on the ex-dividend date. Percentile rank is rounded down to the nearest one tenth of a percentile using conventional rounding.
•A table reflecting the potential payouts is shown below in the figure below.
•The final shares awarded cannot exceed 100% of the target if our TSR is negative over the performance period.

Market-based PRSU Potential Payouts

Lam’s TSR Percentile Rank Compared to XSOX Index	Market-based PRSUs That Can Be Earned (% of Target)(1)
75th percentile or more	150
50th percentile	100
25th percentile	50
Less than 25th percentile	0
(1)    The results of the vesting criteria (reflecting the number of Market-based PRSUs that can be earned) are linearly interpolated between the stated percentiles and percentages. The result of the vesting criteria is rounded down to the nearest whole number.
Calendar Year 2026 LTIP Decisions
Calendar Year 2026 decisions for the 2026/2028 LTIP. Under our LTIP, the committee sets a target award opportunity for each participant based on the NEO’s position and responsibilities, Company and individual performance, and an assessment of competitive compensation data. The target award opportunities for each participant are expressed in a U.S. dollar value. On February 27, 2026, the committee made a grant under the 2026/2028 LTIP of Market-based PRSUs and service-based RSUs, on the terms set forth in the tables titled “2026/2028 LTIP Equity Vehicles” and “2026/2028 Market-based PRSU Performance Parameters” above, with a combined value equal to the NEO’s total target award opportunity, as determined by the committee and shown below. The calendar year 2026/2028 target amounts for each NEO were increased from calendar 2025/2027 target opportunities after taking into consideration our NEOs’ contributions and responsibilities, and our desire to continue to incentivize outperformance and to provide appropriate incentive opportunities in a highly competitive market. Market median long-term incentive data across NEO roles increased by approximately 15% year-over-year on average, with more pronounced increases for Mr. Fernandes’ and Dr. Vahedi’s roles. In addition, as was noted above with respect to Mr. Varadarajan, the committee also adjusted his compensation to reflect the broader role and increased responsibilities he was assuming in 2026 in connection with his appointment as Chief Operating Officer.

Lam Research Corporation 2026 Proxy Statement 41

2026/2028 LTIP Award Grants

Named Executive Officer	Target Award Opportunity ($)(1)	Market-based PRSU Award (#)(2)	Service-based RSU Award (#)
Timothy M. Archer	29,500,000	76,580	51,053
Douglas R. Bettinger	7,250,000	18,820	12,547
Seshasayee (Sesha) Varadarajan	7,250,000	18,820	12,547
Neil J. Fernandes	4,250,000	10,113	8,274
Vahid Vahedi	4,650,000	11,065	9,053
(1)    Target award opportunities (expressed as a U.S. dollar value) are approved by the committee and converted to awards on the grant date as described in the figure above titled “2026/2028 LTIP Equity Vehicles” using the 30 trading day average of the closing price of our common stock prior to the Grant Date. Target award opportunities differ from the amounts shown in “ – Executive Compensation Tables” following this CD&A, which represent the grant date fair value of the awards determined in accordance with ASC 718.
(2)    The number of Market-based PRSUs awarded is reflected at target. The final number of shares that may be earned will be 0% to 150% of target.
Calendar Year 2023/2025 LTIP Award Payouts. In February 2026, the committee determined the payouts for the calendar year 2023/2025 LTIP Awards of Market-based PRSUs. Prior to our 2025/2027 LTIP, the number of shares represented by the Market-based PRSUs earned over the performance period was based on our relative TSR performance compared to the market price performance of the XSOX index as described in the table below. Starting with our 2025/2027 LTIP, the committee began measuring relative TSR performance for the Market-based PRSUs by the percentile ranking of the Company’s TSR relative to the TSRs for the companies making up the performance index, as described in the table titled “2026/2028 Market-based PRSU Performance Parameters” above.
2023/2025 Market-based PRSU Performance Parameters

Parameter	Terms
Performance Period	Three years from the first business day in February (February 1, 2023 through January 31, 2026).
Performance Index	PHLX Semiconductor Sector Total Return Index, or “XSOX index”
Number of Shares
•Based on our relative TSR performance compared to the market price performance of the Performance Index, subject to a ceiling as shown in the figure below. The TSR performance or market price performance is measured using the closing price for the 50 trading days prior to the dates the performance period begins and ends, assuming that any dividends paid on our common stock are reinvested on the ex-dividend date (consistent with the treatment of dividends in the Performance Index).
•Potential payouts are as shown in the figure below. The result of the vesting formula is rounded down to the nearest whole number.

2023/2025 Market-based PRSU Potential Payouts

Lam’s TSR % Change Performance Compared to XSOX Index % Change Performance	Market-based PRSUs That Can Be Earned (% of Target)(1)
+ 25% or more	150
10%	120
0% (equal to index)	100
- 10%	80
- 25%	50
- 50% or less	0
(1)    The results of the vesting formula (reflecting the number of Market-based PRSUs that can be earned) are linearly interpolated between the stated percentages.
Based on the parameters set forth above, the Company’s TSR performance over the three-year performance period was equal to 319.73% and the performance of the XSOX index (based on market price) over the same three-year performance period was equal to 178.75%. Lam’s stock price outperformed the XSOX index by 140.98%, which resulted in the maximum possible performance payout of 150% of the target number of Market-based PRSUs granted to each NEO. Based on such results, the committee made the following payouts to each NEO for the 2023/2025 LTIP Award of Market-based PRSUs.

2023/2025 LTIP Market-based PRSU Award Payouts

Named Executive Officer	Target Market-based PRSUs (#)	Actual Payout of Market-based PRSUs (150.00% of Target Award Opportunity) (#)
Timothy M. Archer	181,020	271,530
Douglas R. Bettinger	51,280	76,920
Seshasayee (Sesha) Varadarajan	35,950	53,925
Neil J. Fernandes	14,380	21,570
Vahid Vahedi	33,180	49,770
Compensation Recovery (or “Clawback”) Policy

The Company’s Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) first became effective in 2023 in compliance with SEC rules and Nasdaq’s final listing standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Pursuant to the terms of the Clawback Policy, which applies to the Company’s current and former “Section 16 officers” within the meaning of Rule 16a-1(f) under the Exchange Act, the Company must recoup, on a pre-tax basis, the excess amount of certain incentive-based compensation granted, earned, or vested wholly or in part on the attainment of any financial reporting measure (including relative total shareholder return), such as cash awards under our AIP or Market-based PRSUs awarded under our LTIP, during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. An accounting restatement includes any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy applies regardless of fault, fraud, or misconduct.
In addition, pursuant to the Company’s executive severance policy, as further detailed in the section titled, “ – Executive Compensation Tables – Potential Payments upon Termination or Change in Control” below, in the event of a termination for Cause (as defined in the executive severance policy), of any of the covered executives, including each of the NEOs, such covered executive would forfeit all unvested equity awards, including any unvested stock options, service-based RSUs, and Market-based PRSUs held by such covered executive at the time of termination.
Insider Trading Policy and Hedging and Pledging Prohibition

We have adopted policies and procedures, including our insider trading policy, governing the purchase, sale, and other dispositions of our securities by our directors, officers, employees, and other individuals associated with us, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and Nasdaq listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our 2026 Annual Report.
As part of these policies and procedures, we prohibit our directors, officers, employees, and other individuals associated with us from engaging in (a) hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar arrangements; (b) short sales; or (c) “put” or “call” option transactions with respect to Company securities. Such persons are also prohibited from pledging Company securities.
Stock Ownership Guidelines

For senior vice presidents and above, we also have stock ownership guidelines that foster alignment with our long-term strategy. Our stock ownership guidelines for our NEOs and certain other senior executives are shown below. The relevant dollar amount is translated into a number of shares by dividing the applicable multiple of base salary by the average closing price of our common stock for the 30 trading days through the last trading day of the most recently-completed fiscal year as of the measurement date. Shares counted toward the minimum stock ownership requirements under our guidelines include: (i) shares owned outright, and (ii) shares held in our 401(k) plan. In addition, under our guidelines, unearned performance awards and unexercised options (or portions thereof) are not included toward meeting the requirements. Ownership levels as shown below must be achieved within five years of appointment to the applicable position. Increased requirements due to promotions or an increase in the ownership guideline must be achieved within five years of such promotion or change in the guidelines. Our ownership guidelines are reviewed by the committee on an annual basis. At the end of fiscal year 2026, all NEOs were in compliance with our stock ownership guidelines or have a period of time remaining under the guidelines to meet the required ownership level.

Lam Research Corporation 2026 Proxy Statement 43

Executive Stock Ownership Guidelines

Position	Guidelines
President and Chief Executive Officer	6x base salary
Executive Vice Presidents	2x base salary
Senior Vice Presidents	1x base salary
Retirement Arrangements

The equity award agreements granted to NEOs under our 2026/2028 LTIP include terms that provide for favorable vesting treatment in the event of certain qualified retirements. The committee approved these award agreements to help attract and retain our NEOs, and to facilitate succession and transition planning in connection with NEO retirements.
For additional information about these agreements and detail about post-termination benefits under these agreements, see the “ – Executive Compensation Tables – Potential Payments Upon Termination or Change in Control” section below.
Severance/Change in Control Arrangements

The Company has adopted an executive severance policy and executive change in control policy, which are intended to help attract and retain our NEOs, and to facilitate a smooth transaction and transition planning in connection with change in control events. The severance policy provides for designated payments in the event of an involuntary termination of employment, death or disability, as such terms are defined in the policy. The change in control policy provides for designated payments in the case of a change in control or an acquisition by the Company, in each case when coupled with an involuntary termination (i.e., a double trigger is required before payment is made due to a change in control or acquisition by the Company), as such terms are defined in the policy.
For additional information about these arrangements and detail about post-termination payments under these arrangements, see the “ – Executive Compensation Tables – Potential Payments Upon Termination or Change in Control” section below.
Other Benefits Not Available to All Employees

Hart-Scott-Rodino Filing Fees
During fiscal year 2026, the Company paid filing fees and related legal fees incurred in connection with filings by Mr. Archer and Mr. Bettinger under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). The filings were required because the dollar value of shares held by each of Mr. Archer and Mr. Bettinger exceeded thresholds established under the HSR Act, due to stock price appreciation and the vesting of equity awards granted under our LTIP. The committee considers it appropriate to pay these expenses because they arose as a result of the operation of the Company’s equity compensation program. Mr. Archer and Mr. Bettinger are each responsible for taxes due as a result of our paying the filing and legal fees, and they were not provided tax gross-up payments. The amount of the filing and legal fees paid appears in the “All Other Compensation” column in the “Summary Compensation Table” below.
Elective Deferred Compensation Plan
The Company maintains an Elective Deferred Compensation Plan that allows eligible employees (including all the NEOs) to voluntarily defer receipt of all or a portion of base salary and certain incentive compensation payments until a date or dates elected by the participating employee. This allows the employee to defer taxes on designated compensation amounts. In addition, the Company is obligated to pay a limited Company contribution to the plan for all eligible employees.
Supplemental Health and Welfare
We provide certain health and welfare benefits to our NEOs that are not generally available to other employees, including the payment of premiums for supplemental long-term disability insurance and additional voluntary health services.
We also provide post-retirement medical and dental insurance coverage for eligible former executive officers under our Retiree Health Plans, subject to certain eligibility requirements. The program was closed to executive officers who joined the Company or became executive officers through promotion effective on or after January 1, 2013. We have an independent actuarial valuation of post-retirement benefits for eligible NEOs conducted annually in accordance with GAAP. The most recent valuation was conducted in June 2026 and reflected the retirement benefit obligation for the NEOs as shown below.

NEO Post-Retirement Benefit Obligations

Named Executive Officer	As of June 28, 2026 ($)
Timothy M. Archer	894,000
Douglas R. Bettinger(1)	—
Seshasayee (Sesha) Varadarajan(1)	—
Neil J. Fernandes(1)	—
Vahid Vahedi	886,000
(1)    Messrs. Bettinger, Varadarajan and Fernandes are not eligible to participate under the terms of the program.
III. EXECUTIVE COMPENSATION GOVERNANCE AND PROCEDURES
Role of the Compensation and Human Resources Committee

Our Board has delegated certain responsibilities to the compensation and human resources committee through a formal charter. The committee oversees the compensation programs in which our CEO and his direct reports who are executive or senior vice presidents participate. The independent members of our Board approve the compensation packages and payouts for our CEO. Our CEO is not present for any decisions regarding his compensation packages and payouts.
Committee responsibilities include, but are not limited to:
•reviewing and approving the Company’s executive compensation philosophy, objectives, and strategies;
•reviewing and approving the appropriate peer group companies for purposes of evaluating the Company’s compensation competitiveness;
•reviewing, and approving where appropriate, equity-based compensation plans;
•causing the Board to perform a periodic performance evaluation of our CEO;
•recommending to the independent members of the Board corporate goals and objectives under the Company’s compensation plans, compensation packages (e.g., annual base salary level, annual cash incentive award, long-term incentive award and any employment agreement, severance arrangement, change-in-control arrangement, equity grant, or special or supplemental benefits, and any material amendment to any of the foregoing) applicable to our CEO, and compensation payouts for our CEO;
•annually reviewing with our CEO the performance of the Company’s other executive officers in light of the Company’s executive compensation goals and objectives and approving the compensation packages and compensation payouts for such individuals;
•reviewing and recommending for appropriate Board action all cash, equity-based, and other compensation packages, and compensation payouts applicable to the chair and other non-employee members of the Board;
•overseeing management’s determination as to whether the compensation policies and practices, including those related to pay equity laws, create risks that are reasonably likely to have a material adverse effect on the Company;
•reviewing the results of “Say on Pay” votes and considering whether any adjustments to the Company’s executive compensation program are appropriate; and
•establishing stock ownership guidelines applicable to the Company’s executive officers and recommending to the Board stock ownership guidelines applicable to the chair and other members of the Board.
The committee is authorized to delegate its authority and responsibilities as it deems proper and consistent with legal requirements to its members, any other committee of the Board and/or one or more officers of the Company, in accordance with the provisions of the Delaware General Corporation Law. For additional information on the committee’s responsibilities and authorities, see “Governance Matters – Corporate Governance – Board Committees – Compensation and Human Resources Committee” above.
In order to carry out these responsibilities, the committee receives and reviews information, analyses, and proposals prepared by our management and by the committee’s compensation consultant (see “ – Role of Committee Advisors” below).
Role of Committee Advisors

The committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities. The committee has engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, as the committee’s compensation consultant. Compensia provides the committee with independent and objective guidance regarding the amount and types of compensation for our chair, non-employee directors, and executive officers, and how these amounts and types of compensation compare to other companies’ compensation practices, as well as guidance on market trends, evolving regulatory requirements, peer group composition, and other matters as requested by the committee.

Lam Research Corporation 2026 Proxy Statement 45

Representatives of Compensia regularly attend committee meetings (including executive sessions without management present), communicate with the committee chair outside of meetings, and assist the committee with its consideration of performance metrics and goals. Compensia reports to the committee, not to management. At the committee’s request, Compensia meets with members of management to gather and discuss information that is relevant to advising the committee. The committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the committee or to our management, and has received no compensation from us other than with respect to the services described above. The committee assessed the independence of Compensia pursuant to SEC rules and Nasdaq listing standards, including the following factors: (1) the absence of other services provided by it to the Company; (2) the fees paid to it by the Company as a percentage of its total revenue; (3) its policies and procedures to prevent conflicts of interest; (4) the absence of any business or personal relationships with committee members and with our executive officers; and (5) the fact that it does not own any Lam common stock. The committee assessed this information and concluded that the work of Compensia had not raised any conflict of interest.
Role of Management

Our CEO, with support from our human resources and finance organizations, develops recommendations for the compensation of our other executive officers. Typically, these recommendations cover base salaries, AIP target award opportunities, LTIP target award opportunities, and the criteria upon which these award opportunities may be earned, as well as actual payout amounts under the AIP and LTIP.
The committee considers our CEO’s recommendations within the context of competitive compensation data, the Company’s compensation philosophy and objectives, current business conditions, the advice of Compensia, and any other factors it considers relevant.
Our CEO and certain other members of management attend committee meetings at the request of the committee but leave the meeting for any deliberations related to and decisions regarding their own compensation, when the committee meets in executive session, and at any other time requested by the committee.
Peer Group Practices and Survey Data

In establishing the total compensation levels of our executive officers, as well as the mix and weighting of individual compensation elements, the committee monitors compensation data from a group of comparably sized companies in the technology industry (the “Peer Group”). The committee selects the companies constituting our Peer Group based on their comparability to our lines of business and industry, annual revenue, and market capitalization, and our belief that we are likely to compete with them for executive talent. Our Peer Group is focused on public semiconductor, semiconductor equipment, and materials companies that file standard reports with the SEC as domestic issuers, and similarly-sized high-technology equipment and hardware companies with a global presence and a significant investment in research and development. The table below summarizes how the calendar year 2026 Peer Group companies compare to the Company:
Peer Group Revenue and Market Capitalization

Metric	Lam Research ($M)	Target for Peer Group	Peer Group Median ($M)
Revenue (last completed reported four quarters as of July 7, 2025)	17,136	Approximately 0.33 to 3 times Lam	16,049
Market Capitalization (30-day average as of July 7, 2025)	115,382	Approximately 0.33 to 3 times Lam	113,003
Based on these criteria, the Peer Group and targets may be modified from time to time. Our Peer Group was reviewed in August 2025 to ensure that our Peer Group continues to fit within our Peer Group criteria outlined above, and no changes were made for calendar year 2026 compensation decisions. Our Peer Group consists of the companies listed as follows:
Peer Group Companies for Calendar Year 2026

Advanced Micro Devices, Inc.	Cisco Systems, Inc.	Microchip Technology Incorporated	Qualcomm Incorporated
Agilent Technologies, Inc.	Corning Incorporated	Micron Technology, Inc.	Texas Instruments Inc.
Analog Devices, Inc.	Intel Corporation	NVIDIA Corporation
Applied Materials, Inc.	KLA Corporation	NXP Semiconductors N.V.
Broadcom Inc.	Marvell Technology, Inc.	ON Semiconductor Corporation
We derive revenue, market capitalization, and NEO compensation data from public filings made by our Peer Group companies with the SEC and from other publicly available sources. Radford Technology Survey data may be used to supplement compensation data from public filings as needed. The committee reviews compensation practices and selected data on base salary, bonus targets, total cash compensation, equity awards, and total compensation drawn from the Peer Group companies and/or the Radford Technology Survey as a reference to help ensure compensation packages are consistent with market norms.
Base pay levels for each executive officer are generally set with reference to market-competitive levels and in reflection of each officer’s skills, experiences, and performance. Variable pay target award opportunities and total direct compensation for each executive officer are generally designed to deliver market-competitive compensation for the achievement of stretch goals, with downside risk for underperforming and upside reward for overperforming. For those executive officers who are new to their roles, compensation arrangements may be designed to deliver below-market compensation for a period of time. However, the committee does not “target” pay at any specific percentile. Rather, individual pay positioning depends on a variety of factors, such as prior job performance, job scope and responsibilities, skill set, prior experience, time in position, internal comparisons of pay levels for similar skill levels or positions, our goals to attract and retain executive talent, Company performance, and general market conditions.
Assessment of Compensation Risk

Management, with the assistance of Compensia, the committee’s independent compensation consultant, conducted a compensation risk assessment in 2026 and concluded that risks arising from the Company’s current employee compensation programs are not reasonably likely to have a material adverse effect on the Company.
Policies and Practices Related to Timing of Option Awards

As was noted above, our executive compensation program includes a long-term incentive program, or LTIP, which is described in more detail in “ – II. CY2025 and CY2026 Compensation Programs” above. The LTIP consists of a mix of vehicles, which in prior years has included stock options for executives at the level of senior vice president or above. Executives below the level of senior vice president, and non-executive employees who do not participate in the LTIP, have historically not been eligible to receive stock options. Beginning with our calendar year 2025/2027 LTIP, the committee adjusted the mix of vehicles and removed stock options from our pay mix.
Our standard practice is for the committee to annually approve the grant of equity awards under the LTIP for the current calendar year at each regularly scheduled February meeting of the committee. In addition, the committee recommends to the independent members of the Board the approval of equity awards to the CEO under the LTIP for the current calendar year, and the independent members of our Board then review and approve such awards to the CEO during their regularly scheduled February meeting. The grant date for all of the aforementioned annual equity awards under the LTIP, including stock options, if any, is generally on March 1 of each applicable calendar year, unless March 1 falls on a Saturday or a Sunday, in which case we generally grant awards on the preceding Friday or succeeding Monday.
The grant date for annual equity awards under the LTIP occurs at a time when the Company is generally not expected to be in possession of material non-public information regarding our business, and at a time when the Company is not expected to have recently disclosed, or to be imminently disclosing, material non-public information.
We may grant equity awards, including options, to NEOs and other eligible executives outside of our annual award cycle for new hires, promotions, recognition, retention, or other purposes. In determining when to grant "off-cycle" stock option awards, the committee generally would seek to do so at a time when the Company is not expected to be in possession of material non-public information regarding our business, and at a time when the Company is not expected to have recently disclosed, or to be imminently disclosing, material non-public information.
During fiscal year 2026, the Company did not (i) time the disclosure of material non-public information for the purpose of affecting the value of executive compensation, or (ii) grant any stock options to any of its NEOs in any period beginning four business days prior to the filing of a periodic report on Form 10-Q, Form 10-K or current report on Form 8-K that discloses material non-public information, and ending one business day after the filing of such Form 10-Q, Form 10-K or Form 8-K.
Tax and Accounting Considerations

Taxation of “Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code (the “Code”) provide that “disqualified individuals” within the meaning of the Code (which generally includes certain officers, directors, and employees of the Company) may be subject to additional tax if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits. The Company or its successor may also forfeit a deduction on the amounts subject to this additional tax.
We did not provide any of our executive officers, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of sections 280G or 4999 during fiscal year

Lam Research Corporation 2026 Proxy Statement 47

2026, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement as a result of the application of sections 280G and 4999.
Internal Revenue Code Section 409A
Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives non-compliant “deferred compensation” that is within the scope of section 409A. Among other things, section 409A potentially applies to cash awards under the LTIP, if any, the Elective Deferred Compensation Plan, certain equity awards, and severance arrangements.
To assist our employees in avoiding additional taxes under section 409A, we have structured the LTIP, the Elective Deferred Compensation Plan, and our equity awards in a manner intended to qualify them for exemption from, or compliance with, section 409A.
Accounting for Stock-Based Compensation
We follow ASC 718 for accounting for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes. ASC 718 also requires companies to recognize the compensation cost of stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.
Compensation Committee Report
The compensation and human resources committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Based on this review and discussion, the compensation and human resources committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K.
This Compensation Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.
MEMBERS OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
Jyoti K. Mehra (Chair)
Michael R. Cannon
Mark Fields
Abhijit Y. Talwalkar
Compensation Committee Interlocks and Insider Participation
None of the compensation and human resources committee members who served during fiscal year 2026 have ever been an officer or employee of Lam Research. None of our executive officers who served during fiscal year 2026 served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who served on our Board or compensation and human resources committee during fiscal year 2026.

Executive Compensation Tables
The following tables show compensation information for our named executive officers:
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Timothy M. Archer President, Chief Executive Officer	2026	1,316,625	—		33,539,410	—	5,442,278	(4)	56,162	40,354,475
	2025	1,236,539	—		24,101,123	—	2,938,320	(5)	22,179	28,298,161
	2024	1,176,923	—		19,847,946	6,261,433	2,831,300	(6)	17,439	30,135,041
Douglas R. Bettinger Executive Vice President, Chief Financial Officer	2026	785,962	—		8,242,610	—	1,632,356	(4)	131,909	10,792,837
	2025	743,999	—		6,800,221	—	1,022,379	(5)	27,136	8,593,735
	2024	720,591	—		5,353,700	1,689,107	1,001,195	(6)	17,239	8,781,832
Seshasayee (Sesha) Varadarajan Executive Vice President, Chief Operating Officer	2026	778,423	5,638	(7)	8,242,610	—	1,536,571	(4)	12,715	10,575,957
	2025	714,596	2,560	(7)	5,609,261	—	838,646	(5)	15,789	7,180,852
	2024	561,697	2,800	(7)	4,528,866	857,469	649,805	(6)	12,684	6,613,321
Neil J. Fernandes Senior Vice President, Global Customer Operations	2026	650,096	—		4,784,397	—	1,186,835	(4)	15,037	6,636,365

Vahid Vahedi Senior Vice President, Chief Technology and Sustainability Officer	2026	668,269	9,966	(7)	5,234,810	—	1,190,498	(4)	15,580	7,119,123
	2025	618,269	1,673	(7)	3,673,330	—	734,580	(5)	18,327	5,046,179
	2024	553,524	873	(7)	3,311,056	742,493	649,805	(6)	14,995	5,272,746

(1)
The target value of Mr. Archer’s service-based RSU and Market-based PRSU awards under the LTIP was $29,500,000 for fiscal year 2026, $24,100,000 for fiscal year 2025, and $17,200,000 for fiscal year 2024. The target value of Mr. Bettinger’s service-based RSU and Market-based PRSU awards was $7,250,000 for fiscal year 2026, $6,800,000 for fiscal year 2025, and $4,640,000 for fiscal year 2024. The target value of Mr. Varadarajan’s service-based RSU and Market-based PRSU awards was $7,250,000 for fiscal year 2026, $5,650,000 for fiscal year 2025, and $3,952,500 for fiscal year 2024. The target value of Mr. Fernandes’ service-based RSU and Market-based PRSU awards was $4,250,000 for fiscal year 2026. The target value of Dr. Vahedi’s service-based RSU and Market-based PRSU awards was $4,650,000 for fiscal year 2026, $3,700,000 for fiscal year 2025, and $2,890,000 for fiscal year 2024. The amounts shown in this column represent the value of service-based RSU and Market-based PRSU awards granted, in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. For fiscal year 2026, the aggregate grant date fair value of the RSU and Market-based PRSU awards that may be earned by each NEO assuming the highest level of performance conditions for the Market-based PRSU awards will be achieved is as follows: Mr. Archer: $44,390,031; Mr. Bettinger: $10,909,215; Mr. Varadarajan: $10,909,215; Mr. Fernandes: $6,217,166; and Dr. Vahedi: $6,802,468. The fair value of service-based RSUs was calculated based on the fair market value of the Company’s common stock at the date of grant, discounted for dividends because the RSUs do not have dividend equivalent rights. The fair value of Market-based PRSUs granted in fiscal year 2026 under the 2026/2028 LTIP on February 27, 2026 was calculated using a Monte Carlo simulation model using the assumptions shown below. For additional details regarding the grants see “Grants of Plan-Based Awards for Fiscal Year 2026” below.

Market-based PRSU Award Valuation Assumptions
	Expected Volatility	Risk-free Interest Rate	Expected Term (Years)	Dividend Yield
	44.34%	3.36%	2.93	0.44%

(2)
The target value of stock option awards under the LTIP for fiscal year 2024 was $4,300,000 for Mr. Archer, $1,160,000 for Mr. Bettinger, $697,500 for Mr. Varadarajan, and $510,000 for Dr. Vahedi. The amounts shown in this column represent the value of the stock option awards granted, in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture.

(3)	Please refer to “All Other Compensation Table for Fiscal Year 2026,” which immediately follows this table, for additional information.
(4)	Represents the amount earned and subsequently paid under the calendar year 2025 AIP.
(5)	Represents the amount earned and subsequently paid under the calendar year 2024 AIP.
(6)	Represents the amount earned and subsequently paid under the calendar year 2023 AIP.
(7)	Represents patent awards.

Lam Research Corporation 2026 Proxy Statement 49

All Other Compensation Table for Fiscal Year 2026

	Company Matching Contribution to the Company’s Section 401(k) Plan ($)	Company-Paid Long-Term Disability Insurance Premiums ($)	Company Contribution to the Elective Deferred Compensation Plan ($)	Other ($)		Total ($)
Timothy M. Archer	10,800	4,589	2,500	38,273	(1)	56,162
Douglas R. Bettinger	14,092	4,589	2,500	110,728	(2)	131,909
Seshasayee (Sesha) Varadarajan	10,892	1,823	—	—		12,715
Neil J. Fernandes	11,160	1,377	2,500	—		15,037
Vahid Vahedi	11,250	2,330	—	2,000	(3)	15,580

(1)
Represents (1) a $30,000 filing fee paid by the Company in connection with a filing by Mr. Archer under the HSR Act and (2) legal fees of $8,273 paid by the Company in connection with the preparation of Mr. Archer’s HSR Act filing.

(2)
Represents (1) a $105,000 filing fee paid by the Company in connection with a filing by Mr. Bettinger under the HSR Act and (2) legal fees of $5,728 paid by the Company in connection with the preparation of Mr. Bettinger’s HSR Act filing.

(3)	Represents a matching or employee-designated charitable contribution made by the Company pursuant to its employee gift match and volunteerism program, which is available to all Company employees.
Grants of Plan-Based Awards for Fiscal Year 2026

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Approved Date	Target ($)(1)	Maximum ($)(1)	Target (#)(2)		Maximum (#)(2)
Timothy M. Archer	Annual Incentive Program	N/A	2/4/26	2,691,000	6,727,500
	LTIP-Equity
	Market-based PRSUs	2/27/26	2/4/26			76,580	(4)	114,870	(4)			21,701,240
	Service-based RSUs	2/27/26	2/4/26							51,053	(5)	11,838,170
Douglas R. Bettinger	Annual Incentive Program	N/A	2/3/26	966,000	2,415,000
	LTIP-Equity
	Market-based PRSUs	2/27/26	2/3/26			18,820	(4)	28,230	(4)			5,333,212
	Service-based RSUs	2/27/26	2/3/26							12,547	(5)	2,909,398
Seshasayee (Sesha) Varadarajan	Annual Incentive Program	N/A	2/3/26	880,000	2,200,000
	LTIP-Equity
	Market-based PRSUs	2/27/26	2/3/26			18,820	(4)	28,230	(4)			5,333,212
	Service-based RSUs	2/27/26	2/3/26							12,547	(5)	2,909,398
Neil J. Fernandes	Annual Incentive Program	N/A	2/3/26	685,000	1,712,500
	LTIP-Equity
	Market-based PRSUs	2/27/26	2/3/26			10,113	(4)	15,169	(4)			2,865,822
	Service-based RSUs	2/27/26	2/3/26							8,274	(5)	1,918,575
Vahid Vahedi	Annual Incentive Program	N/A	2/3/26	700,000	1,750,000
	LTIP-Equity
	Market-based PRSUs	2/27/26	2/3/26			11,065	(4)	16,597	(4)			3,135,600
	Service-based RSUs	2/27/26	2/3/26							9,053	(5)	2,099,210

(1)
The calendar year 2026 AIP target and maximum estimated future payouts reflected in this table were calculated using the base salary for calendar year 2026. Awards payouts range from 0% to 250% of target.

(2)
The amounts reported represent the target and maximum number of Market-based PRSUs that may vest on the terms described in “ – Compensation Discussion and Analysis” above. The number of shares that may be earned is equal to from 0% to 150% of target.

(3)
The amounts reported represent the fair value of Market-based PRSU and service-based RSU awards granted during fiscal year 2026 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. For details regarding the assumptions used to calculate the fair value of awards granted during fiscal year 2026, see note 1 to the “Summary Compensation Table” above.

(4)
The Market-based PRSUs will vest on the third anniversary of the grant date, subject to continued employment. The actual conversion of Market-based PRSUs into shares of Lam common stock following the conclusion of the three-year performance period will range from 0% to 150% of the target amount, depending upon the percentile ranking of Lam’s TSR relative to the TSR of the companies in the XSOX index over the applicable three-year performance period.

(5)	The RSUs will vest in three equal installments on the first, second, and third anniversaries of the grant date, subject to continued employment.

Lam Research Corporation 2026 Proxy Statement 51

Outstanding Equity Awards at Fiscal Year 2026 Year-End

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Timothy M. Archer	2/27/2026	(2)					51,053	19,353,682	—	—
	2/27/2026	(3)					—	—	76,580	29,030,712
	2/28/2025	(2)					79,000	29,948,110	—	—
	2/28/2025	(3)					—	—	177,750	67,383,248
	3/1/2024	(2)					16,360	6,201,912	—	—
	3/1/2024	(5)					—	—	147,260	55,824,793
	3/1/2024	(4)	98,160	49,080	98.15	3/1/2031
	3/1/2023	(4)	181,020	—	49.09	3/1/2030
	3/1/2022	(4)	151,980	—	54.06	3/1/2029
	3/1/2021	(4)	59,970	—	59.88	3/1/2028
	3/2/2020	(4)	121,400	—	30.03	3/2/2027
Douglas R. Bettinger	2/27/2026	(2)					12,547	4,756,442	—	—
	2/27/2026	(3)					—	—	18,820	7,134,474
	2/28/2025	(2)					22,290	8,449,916	—	—
	2/28/2025	(3)					—	—	50,153	19,012,501
	3/1/2024	(2)					4,420	1,675,578	—	—
	3/1/2024	(5)					—	—	39,720	15,057,455
	3/1/2024	(4)	—	13,240	98.15	3/1/2031
Seshasayee (Sesha) Varadarajan	2/27/2026	(2)					12,547	4,756,442	—	—
	2/27/2026	(3)					—	—	18,820	7,134,474
	2/28/2025	(2)					20,836	7,898,719	—	—
	2/28/2025	(3)					—	—	38,199	14,480,859
	3/1/2024	(2)					5,310	2,012,968	—	—
	3/1/2024	(5)					—	—	29,190	11,065,637
	3/1/2024	(4)	15,920	7,960	98.15	3/1/2031
	3/1/2023	(4)	29,400	—	49.09	3/1/2030
	3/1/2022	(4)	20,880	—	54.06	3/1/2029
	3/1/2021	(4)	12,270	—	59.88	3/1/2028
	3/2/2020	(4)	27,480	—	30.03	3/2/2027
Neil J. Fernandes	2/27/2026	(2)					8,274	3,136,591	—	—
	2/27/2026	(3)					—	—	10,113	3,833,737
	2/28/2025	(2)					13,276	5,032,799	—	—
	2/28/2025	(3)					—	—	24,339	9,226,672
	3/1/2024	(2)					3,650	1,383,679	—	—
	3/1/2024	(5)					—	—	20,090	7,615,918
	3/1/2024	(4)	10,940	5,470	98.15	3/1/2031
	3/1/2023	(4)	11,760	—	49.09	3/1/2030
Vahid Vahedi	2/27/2026	(2)					9,053	3,431,902	—	—
	2/27/2026	(3)					—	—	11,065	4,194,631
	2/28/2025	(2)					13,645	5,172,683	—
	2/28/2025	(3)					—	—	25,015	9,482,936
	3/1/2024	(2)					3,880	1,470,869	—	—
	3/1/2024	(5)					—	—	21,340	8,089,781
	3/1/2024	(4)	11,640	5,820	98.15	3/1/2031
	3/1/2023	(4)	27,150	—	49.09	3/1/2030
	3/1/2022	(4)	20,880	—	54.06	3/1/2029
	3/1/2021	(4)	12,270	—	59.88	3/1/2028

(1)	Calculated by multiplying the number of unvested units by $379.09, the closing price of our common stock on June 26, 2026, which was the last trading day of fiscal year 2026.
(2)	The RSUs will vest in three equal installments on the first, second, and third anniversaries of the grant date, subject to continued employment.
(3)
The Market-based PRSUs will vest on the third anniversary of the grant date, subject to continued employment. The Market-based PRSUs are shown at their target amount. The actual conversion of the Market-based PRSUs into shares of Lam common stock following the conclusion of the three-year performance period will range from 0% to 150% of that target amount, depending upon the percentile ranking of Lam’s TSR relative to the TSR of the companies in the XSOX index over the applicable three-year performance period.

(4)	The stock options become exercisable in three equal installments on the first, second, and third anniversaries of the grant date, subject to continued employment.
(5)
The Market-based PRSUs will vest on the third anniversary of the grant date, subject to continued employment. The Market-based PRSUs are shown at their target amount. The actual conversion of the Market-based PRSUs into shares of Lam common stock following the conclusion of the three-year performance period will range from 0% to 150% of that target amount, depending upon Lam’s TSR performance compared to the market price performance of the XSOX index over the applicable three-year performance period.

Option Exercises and Stock Vested During Fiscal Year 2026(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy M. Archer	113,300	16,562,761	347,510	81,279,114
Douglas R. Bettinger	144,060	24,215,992	98,175	22,962,151
Seshasayee (Sesha) Varadarajan	—	—	76,192	17,820,547
Neil J. Fernandes	—	—	34,477	8,063,826
Vahid Vahedi	—	—	66,512	15,556,492

(1)	The table shows all stock options exercised and the value realized upon exercise, and all RSUs and Market-based PRSUs vested and the value realized upon vesting.
Nonqualified Deferred Compensation

Name	Executive Contributions in FY 2026 ($)(1)	Registrant Contributions in FY 2026 ($)(2)	Aggregate Earnings in FY 2026 ($)(3)	Aggregate Balance at 2026 Fiscal Year-End ($)(4)
Timothy M. Archer	1,789,370	2,500	2,550,646	19,379,173
Douglas R. Bettinger	196,346	2,500	2,386,906	12,082,901
Seshasayee (Sesha) Varadarajan	—	—	—	—
Neil J. Fernandes	367,175	2,500	199,518	1,684,748
Vahid Vahedi	—	—	—	—

(1)	The entire amount of each executive’s contributions in fiscal year 2026 is reported in each respective NEO’s compensation in our fiscal year 2026 “Summary Compensation Table” above.
(2)
Represents the amount that Lam credited to the Elective Deferred Compensation Plan (the “EDCP”), which is 3% of the executive’s salary contribution during calendar years 2025 and 2026, to a maximum annual benefit of $2,500. These amounts are included in the “Summary Compensation Table” and “All Other Compensation Table for Fiscal Year 2026” above.

(3)	The NEOs did not receive above-market or preferential earnings in fiscal year 2026.
(4)
The fiscal year-end balance includes $9,513,329 for Mr. Archer and $5,699,922 for Mr. Bettinger that were previously reported in our Summary Compensation Tables in previous years. The fiscal year-end balance includes $17,929,246 for Mr. Archer and $12,082,901 for Mr. Bettinger that was contributed after December 31, 2004, or constitutes earnings on such contributions, and which is subject to distribution in the event of a Change in Control (as defined in the EDCP) as described in “ – Potential Payments upon Termination or Change in Control – Elective Deferred Compensation Plan” below.

Potential Payments Upon Termination or Change in Control

The independent members of our Board have adopted an executive severance policy (the “severance policy”) and an executive change in control policy (the “change in control policy”), which are applicable to our NEOs. The policies were amended by the independent members of our Board, effective May 15, 2024. The following is a summary of the policies.

Lam Research Corporation 2026 Proxy Statement 53

Executive Severance Policy
The severance policy applies to individuals serving as our CEO, president, executive vice president, and senior vice president (each, a “covered executive”), including each of our NEOs. However, certain provisions of the severance policy apply only to individuals serving as CEO, president or executive vice president (each, a “Tier 1 executive”), currently including Mr. Archer, Mr. Bettinger, and Mr. Varadarajan.
The severance policy provides that if an Involuntary Termination (as defined in the severance policy) of a Tier 1 executive’s employment occurs, other than in connection with a Change in Control or an Acquisition (each as defined in the severance policy), the Tier 1 executive will be entitled to: (1) a lump-sum cash payment equal to 100% (150% for our CEO) of the Tier 1 executive’s then-current annual base salary, plus an amount equal to 50% (100% for our CEO) of the average of the last five annual payments made to the Tier 1 executive under the short-term variable compensation or any predecessor or successor programs (the “Short-Term Program,” and such average, the “Five-Year Average Amount”), plus an amount equal to the pro-rata amount the Tier 1 executive would have earned under the Short-Term Program for the calendar year in which the Tier 1 executive’s employment is terminated had the Tier 1 executive’s employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the corporate performance results achieved under the Short-Term Program for the full calendar year (but assuming individual performance at the lesser of (i) the target level and (ii) the average of the individual performance results for the other executives under such program for the full calendar year) and the number of full months elapsed prior to the termination date; (2) certain medical benefits; (3) vesting, as of the date of termination, of a pro rata portion of the unvested stock option or RSU awards that are solely service-based and which were granted to the Tier 1 executive at least 12 months prior to the termination date; and (4) a cash payment equal to the product of (x) a pro rata portion (based on the time from the first day of the Performance Period (as defined in the award agreements) until the earlier of the termination date or the last day of the Performance Period) of the unvested Market-based PRSU and/or other performance-based RSU awards granted to the Tier 1 executive, as adjusted for the Company’s performance (calculated as set forth in the award agreements) over the time from the first day of the Performance Period until the earlier of the termination date or the last day of the Performance Period and (y) the closing stock price on the date of termination.
If the Company carries out an Acquisition (as defined in the severance policy) during the period of a covered executive’s employment, and if there is an Involuntary Termination of the covered executive’s employment on or after the date of the initial public announcement of, or within the 24 months following the consummation of, the Acquisition, the covered executive will be entitled to: (1) a lump-sum cash payment equal to 150% (200% for our CEO) of the covered executive’s then current annual base salary, plus an amount equal to 150% (200% for our CEO) of the Five-Year Average Amount, plus an additional amount equal to a pro rata amount (based on the number of full months worked in the calendar year during which the termination occurs) of the Five-Year Average Amount; (2) certain medical benefits; (3) vesting, as of the date of termination, of the unvested stock option or RSU awards that are solely service-based granted to the covered executive prior to the Acquisition; and (4) a cash payment equal to the product of (x) the sum of (i) a pro rata portion (based on time from the first day of the Performance Period until the earlier of the closing of the Acquisition or the last day of the Performance Period) of the unvested Market-based PRSUs/performance-based RSUs as adjusted for the Company’s performance (calculated as set forth in the award agreements) over the time from the first day of the Performance Period until the closing of the acquisition and (ii) a pro rata portion (based on time from the day following the closing of the Acquisition until the last day of the Performance Period) of the target number of unvested Market-based PRSUs/performance-based RSUs (i.e., unadjusted for performance) and (y) the closing stock price on the closing date of the Acquisition.
If a Tier 1 executive’s employment is terminated due to disability or in the event of the Tier 1 executive’s death, the Tier 1 executive (or the Tier 1 executive’s estate) will be entitled to: (1) the pro rata amount the Tier 1 executive would have earned under the Short-Term Program for the calendar year in which the Tier 1 executive’s employment is terminated had the Tier 1 executive’s employment continued until the end of such calendar year, such pro rata portion to be calculated based on the corporate performance results achieved under the Short-Term Program for the full calendar year (but assuming individual performance at the lesser of (i) the target level and (ii) the average of the individual performance results for the other executives under such program for the full calendar year) and the number of full months elapsed prior to the termination date; (2) certain medical benefits; (3) vesting, as of the date of termination, of any unvested stock option and RSU awards that are solely service-based and which are granted to the Tier 1 executive prior to the date of termination; and (4) vesting, as of the date of termination, of a portion of the unvested Market-based PRSU/performance-based RSU awards granted to the Tier 1 executive, as adjusted for the Company’s performance (calculated as set forth in the award agreements) over the time from the first day of the Performance Period until the earlier of the termination date or the last day of the Performance Period.
If the employment of a covered executive who is not a Tier 1 executive is terminated due to disability or in the event of the covered executive’s death, the covered executive (or the covered executive’s estate) will be entitled to: (1) the pro rata amount the covered executive would have earned under the Short-Term Program for the calendar year in which the covered executive’s employment is terminated had the covered executive’s employment continued until the end of such calendar year, such pro rata portion to be calculated based on the corporate performance results achieved under the Short-Term Program for the full calendar year (but assuming individual performance at the lesser of (i) the target level and (ii) the average of the individual performance results for the other executives under such program for the full calendar year) and the number of full months elapsed prior to the termination date; (2) vesting, as of the date of termination, of any unvested stock option and RSU awards that are solely service-based and which are granted to the covered executive prior to the date of termination; and (3) vesting, as of the date of termination, of a portion of the unvested Market-based PRSU/performance-based RSU awards granted to the covered executive, as adjusted for the Company’s performance (calculated as set forth in the award agreements) over the time from the first day of the Performance Period until the earlier of the termination date or the last day of the Performance Period.
If a covered executive voluntarily resigns, the covered executive will be entitled to no additional benefits (except as the covered executive may be eligible for under the Company’s Retiree Health Plans), outstanding stock options, RSUs and Market-based PRSUs/performance-based RSUs will cease to vest on the termination date, and stock options will be canceled unless they are exercised within 90 days after the termination date. All RSUs and Market-based PRSUs/performance-based RSUs will be canceled on the termination date.
The severance policy conditions all payments and benefits upon a covered executive’s performance in all material respects of their confidentiality and non-compete obligations to the Company. The severance policy also requires a covered executive to execute a release in favor of the Company, which includes a non-solicitation obligation for a period of six months following the termination of the covered executive’s employment, to receive the payments described above. Any compensation that is paid to a covered executive by the Company is subject to any applicable compensation recovery policy.
The severance policy may be amended at any time; provided, however, that any amendment that would adversely affect a covered executive will not be applicable without such covered executive’s consent until the later of (i) 18 months following the date of such amendment, or (ii), if the amendment occurs during the Change In Control Protection Period (as defined in the change in control policy), the end of the Change In Control Protection Period.
Executive Change in Control Policy
The change in control policy applies to individuals serving as covered executives, including each of our NEOs.
The change in control policy provides that if a Change in Control of the Company (as defined in the change in control policy) occurs during the period of a covered executive’s employment, and if there is an Involuntary Termination of the covered executive’s employment on or after the date of the initial public announcement of the transaction or within the 24 months following the Change in Control, the covered executive will be entitled to: (1) a lump-sum cash payment equal to 150% (200% for our CEO) of the covered executive’s then current annual base salary, plus an amount equal to 150% (200% for our CEO) of the Five-Year Average Amount, plus an additional amount equal to a pro rata amount (based on the number of full months worked in the calendar year during which the termination occurs) of the Five-Year Average Amount; (2) certain medical benefits; (3) vesting, as of the date of termination, of the unvested stock option or RSU awards that are solely service-based granted to the covered executive prior to the Change in Control; and (4) conversion of any Market-based PRSUs/performance-based RSUs outstanding as of the Change in Control into a cash award payable at time of termination calculated as set forth in the award agreements (pursuant to the Company’s current form of Market-based PRSU award agreement, the cash award would be equal to the product of (x) the sum of (i) a pro rata portion (based on time from the first day of the Performance Period until the earlier of the closing of the Change in Control or the last day of the Performance Period) of the unvested Market-based PRSUs/performance-based RSUs as adjusted for the Company’s performance (calculated as set forth in the award agreements) over the time from the first day of the Performance Period until the closing of the Change in Control and (ii) a pro rata portion (based on time from the day following the closing of the Change in Control until the last day of the Performance Period) of the target number of unvested Market-based PRSUs/performance-based RSUs (i.e. unadjusted for performance) and (y) the closing stock price on the closing date of the Change in Control).
If the Company is acquired by another entity in connection with a Change in Control of the Company (as defined in the severance policy) during the period of a covered executive’s employment, and there is or will be no market for the Company’s common stock, and if the acquiring company does not provide the covered executive with stock options and RSU awards comparable to the unvested stock option or RSU awards that are not performance-based that are granted to the covered executive prior to the Change in Control, then regardless of whether the covered executive’s employment is terminated, the covered executive will be entitled to the vesting, immediately prior to the Change in Control, of all such unvested stock option or RSU awards that are not performance-based that are granted to the covered executive prior to the Change in Control.
The change in control policy conditions all payments and benefits upon a covered executive’s performance in all material respects of their confidentiality and non-compete obligations to the Company. The change in control policy also requires a covered executive to execute a release in favor of the Company, which includes a non-solicitation obligation for a period of six months following the termination of the covered executive’s employment, to receive the payments described above. Any compensation that is paid to a covered executive by the Company is subject to any applicable compensation recovery policy.
The change in control policy may be amended at any time; provided, however, that any amendment that would adversely affect a covered executive will not be applicable without such covered executive’s consent until the later of (i) 18 months following the date of such amendment, or (ii) if the amendment occurs during the Change In Control Protection Period, the end of the Change In Control Protection Period.
Equity Plans
In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (1) a merger or consolidation in which the Company is not the surviving entity, (2) a sale of substantially all of the Company’s assets, including a liquidation or dissolution of the Company, or (3) a change in the

Lam Research Corporation 2026 Proxy Statement 55

ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of the awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced, or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the Board and/or the terms of the applicable transaction documents.
Equity Award Agreements
In addition to the above, the equity award agreements granted to NEOs under our 2026/2028 long-term incentive program include terms that provide for favorable vesting treatment in the event of a Qualified Retirement (as defined in the award agreements).
A termination of service qualifies as a “Qualified Retirement” only if all of the following conditions are satisfied: (1) the NEO has at least five years of continuous service with the Company or a related entity; (2) the NEO is age 55 or older; (3) the sum of the NEO’s age plus years of service equals or exceeds 70; (4) the NEO provides advance written notice of intent to retire at least 60 days and no more than 12 months prior to the retirement date; and (5) the NEO executes (and does not revoke) a general release of claims in favor of the Company. In addition, the Qualified Retirement must occur: (1) at least 12 months following the grant date of the applicable award; and (2) for Market-based PRSUs, prior to the applicable performance vesting date.
For service-based RSUs granted to NEOs under our 2026/2028 LTIP, upon a Qualified Retirement, provided that the NEO has not violated any restrictive covenant to which he or she is subject as of the retirement date, all unvested RSUs vest in full as of such date.
For Market-based PRSUs granted to NEOs under our 2026/2028 LTIP, upon a Qualified Retirement prior to the Performance Vesting Date (as defined in the award agreement), the Market-based PRSUs remain outstanding and continue to be eligible to vest on the original Performance Vesting Date, with vesting determined based on actual Company performance over the full performance period, as if the NEO had remained employed through the Performance Vesting Date, subject to the NEO’s continued compliance with all restrictive covenants to which he or she is subject as of the Performance Vesting Date.
As of the last day of fiscal year 2026, none of these awards had been outstanding for at least 12 months following the grant date, so none of the NEOs were eligible for a Qualifying Retirement.
Potential Payments to Named Executive Officers Upon Termination or Change in Control
The tables below summarize the potential payments to our NEOs, assuming an employment termination or change in control of the Company as of the end of fiscal year 2026. These amounts are calculated assuming that the employment termination or change in control occurs on the last business day of fiscal year 2026, June 26, 2026. The closing price per share of our common stock on June 26, 2026 was $379.09. The short-term incentive program pro rata amounts are calculated by multiplying the applicable pro rata percentage by the target. Actual performance will not be known until after the end of calendar year 2026.
Potential Payments to NEOs Upon Termination or Change in Control

Potential Payments to Mr. Archer Upon Termination or Change in Control as of June 26, 2026
		Involuntary Termination
	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control or Acquisition by Lam ($)
Compensation
Severance	—	—	—	2,018,250	2,691,000
Short-term Incentive (5-year average)	—	—	—	3,304,137	6,608,274
Short-term Incentive (pro rata)	—	1,121,250	—	1,121,250	1,376,724
Long-term Incentives:
Stock Options (Unvested and Accelerated)	—	13,788,388	—	3,447,097	13,788,388
Service-based Restricted Stock Units (Unvested and Accelerated)	—	55,503,704	—	5,293,992	55,503,704
Performance-based Restricted Stock Units (Unvested and Accelerated)	—	218,835,768	—	118,489,887	190,894,940
Benefits and Perquisites
Health Benefit Continuation/Retiree Health Plans	894,000	894,000	894,000	894,000	894,000
Total	894,000	290,143,110	894,000	134,568,613	271,757,030

Potential Payments to Mr. Bettinger Upon Termination or Change in Control as of June 26, 2026
		Involuntary Termination
	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control or Acquisition by Lam ($)
Compensation
Severance	—	—	—	805,000	1,207,500
Short-term Incentive (5-year average)	—	—	—	573,826	1,721,479
Short-term Incentive (pro rata)	—	402,500	—	402,500	478,189
Long-term Incentives:
Stock Options (Unvested and Accelerated)	—	3,719,606	—	929,901	3,719,606
Service-based Restricted Stock Units (Unvested and Accelerated)	—	14,881,936	—	1,475,039	14,881,936
Performance-based Restricted Stock Units (Unvested and Accelerated)	—	59,466,332	—	32,435,320	51,808,714
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	37,304	—	37,304	37,304
Total	—	78,507,678	—	36,658,890	73,854,728

Potential Payments to Mr. Varadarajan Upon Termination or Change in Control as of June 26, 2026
		Involuntary Termination
	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control or Acquisition by Lam ($)
Compensation
Severance	—	—	—	800,000	1,200,000
Short-term Incentive (5-year average)	—	—	—	433,446	1,300,338
Short-term Incentive (pro rata)	—	366,667	—	366,667	361,205
Long-term Incentives:
Stock Options (Unvested and Accelerated)	—	2,236,259	—	559,065	2,236,259
Service-based Restricted Stock Units (Unvested and Accelerated)	—	14,668,129	—	1,490,202	14,668,129
Performance-based Restricted Stock Units (Unvested and Accelerated)	—	46,681,143	—	24,484,286	40,635,036
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	53,524	—	53,524	53,524
Total	—	64,005,722	—	28,187,190	60,454,491

Potential Payments to Mr. Fernandes Upon Termination or Change in Control as of June 26, 2026
		Involuntary Termination
	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control or Acquisition by Lam ($)
Compensation
Severance	—	—	—	—	1,027,500
Short-term Incentive (5-year average)	—	—	—	—	1,027,041
Short-term Incentive (pro rata)	—	285,417	—	—	285,289
Long-term Incentives:
Stock Options (Unvested and Accelerated)	—	1,536,725	—	—	1,536,725
Service-based Restricted Stock Units (Unvested and Accelerated)	—	9,553,069	—	—	9,553,069
Performance-based Restricted Stock Units (Unvested and Accelerated)	—	29,756,670	—	—	25,954,397
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	53,524	—	53,524	53,524
Total	—	41,185,405	—	53,524	39,437,545

Lam Research Corporation 2026 Proxy Statement 57

Potential Payments to Dr. Vahedi Upon Termination or Change in Control as of June 26, 2026
		Involuntary Termination
	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control or Acquisition by Lam ($)
Compensation
Severance	—	—	—	—	1,050,000
Short-term Incentive (5-year average)	—	—	—	—	1,165,297
Short-term Incentive (pro rata)	—	291,667	—	—	323,693
Long-term Incentives:
Stock Options (Unvested and Accelerated)	—	1,635,053	—	—	1,635,053
Service-based Restricted Stock Units (Unvested and Accelerated)	—	10,075,454	—	—	10,075,454
Performance-based Restricted Stock Units (Unvested and Accelerated)	—	31,274,925	—		27,302,441
Benefits and Perquisites
Health Benefit Continuation/Retiree Health Plans	886,000	886,000	886,000	886,000	886,000
Total	886,000	44,163,099	886,000	886,000	42,437,938
Elective Deferred Compensation Plan
As described above in “ – Compensation Discussion and Analysis – II. CY2025 and CY2026 Compensation Programs – Other Benefits Not Available to All Employees – Elective Deferred Compensation Plan”, the Company maintains an Elective Deferred Compensation Plan in which the NEOs are eligible to participate. In addition to the potential payments shown in the tables above, in the event of a Change in Control (as defined in the Elective Deferred Compensation Plan), all amounts credited to a participating NEO’s account (other than amounts contributed through December 31, 2004, and earnings thereon) will be distributed in a lump-sum payment on the first business day of the 18th month following such Change in Control. The balance and applicable amounts of each NEO’s account as of the end of fiscal year 2026 are set forth in note 4 to the table “Nonqualified Deferred Compensation” on page 53. Under the Elective Deferred Compensation Plan, amounts may be withdrawn or distributed from the plan through pre-scheduled payments or upon death, retirement, disability or a separation from service, as elected in advance by the participant in accordance with the terms of the plan.

CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (other than our CEO). The fiscal year 2026 annual total compensation of our CEO, Mr. Archer, was $40,354,475, the fiscal year 2026 annual total compensation of our median compensated employee (other than our CEO) was $80,764, and the ratio of these amounts was 500 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For purposes of identifying our median compensated employee in fiscal year 2026, we used our global employee population as of June 28, 2026, identified based on our human resources systems of record. We used total direct compensation as our consistently applied compensation measure for such population. In this context, total direct compensation means the sum of the applicable annual base salaries determined as of June 28, 2026, the incentive cash target amount payable for service in calendar year 2026, and the approved value of the annual equity awards granted during fiscal year 2026 for our global employee population. We annualized the annual base salary and incentive cash target amounts for all employees who did not work for the entire year. Given its global population, the Company used the foreign currency exchange rates in effect at the end of fiscal year 2026 to determine the annual total direct compensation and therefore the median compensated employee. After identifying our median compensated employee, we then calculated the annual total compensation for our median compensated employee for fiscal year 2026 using the same methodology used for our CEO as set forth in the “Summary Compensation Table” of this proxy statement.

Pay Versus Performance
The following disclosure has been prepared in accordance with the pay versus performance disclosure requirements set forth in Item 402(v) of Regulation S-K under the Exchange Act, which requires the presentation of certain information about the relationship between the compensation of our NEOs and our performance. Amounts reported as “Compensation Actually Paid” differ from the compensation amounts disclosed elsewhere in this proxy statement and do not reflect the value of the compensation actually received by the NEOs, including our CEO, who serves as our principal executive officer (“PEO”). For information about how our executive compensation program seeks to align pay with performance, please refer to “ – Executive Compensation and Other Information – Compensation Discussion and Analysis” beginning on page 28.
Pay Versus Performance

Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(1)(2)	Value of Initial Fixed $100 Investment Based On: (3)		Net Income ($ in thousands)	Non-GAAP Operating Income as a Percentage of Revenue (%)(5)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)
2026	40,354,475	320,642,970	8,781,071	63,019,272	633	430	7,265,396	35.8
2025	28,298,161	14,697,241	8,377,096	7,038,953	161	179	5,358,217	32.3
2024	30,135,041	71,745,236	6,933,795	15,027,121	175	175	3,827,772	30.3
2023	18,310,099	35,457,770	4,654,089	8,924,931	99	111	4,510,931	30.7
2022	16,941,156	10,266,747	4,179,804	3,029,959	72	85	4,605,286	31.3
(1)    Timothy M. Archer was our CEO for each of the years presented. Our other NEOs, other than the CEO, during the years presented were as follows:
•FY 2026: Douglas R. Bettinger, Seshasayee (Sesha) Varadarajan, Neil J. Fernandes, and Vahid Vahedi
•FY 2025: Douglas R. Bettinger, Patrick J. Lord, Ava A. Harter, and Seshasayee (Sesha) Varadarajan
•FY 2024: Douglas R. Bettinger, Patrick J. Lord, Seshasayee (Sesha) Varadarajan, and Vahid Vahedi
•FY 2023: Douglas R. Bettinger, Patrick J. Lord, Vahid Vahedi, and Seshasayee (Sesha) Varadarajan
•FY 2022: Douglas R. Bettinger, Patrick J. Lord, Vahid Vahedi, and Seshasayee (Sesha) Varadarajan
(2)    The following tables present the amounts deducted from and added to our CEO’s total compensation for each year, as well as the average amounts deducted from and added to the average of the total compensation for the other NEOs, other than the CEO, for each year, as reported in the Summary Compensation Table, in order to determine the “compensation actually paid” to our CEO and the average “compensation actually paid”to the other NEOs, in accordance with SEC rules. Neither our CEO nor the other NEOs participated in any defined benefit or actuarial pension plans (including supplemental plans) during the years presented, and no such plans are reported in the Summary Compensation Table. As a result, no information regarding deductions or additions related to pension plans is presented.
For purposes of these adjustments, the fair value of equity awards was determined as follows: (i) for service-based RSUs at fiscal year-end, using the closing price of the Company’s common stock on the last trading day preceding the fiscal year-end; (ii) for Market-based PRSUs at fiscal year-end, using a Monte Carlo simulation model with assumptions for expected volatility, risk-free interest rate, expected term and dividend yield determined as of the fiscal year-end; (iii) for service-based RSUs and Market-based PRSUs upon vesting, using the closing price of the Company’s common stock on the vesting date; (iv) for stock option awards at fiscal year-end, using a Black-Scholes option valuation model with assumptions for expected volatility, risk-free interest rate, expected term and dividend yield determined as of the fiscal year-end; and (v) for stock option awards upon vesting, using a Black-Scholes option valuation model with assumptions for expected volatility, risk-free interest rate, expected term and dividend yield determined as of the vesting date.

Lam Research Corporation 2026 Proxy Statement 59

	CEO
Adjustments	FY 2026	FY 2025	FY 2024	FY 2023	FY 2022
Summary Compensation Table (SCT) Total	40,354,475	28,298,161	30,135,041	18,310,099	16,941,156
(Deduct): SCT “Stock Awards” column value	(33,539,410)	(24,101,123)	(19,847,946)	(11,291,907)	(10,079,176)
(Deduct): SCT “Option Awards” column value	—	—	(6,261,433)	(3,643,192)	(2,669,527)
Add: year-end fair value of equity awards granted in the fiscal year that are outstanding and unvested as of the fiscal year-end	57,296,009	33,443,663	26,917,750	18,979,835	11,041,230
Add (Deduct): year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the fiscal year-end	187,848,957	(7,464,817)	30,177,855	7,625,472	(7,109,304)
Add: vesting date fair value of equity awards granted and vested in the fiscal year	—	—	—	—	—
Add (Deduct): year-over-year change in fair value of equity awards granted in prior years that vested in the fiscal year	68,682,939	(15,478,643)	10,623,969	5,477,463	2,142,368
(Deduct): fair value as of prior year-end of equity awards granted in prior years that failed to vest in the fiscal year	—	—	—	—	—
Add: dollar value of dividends/earnings paid on equity awards in the fiscal year	—	—	—	—	—
Compensation Actually Paid	320,642,970	14,697,241	71,745,236	35,457,770	10,266,747

	Other NEOs (Average)
Adjustments	FY 2026	FY 2025	FY 2024	FY 2023	FY 2022
Summary Compensation Table (SCT) Total	8,781,071	8,377,096	6,933,795	4,654,089	4,179,804
(Deduct): SCT “Stock Awards” column value	(6,626,107)	(6,574,519)	(4,371,479)	(2,709,589)	(2,122,367)
(Deduct): SCT “Option Awards” column value	—	(129,498)	(1,160,663)	(737,158)	(510,227)
Add: year-end fair value of equity awards granted in the fiscal year that are outstanding and unvested as of the fiscal year-end	11,305,836	9,026,385	4,637,696	4,391,629	2,280,231
Add (Deduct): year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the fiscal year-end	36,511,493	(1,313,954)	6,531,859	1,681,231	(1,644,600)
Add: vesting date fair value of equity awards granted and vested in the fiscal year	—	117,447	—	—	—
Add (Deduct): year-over-year change in fair value of equity awards granted in prior years that vested in the fiscal year	13,046,979	(2,464,004)	2,455,913	1,644,729	847,118
(Deduct): fair value as of prior year-end of equity awards granted in prior years that failed to vest in the fiscal year	—	—	—	—	—
Add: dollar value of dividends/earnings paid on equity awards in the fiscal year	—	—	—	—	—
Compensation Actually Paid	63,019,272	7,038,953	15,027,121	8,924,931	3,029,959
(3)    Total shareholder return is calculated based on the value of an initial fixed investment of $100 on June 25, 2021 through the end of the listed fiscal year, and assuming dividends are reinvested.
(4)    The peer group used is the PHLX Semiconductor Sector Total Return Index, which is the same peer group used in Part II, Item 5 of our Form 10-K.
(5)    Appendix A contains a reconciliation of non-GAAP operating income as a percentage of revenue to the results reported in our financial statements.
Relationship Between Compensation Actually Paid and Performance
The following graphs present the relationships between: (i) “compensation actually paid” (“CAP”), as disclosed in the Pay Versus Performance table, compared to our TSR; (ii) our TSR compared to the TSR of the PHLX Semiconductor Sector Total Return Index, which is the Company’s “peer group” for purposes of the Pay Versus Performance table; (iii) CAP as disclosed in the Pay Versus Performance table compared to our net income; and (iv) CAP as disclosed in the Pay Versus Performance table compared to our non-GAAP operating income as a percentage of revenue6.
6 Appendix A contains a reconciliation of non-GAAP operating income as a percentage of revenue to the results reported in our financial statements.

Relationships Between CAP and Performance and Company TSR and Peer Group TSR
(1)    Total shareholder return is calculated based on the value of an initial fixed investment of $100 on June 25, 2021 through the end of the listed fiscal year, and assuming dividends are reinvested.
(2)    Appendix A contains a reconciliation of non-GAAP operating income as a percentage of revenue to the results reported in our financial statements.

Lam Research Corporation 2026 Proxy Statement 61

Tabular List of Financial Performance Measures
The following table includes an unranked list of the financial performance measures that, in our assessment, represent the most important financial performance measures used by us to link compensation actually paid to our NEOs, for fiscal year 2026, to our performance. For more information about how these measures factor into our executive compensation program, please refer to “ – Executive Compensation and Other Information – Compensation Discussion and Analysis” beginning on page 28.
Financial Performance Measures

Non-GAAP operating income as a percentage of revenue (Company-Selected Measure)
Relative TSR (defined as the Company’s TSR relative to the TSR of the PHLX Semiconductor Sector Total Return Index)
Non-GAAP gross margin as a percentage of revenue

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information, as of June 28, 2026, regarding securities authorized for issuance under the Company’s equity compensation plans. The Company’s equity compensation plans include the 1999 Employee Stock Purchase Plan (as amended, the “1999 ESPP”), the 2015 Stock Incentive Plan (as amended, the “2015 Plan”), and the 2025 Stock Incentive Plan (the “2025 Plan”). The 2015 Plan expired on November 3, 2025. Since November 4, 2025, the Company has issued awards under the 1999 ESPP and the 2025 Plan. The 2025 Plan was approved at the 2025 annual meeting of stockholders. Please see “Voting Proposals – Proposal No. 3: Approval of the Adoption of the Lam 2025 Stock Incentive Plan” in the 2025 Proxy Statement for additional information.
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(1) ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,454,664	(2)	60.48	205,751,955	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	7,454,664		60.48	205,751,955

(1)	Weighted-average exercise prices do not include service-based RSUs or Market-based PRSUs, which are settled for no consideration.
(2)
Includes 5,780,479 shares issuable upon service-based RSUs vesting, Market-based PRSUs vesting or stock option exercises under the 2015 Plan and 1,674,185 shares issuable upon service-based RSUs vesting, Market-based PRSUs vesting or stock option exercises under the 2025 Plan. The share total assumes shares will be issued at the maximum vesting amount for outstanding Market-based PRSUs.

(3)
Includes 159,935,884 shares available for future issuance under the 2025 Plan and 45,816,071 shares available for future issuance under the 1999 ESPP. All of the shares available for future issuance under the 1999 ESPP are available to purchase during the current purchase period, but the actual number of shares that can be purchased depends on the purchase price, which is not fixed until the end of the purchase period, and is subject to limits on purchases by individuals. The number of shares that may be purchased by an individual in the current purchase period under the 1999 ESPP cannot exceed 10,000 shares and the total fair market value of shares that can be purchased by an individual during a calendar year cannot exceed $25,000.

Audit Matters

Audit Committee Report
The audit committee operates under a written charter adopted by the Board that outlines its purpose and responsibilities. The audit committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board changes to its charter to reflect the evolving role of the audit committee. The charter of the audit committee is available on the Investors section of our website at investor.lamresearch.com/corporate-governance.
The audit committee is composed entirely of directors who meet the independence requirements of Nasdaq and the SEC, and who otherwise satisfy the requirements for audit committee service imposed by the Exchange Act. Each member of the audit committee is able to read and understand fundamental financial statements as required by the Nasdaq listing standards. Further, the Board has determined that Mr. Brandt and Mss. Brennan and Mayer are “audit committee financial experts” as defined in the SEC rules.
The Company’s management, audit committee, and independent registered public accounting firm (KPMG LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the preparation, presentation, and integrity of financial statements and for the system of internal control and the financial reporting process. KPMG LLP (“KPMG”) has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (the “PCAOB”). The audit committee is responsible for monitoring and overseeing these processes. The audit committee relies on the expertise and knowledge of management, the internal audit department, and the independent auditor in carrying out its oversight responsibilities.
In accordance with applicable law, the audit committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing the Company’s independent audit firm, and evaluates its independence. The audit committee has the authority to engage its own outside advisors, including experts as the committee considers necessary to carry out its responsibilities, apart from counsel or advisors hired by management.
In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2026, the audit committee took the following actions:
•Received and discussed the audited financial statements with Company management;
•Discussed with KPMG the matters required to be discussed by applicable requirements of the PCAOB and the SEC;
•Received and discussed the written disclosures and the letter from KPMG as per applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with KPMG its independence; and
•Based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2026 for filing with the SEC.
This Audit Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.
MEMBERS OF THE AUDIT COMMITTEE
Eric K. Brandt (Chair)
Ita M. Brennan
John M. Dineen
Bethany J. Mayer

Lam Research Corporation 2026 Proxy Statement 63

Relationship with Independent Registered Public Accounting Firm
KPMG LLP (“KPMG”) has served as our independent auditor since September 2025. Previously, Ernst & Young LLP (“EY”) had served in this role.
Annual Evaluation and Selection of Independent Registered Public Accounting Firm
The audit committee annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the then-current accounting firm or consider other audit firms. Factors considered by the audit committee in deciding whether to retain an accounting firm include: (1) the firm’s global capabilities to handle the breadth and complexity of the Company’s global operations; (2) the firm’s technical expertise and knowledge of the Company’s industry and global operations; (3) the quality and candor of the firm’s communications with the audit committee and management; (4) the firm’s independence; (5) the quality and efficiency of the services provided by the firm, including input from management on the firm’s performance and how effectively the firm demonstrated its independent judgment, objectivity and professional skepticism; (6) the appropriateness of the firm’s fees; and (7) the firm’s tenure as our independent auditor, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners) that help ensure the firm’s continued independence in light of such tenure.
Independent Registered Public Accounting Firm Evaluation and Selection Highlights

Independence Controls
Audit Committee Oversight – Oversight includes regular private sessions with the firm, discussions with the firm about the scope of its audit and business imperatives, a comprehensive annual evaluation when determining whether to engage the firm, and direct involvement by the audit committee and its chair in the selection of a new global coordinating partner in connection with the mandated rotation of this position.

Limits on Non-Audit Services – The audit committee preapproves all professional services (including audit services and permissible non-audit services) provided by the firm in accordance with its pre-approval policy.

Firm’s Internal Independence Process – The independent registered public accounting firm conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account, and rotates the lead assurance engagement partner, the global coordinating partner, and other partners on the engagement consistent with independence and rotation requirements established by the PCAOB and SEC.

Strong Regulatory Framework – Independent registered public accounting firms are subject to PCAOB inspections, peer reviews, and PCAOB and SEC oversight.
Change in Independent Registered Public Accounting Firm
On, and effective as of, September 8, 2025, the audit committee approved the dismissal of EY as the Company’s independent registered public accounting firm.
The audit reports of EY on the Company’s financial statements as of and for the fiscal years ended June 29, 2025 and June 30, 2024 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended June 29, 2025 and June 30, 2024 and the subsequent interim period through September 8, 2025, there were: (i) no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference thereto in its reports; and (ii) no “reportable events” (within the meaning of Item 304(a)(1)(v) of Regulation S-K).
The audit committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for the Company’s fiscal year 2026 audit on September 8, 2025. During the fiscal years ended June 29, 2025 and June 30, 2024 and the subsequent interim period through September 8, 2025, neither the Company, nor anyone on behalf of the Company, consulted KPMG regarding: (i) the application of accounting principles to a specified transaction (either completed or proposed), or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (within the meaning of Item 304(a)(1)(v) of Regulation S-K).
The change in independent registered accounting firm was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 11, 2025. A copy of EY’s related letter, dated September 11, 2025, was included as an exhibit to such filing.

Fees Billed by Our Independent Registered Public Accounting Firm
The audit committee oversees the audit and non-audit services provided by our independent registered public accounting firm, is responsible for the pre-approval of fees for our independent registered public accounting firm, reviews and approves the audit plan and associated fees, and receives periodic reports on the fees paid.
The audit committee in some cases authorizes our independent registered public accounting firm to provide non-audit services. The audit committee understands the need for our independent registered public accounting firm to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the audit committee has sought to minimize relationships that could appear to impair KPMG’s objectivity and has only pre-approved permissible, selected types of non-audit services where it believed that KPMG was best suited to perform the work and determined that KPMG’s performance of the services would not impair its independence and was in the best interest of the Company and its stockholders. In connection with the appointment of KPMG as our independent registered public accounting firm, the amount of non-audit services billed or expected to be billed increased compared to the prior fiscal year because the audit committee determined that continuing to retain KPMG to provide certain tax compliance advice, which KPMG had been providing prior to its appointment, was in the Company’s best interests due to KPMG’s unique expertise and would not impair its independence.
The table below summarizes the fees billed by KPMG for fiscal year 2026 and the fees billed by EY for fiscal year 2025.

	Fiscal Year 2026 ($)		Fiscal Year 2025 ($)
Audit Fees(1)	4,684,068		7,953,223
Audit-Related Fees	—		—
Tax Fees	1,527,653	(2)	236,158	(3)
All Other Fees	—		—
TOTAL	6,211,721		8,189,382

(1)
Audit Fees represent fees for professional services provided in connection with the audits of annual financial statements. Audit Fees also include reviews of quarterly financial statements, audit services related to other statutory or regulatory filings or engagements, and fees related to the independent registered public accounting firm’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act.

(2)	Tax Fees represent fees for professional services related to trade compliance, customs, and duties.
(3)	Tax Fees represent fees for professional services for tax planning, tax compliance, and review services related to foreign tax compliance and assistance with tax audits and appeals.
The audit committee reviewed summaries of the services provided by KPMG and the related fees during fiscal year 2026 and has determined that the provision of non-audit services was compatible with maintaining the independence of KPMG as the Company’s independent registered public accounting firm. The audit committee or its delegate approved 100% of the services and related fee amounts for services provided by KPMG during fiscal year 2026.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
It is the responsibility of the audit committee to approve, in accordance with sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services to be provided to us by our independent registered public accounting firm, provided that the audit committee may not approve any non-audit services proscribed by section 10A(g) of the Exchange Act in the absence of an applicable exemption.
It is our policy that the audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, consistent with the criteria set forth in the audit committee charter and applicable laws and regulations. The audit committee has delegated to the chair of the audit committee the authority to pre-approve such services, provided that the chair shall report any decisions to pre-approve such services to the full audit committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. Our independent registered public accounting firm and our management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm pursuant to any such pre-approval.

Certain Relationships and Related Party Transactions
The audit committee is responsible for the review and oversight of all related party transactions required to be disclosed to the public under SEC rules and approves or ratifies such transactions pursuant to its written charter. In addition, the Company maintains a written code of ethics that requires all employees, officers, and directors to act ethically when handling any actual or apparent conflicts of interest in personal and professional relationships and to promptly report any such issues to the Company’s legal department.

Lam Research Corporation 2026 Proxy Statement 65

No family relationships exist among any of our directors and executive officers. Other than the executive officer and director compensation arrangements discussed above and the matter below, the Company did not participate in any transaction since the beginning of fiscal year 2026 in which a director, director nominee, executive officer, beneficial owner of more than 5% of Lam’s common stock, or one of their immediate family members had a material interest and the amount involved exceeded $120,000.
On January 25, 2024, BlackRock filed an amendment to Schedule 13G reporting the beneficial ownership, together with certain subsidiaries, of 117,779,780 shares of our common stock, or approximately 9.41% of the shares outstanding on September 4, 2026. As a result of beneficially owning more than 5% of our common stock, BlackRock may be deemed to have been a related person of the Company during fiscal year 2026. The Company invests in certain BlackRock money market funds. The Company received approximately $24.2 million in interest and/or dividends from these funds during fiscal year 2026.

Voting Proposals
Proposal No. 1: Election of Director Nominees
Upon the recommendation of the nominating and governance committee, the Board has nominated for election to the Board 10 nominees who are directors of the Company as of the date of this proxy statement. All of the nominees were most recently elected by stockholders at the 2025 annual meeting of stockholders with the exception of Dr. Devgan, who was appointed to the Board on February 3, 2026.
A nominee will be elected as a director at the annual meeting only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any nominee who fails to receive affirmative approval from holders of a majority of the votes cast in such nominee’s election at the annual meeting, either by proxy or in person, will have their previously submitted resignation promptly considered by the Board in accordance with our corporate governance guidelines. The term of office of each person elected as a director will be until the next annual meeting of stockholders or until their successor is elected and qualified or their earlier resignation or removal.
Unless otherwise instructed, the people named on the proxy card as proxy holders (the “Proxy Holders”) will vote the proxies received by them for the 10 nominees named below. If any nominee of the Company should decline or be unable to serve as a director as of the time of the annual meeting, then the proxies will be voted for any substitute nominee designated by the then-current Board to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director.
The nominees for election or reelection have been nominated for election to the Board in accordance with the criteria and procedures discussed above in “Governance Matters – Corporate Governance.”
New Director Appointment. As part of our board refreshment planning, the Board identified the desirability of augmenting its skills and experience with a current public company CEO with experience in the semiconductor ecosystem and technology leadership. Dr. Devgan was identified as a director candidate by the Board and introduced to the Board by Mr. Talwalkar without the involvement of a search firm. In connection with the assessment of Dr. Devgan’s candidacy by the nominating and corporate governance committee and the Board, Dr. Devgan met with our Board chair, nominating and governance committee chair, additional board members, and our president and CEO, as well as representatives of the Company’s executive management team. Following these meetings, upon the recommendation of the nominating and governance committee, the Board appointed Dr. Devgan to the Board. The Board believes that Dr. Devgan’s executive leadership experience and deep technology expertise further strengthens the Board’s oversight and direction of Lam’s business and long-term strategy.
Nominee Board Contributions. We believe that each of our nominees, while serving as a director and/or officer of the Company, has devoted adequate time to the Board and performed their duties with critical attributes such as honesty, integrity, wisdom, and an adherence to high ethical standards. Each nominee has demonstrated strong business acumen, an ability to make independent analytical inquiries, to understand the Company’s business environment and to exercise sound judgment, as well as a commitment to the Company and its core values. We believe the nominees have diverse viewpoints, skills, backgrounds, and experiences that will encourage a robust decision-making process for the Board.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 10 DIRECTOR NOMINEES SET FORTH BELOW.

Lam Research Corporation 2026 Proxy Statement 67

2026 Nominees for Director

Timothy M. Archer Director since 2018 Age 59 Public company directorship in last five years: • Johnson Controls International plc
Experience
Timothy M. Archer has served as the Company’s President and Chief Executive Officer since December 2018. Mr. Archer joined the Company in June 2012 as our executive vice president, chief operating officer, and was promoted to president and chief operating officer in January 2018. Prior to joining us, he spent 18 years at Novellus Systems, Inc. in various technology development and business leadership roles, including most recently as chief operating officer from January 2011 to June 2012; executive vice president of Worldwide Sales, Marketing, and Customer Satisfaction from September 2009 to January 2011; and executive vice president of the PECVD and Electrofill Business Units from November 2008 to September 2009. His tenure at Novellus also included assignments as senior director of technology for Novellus Systems Japan from 1999 to 2001 and senior director of technology for the Electrofill Business Unit from April 2001 to April 2002. He started his career in 1989 at Tektronix, where he was responsible for process development for high-speed bipolar integrated circuits.
Mr. Archer has served as a member of the board of directors of Johnson Controls International plc since March 2024, where he is a member of the governance and sustainability committee. He also serves on the International Board of Directors for SEMI. From 2020 to 2022, Mr. Archer served as chair of the board for the National GEM Consortium.
Mr. Archer completed the Program for Management Development at the Harvard Graduate School of Business and earned a B.S. degree in applied physics from the California Institute of Technology.

Qualifications
The Board has concluded that Mr. Archer should serve as a director of the Company because of his strong leadership; his knowledge and experience acquired from his current service as President, Chief Executive Officer and a director of the Company, and his past service as President and Chief Operating Officer, and as Executive Vice President and Chief Operating Officer of the Company; his deep knowledge and understanding of semiconductor processing equipment technologies; his understanding of our customers' markets and needs; and his mergers and acquisitions experience.
Key Skills and Experiences
•Industry Knowledge
•Customer/Deep Technology Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Eric K. Brandt
Director since 2010
Age 64

Board Committees:
•  Audit
°   Chair: since 2024; 2014-2020
°   Member: 2010-2014
•  Compensation and Human Resources
°    Chair: 2020-2024
•  Nominating and Governance
°    Member: since 2019

Public company directorships in last five years:
•  Gen Digital Inc.
•  Nutanix, Inc.
•  Option Care Health, Inc.
•  The Macerich Company
    (former)
•  Dentsply Sirona Inc. (former)

Experience
Eric K. Brandt is the former Executive Vice President and Chief Financial Officer of Broadcom Corporation, a position he held from March 2007 until its merger with Avago Technologies Limited in February 2016. From September 2005 to March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals, Inc. Prior to Avanir Pharmaceuticals, Mr. Brandt was Executive Vice President-Finance and Technical Operations and Chief Financial Officer of Allergan Inc., where he also held a number of other senior positions following his arrival there in May 1999.
Mr. Brandt has served as a member of the board of directors of: Nutanix, Inc. since May 2025, where he serves as chair of the audit committee and a member of the security and privacy committee; Option Care Health, Inc. since May 2024, where he serves as a member of the compensation committee and the quality, technology and compliance committee, and previously served as a member of the finance and investment committee; and Gen Digital Inc. (formerly NortonLifeLock, Inc.) since February 2020, where he is the chair of the audit committee and serves on the nominating and governance committee.
He previously served on the board of directors of: The Macerich Company from June 2018 to June 2025; Dentsply Sirona Inc. (formerly Dentsply International, Inc.) from 2004 to 2024; Yahoo! Inc. from March 2016 to June 2017; Vertex Pharmaceuticals, Inc. from 2002 to 2009; and Avanir Pharmaceuticals from 2005 to 2007.
Mr. Brandt earned an M.B.A. degree from the Harvard Graduate School of Business and a B.S. degree in chemical engineering from the Massachusetts Institute of Technology. He has completed the NYU Law – Nasdaq Cyber Scholar Program and the U.S. Secret Service and the National Association of Corporate Directors Cybersecurity Program.

Qualifications
The Board has concluded that Mr. Brandt should serve as a director of the Company because of his financial expertise including as a former chief financial officer of a publicly traded company that is a customer of our customers; his knowledge of and experience in the semiconductor industry and other technology industries; his mergers and acquisitions experience; his board governance experience from service on other public company boards, including as an audit committee member and chair, a compensation committee member, and a nominating and governance committee member and chair; and his cybersecurity expertise.
Key Skills and Experiences
•Industry Knowledge
•Customer/Deep Technology Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Lam Research Corporation 2026 Proxy Statement 69

Ita M. Brennan Director since 2024 Age 59 Board Committee: • Audit ° Member: since 2024 Public company directorships in last five years: • Cadence Design Systems, Inc. • Planet Labs PBC
Experience
Ita M. Brennan is the former Senior Vice President, Chief Financial Officer of Arista Networks, Inc., a cloud networking solutions company, a position she held from May 2015 to February 2024. Over her career, Ms. Brennan has held several key finance roles. From March 2014 to May 2015, she served as Chief Financial Officer of QuantumScape Corporation. Prior to joining QuantumScape, she served as the Chief Financial Officer of Infinera Corporation from July 2010 to February 2014, and as Vice President of Finance and Corporate Controller from July 2006 to July 2010. From 1997 to 2006, Ms. Brennan held various roles at Maxtor Corporation, including Vice President of Finance for the company’s worldwide operations.

Ms. Brennan has served as a member of the board of directors of: Nexthop Systems Inc. since March 2025; Planet Labs PBC since June 2021, where she serves as the chair of the audit committee; Cadence Design Systems, Inc. since March 2020, where she serves as the chair of the corporate governance and nominating committee and a member of the audit committee; and Community Services Agency, Mountain View since April 2024.

She previously served on the board of directors of LogMeIn, Inc. from November 2018 to September 2020.
Ms. Brennan studied accounting, finance, and management at the Institute of Chartered Accountants in Ireland, qualifying as a chartered accountant and fellow of the institute. In addition, Ms. Brennan is a public accounting alumna of Deloitte & Touche, having worked at the firm in both Ireland and the United States.
Qualifications
The Board has concluded that Ms. Brennan should serve as a director of the Company because of her extensive financial and accounting expertise; her executive leadership experience from her roles as chief financial officer and other finance positions at companies in the technology industry; and her extensive board experience as a director on other public company boards, including service on audit and governance and nominating committees.
Key Skills and Experiences
•Industry Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Risk Management Experience

Anirudh Devgan Director since 2026 Age 57 Board Committee: •Innovation and Technology ° Member: since 2026 Public company directorships in last five years: • Cadence Design Systems, Inc.
Experience
Anirudh Devgan has served as chief executive officer and a member of the board of directors since December 2021, and as president since November 2017, of Cadence Design Systems, Inc., a computational software company. Prior to becoming president of Cadence, he served as executive vice president and general manager of the Digital & Signoff and System & Verification groups at Cadence. Prior to joining Cadence in 2012, Dr. Devgan served as corporate vice president and general manager of the Custom Design Business Unit at Magma Design Automation, Inc. Previous roles Dr. Devgan has held include management and technical positions at IBM, where he received numerous awards including the IBM Outstanding Innovation Award. Dr. Devgan is the recipient of the IEEE/SEMI Phil Kaufman Award, has been inducted into the National Academy of Engineering, is an IEEE Fellow, has authored numerous research papers, and holds several patents.

Dr. Devgan earned Ph.D. and M.S. degrees in Electrical and Computer Engineering from Carnegie Mellon University, and a B.Tech. in Electrical Engineering from the Indian Institute of Technology, Delhi.
Qualifications
The Board has concluded that Dr. Devgan should serve as a director of the Company because of his deep semiconductor ecosystem and technology expertise; his public company executive leadership experience; his global business and strategic experience; his board governance experience from service on another public company board; and his recognized technical achievements and innovation leadership.
Key Skills and Experiences
•Industry Knowledge
•Customer/Deep Technology Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Lam Research Corporation 2026 Proxy Statement 71

John M. Dineen
Director since 2023
Age 63

Board Committee:
•  Audit
°    Member: since 2023

Public company
directorships in last five years:
•  Cognizant Technology Solutions Corporation
•  Syneos Health, Inc. (former)

Experience
John M. Dineen served as an Operating Advisor at Clayton, Dubilier & Rice LLC, a private equity investment firm, from January 2015 to December 2022. Previously, Mr. Dineen served in various senior leadership roles at General Electric Company (“GE”) from 1986 to 2014, where he managed several key business divisions of GE. Most recently, from 2008 to 2014, he was president and chief executive officer of London-based GE Healthcare. Before that, he served as president and chief executive officer of GE Transportation from 2005 to 2008. In addition, he served in several international management roles in Asia and Europe during his time at GE.
Mr. Dineen has served as a member of the board of directors of: Cognizant Technology Solutions Corporation since April 2017, where he is the chair of the finance and strategy committee and a member of the audit committee and previously served as a member of the nominating, governance and public affairs committee.
He previously served on the boards of directors of: Carestream Dental LLC from April 2017 to October 2024; Healogics, Inc. from June 2015 to October 2024; Syneos Health, Inc. from December 2018 to September 2023; and Merrimack Pharmaceuticals, Inc. from June 2015 to October 2019.
Mr. Dineen earned a B.S. degree in computer science and biological sciences from the University of Vermont.
Qualifications
The Board has concluded that Mr. Dineen should serve as a director of the Company because of his leadership skills and his extensive global management and operations experience across several industries, including healthcare, technology, and international management, and his board governance experience from service on public company boards with global operations.
Key Skills and Experiences
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Mark Fields
Director since 2024
Age 65

•  Compensation and Human Resources
°   Member: since 2024

Public company
directorships in last five years:

•  QUALCOMM Incorporated
•  Hertz Global Holdings, Inc. (former)
•  TPG Pace Beneficial II Corp. (former)
•TPG Pace Solutions Corp. (former)

Experience
Mr. Fields has served as a Senior Advisor at TPG Capital LP, a global alternative asset firm, since October 2017. From October 2021 to February 2022, he served as Interim Chief Executive Officer of Hertz Global Holdings, Inc., which operates the Hertz, Thrifty and Dollar rental car brands. Prior to Hertz Global, Mr. Fields served as President and Chief Executive Officer of Ford Motor Company from July 2014 to May 2017, and as Chief Operating Officer from December 2012 to July 2014. He joined Ford in 1989 and served in various leadership positions throughout his tenure, including as Executive Vice President and President, Americas; Executive Vice President and Chief Executive Officer, Ford of Europe and Premier Automotive Group; Chair and Chief Executive Officer, Premier Automotive Group; and President and Chief Executive Officer, Mazda Motor Corporation.
He has served as a member of the board of directors of: QUALCOMM Incorporated since June 2018, where he is a member of the audit committee; Tanium Inc. since September 2020; Planview, Inc. since April 2022; Boomi, LP since September 2022; Classic Collision since May 2024; Infomedia Ltd since December 2025.
Mr. Fields previously served on the board of directors of: Hertz Global Holdings, Inc. from June 2021 to May 2026; TPG Pace Beneficial II Corp. from April 2021 to April 2023; TPG Pace Solutions Corp. from April 2021 to December 2021; Ford Motor Company from July 2014 to May 2017; and IBM from March 2016 to April 2018.
Mr. Fields earned an M.B.A. degree from Harvard Business School and a B.A. in Economics from Rutgers University.

Qualifications
The Board has concluded that Mr. Fields should serve as a director of the Company because of his extensive operational experience in executive management positions in the automotive industry, including leading complex global business organizations; his extensive experience serving on other public company boards; and his financial expertise.
Key Skills and Experiences
•Industry Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Lam Research Corporation 2026 Proxy Statement 73

Ho Kyu Kang Director since 2023 Age 64 Board Committee: •Innovation and Technology ° Chair: since 2024
Experience
Ho Kyu Kang has served as a Professor in the Department of Systems Semiconductor Engineering at Yonsei University since March 2021. Prior to his current position, Dr. Kang served as Executive Vice President and Head of Research at the Semiconductor R&D Center of Samsung Electronics Co., Ltd., from 2017 to 2021. Before that, he served as Executive Vice President and leader of process development at the Semiconductor R&D Center from 2015 to 2017, as Senior Vice President and team leader from 2010 to 2015, and as Vice President responsible for the system large-scale integration process architecture team and advanced technology development from 2003 to 2010. Dr. Kang joined Samsung as a research and development engineer in 1985. He is the author or co-author of numerous international papers.

Dr. Kang previously served on the boards of directors of: the Semiconductor Research Corporation from 2017 to 2020; and SEMATECH from 2010 to 2015.

Dr. Kang earned a Ph.D. in material science and engineering from Stanford University, a M.S. degree in material science and engineering from Korea Advanced Institute of Science and Technology, and a B.S. degree in metallurgical engineering from Hanyang University.

Qualifications
The Board has concluded that Dr. Kang should serve as a director of the Company because of his decades of experience in semiconductor engineering and development; his extensive knowledge and experience acquired as an executive of a major semiconductor manufacturer; his deep knowledge and understanding of the semiconductor equipment industry and technologies; and his experience as a senior executive of Samsung, a major company customer.

Key Skills and Experiences
•Industry Knowledge
•Customer/Deep Technology Knowledge
•Leadership Experience
•Global Business Experience
•Manufacturing/Operations Experience

Bethany J. Mayer
Director since 2019
Age 64

Board Committees:
•  Audit
° Member: since 2019
•  Innovation and Technology
°    Member: since 2024
•  Nominating and Governance
    ° Member: since 2022

Public company
directorships in last five years:
•  Astera Labs, Inc.
•Box, Inc.
•  Hewlett Packard Enterprise Company
•  Marvell Technology (former)
•  Sempra (former)

Experience
Bethany J. Mayer served as an Executive Advisor of Siris Capital Group LLC, a private equity firm, from May 2021 to September 2024. Prior to that she served as an Executive Partner from January 2018 to April 2021. She was the Executive Vice President, Corporate Development and Technology of Sempra Energy from November 2018 to January 2019. From September 2014 to December 2017, Ms. Mayer was the President and Chief Executive Officer of Ixia, which was ultimately acquired by Keysight Technologies in 2017. From May 2011 to May 2014, Ms. Mayer served as Senior Vice President and General Manager of Hewlett-Packard Company’s (“HP”) Networking business unit and the Network Function Virtualization business unit. From 2010 until 2011, she served as Vice President, Worldwide Marketing and Alliances of HP’s Enterprise Servers Storage and Networking Group. Prior to joining HP, she held leadership roles at Blue Coat Systems, Inc.; Cisco Systems, Inc.; and Apple, Inc.
She has served as a member of the boards of directors of: Mainspring Energy, Inc. since October 2024; Securonix Inc. since January 2025; Astera Labs, Inc. since June 2024, where she is a member of the audit committee and a member of the compensation committee; Hewlett Packard Enterprise Company since June 2023, where she is a member of the audit committee, a member of the integration committee, and chair of the technology committee; and Box, Inc. since April 2020, where she is the chair of the board and the chair of the compensation committee and was previously a member of the operating committee.
Ms. Mayer previously served on the boards of directors of: Celestial AI from April 2023 to February 2026; Electronics for Imaging Inc. from July 2019 to October 2024; Ambri Inc. from November 2022 to July 2024; Marvell Technology, Inc. from May 2018 to June 2022; Sempra from June 2019 to September 2024 after serving from February 2017 to November 2018; and Ixia from September 2014 to December 2017.
Ms. Mayer earned an M.S. degree in Cybersecurity Risk and Strategy from New York University, an M.B.A. degree from CSU-Monterey Bay and a B.S. degree in political science from Santa Clara University.
Qualifications
The Board has concluded that Ms. Mayer should serve as a director of the Company because of her leadership skills and her experience in operational roles at companies in various technology industries, including networks, network management, servers, security solutions, cybersecurity, and internet technology; and her board governance experience from service on other boards.
Key Skills and Experiences
•Industry Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience
•Manufacturing/Operations Experience

Lam Research Corporation 2026 Proxy Statement 75

Jyoti K. Mehra Director since 2021 Age 50 Board Committee: • Compensation and Human Resources ° Chair: since 2024 ° Member: 2022-2024
Experience
Jyoti K. Mehra has served as the Executive Vice President of Human Resources of Gilead Sciences, Inc., a biopharmaceutical company, since July 2019. She previously served as Vice President of Human Resources of Gilead from October 2017 to July 2019. Prior to joining Gilead, she held positions of increasing responsibility with Novartis Pharmaceuticals Corporation and its affiliates, from 2005 through October 2017, most recently as Vice President of Human Resources of Novartis from July 2014 to October 2017.
Ms. Mehra earned an M.A. degree in politics from Jawaharlal Nehru University, and a B.A. degree in political science from Delhi University.
Qualifications
The Board has concluded that Ms. Mehra should serve as a director of the Company because of her leadership and international business experience in a high-technology industry; her substantial human capital and talent development experience, including experience as the head of human resources of a public company with global operations; her governance experience; and her cybersecurity experience.
Key Skills and Experiences
•Industry Knowledge
•Leadership Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Cybersecurity Experience
•Human Capital Management Experience
•Risk Management Experience

Abhijit Y. Talwalkar
Chair
Director since 2011
Age 62

Board Committees:

•  Compensation and Human Resources
°    Chair: 2012-2015
°    Member: since 2015, previously 2011-2012
•  Innovation and Technology
°    Member: since 2024
•  Nominating and Governance
°    Chair: 2015-2019
°    Member: since 2019, previously 2015-2015, 2011-2014

Public company
directorships in last five years:
•  Advanced Micro Devices, Inc.
•  iRhythm Technologies Inc.
•  TE Connectivity Ltd.

Experience
Abhijit Y. Talwalkar is the former President and Chief Executive Officer of LSI Corporation, a position he held from May 2005 until the completion of LSI’s merger with Avago Technologies in May 2014. From 1993 to 2005, Mr. Talwalkar was employed by Intel Corporation. At Intel, he held a number of senior management positions, including as Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which was comprised of Intel’s business client, server, storage and communications business, and as Vice President and General Manager for the Intel Enterprise Platform Group, where he focused on developing, marketing, and supporting Intel business strategies for enterprise computing. Prior to joining Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems, which later became a part of IBM; Bipolar Integrated Technology, Inc.; and Lattice Semiconductor Inc.
Mr. Talwalkar has served as a member of the board of directors of: Advanced Micro Devices, Inc., since June 2017, where he is a member of the compensation and leadership resources committee and the chair of the innovation and technology committee; TE Connectivity Ltd, since March 2017, where he is the chair of the management development and compensation committee; and iRhythm Technologies Inc., since May 2016, where he is the chair of the board and a member of the compensation and human capital management committee and the nominating and corporate governance committee.
He previously served as a member of the board of directors of LSI from May 2005 to May 2014 and the U.S. Semiconductor Industry Association from May 2005 to May 2014. He was additionally a member of the U.S. delegation for World Semiconductor Council proceedings.
Mr. Talwalkar earned a B.S. degree in electrical engineering from Oregon State University.
Qualifications
The Board has concluded that Mr. Talwalkar should serve as a director of the Company because of his experience in the semiconductor industry, including as the former chief executive officer of a semiconductor company and his previous role in the semiconductor industry’s trade association; his technology experience; his business and operations leadership roles at other semiconductor companies that include a customer of the Company; his finance experience; his global business experience; his mergers and acquisitions experience; his board governance experience from service on other public company boards, including as chair of another board; and his cybersecurity expertise.
Key Skills and Experiences
•Industry Knowledge
•Customer/Deep Technology Knowledge
•Marketing, Disruptive Technology, and Strategy Experience
•Leadership Experience
•Finance Experience
•Global Business Experience
•M&A Experience
•Comparative Board/Governance Experience
•Human Capital Management Experience
•Risk Management Experience

Lam Research Corporation 2026 Proxy Statement 77

Proposal No. 2: Advisory Vote to Approve Our Named Executive Officer Compensation
Section 14A of the Exchange Act enables the Company’s stockholders to vote to approve, on an advisory, non-binding basis, our named executive officer compensation, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our Board, our compensation and human resources committee and, as appropriate, our Board, will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.
We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers, our compensation philosophy, our 2025 Say on Pay results and our response, we encourage you to read the section of this proxy statement entitled “Compensation Matters – Executive Compensation and Other Information – Compensation Discussion and Analysis,” the compensation tables, and the narrative following the compensation tables for a more detailed discussion of our compensation policies and practices.
We are asking for stockholder approval, on an advisory, non-binding basis, of the following resolution:
‘RESOLVED, that the stockholders of Lam Research Corporation (the Company) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables, and any related narrative disclosure included in the proxy statement.’
Each proxy received by the Proxy Holders will be voted “FOR” the advisory approval of the compensation of our named executive officers, unless the stockholder provides other instructions.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
We provide for annual advisory votes to approve the compensation of our named executive officers. Unless modified, the next advisory vote to approve our named executive officer compensation will be at our 2027 annual meeting of stockholders.
Stockholder approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock having voting power present, in person or by proxy, at the annual meeting.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal No. 3: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2027
Stockholders are being asked to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2027. Although the audit committee has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification. If the stockholders do not ratify the appointment of KPMG, the audit committee will contemplate whether to reconsider the appointment. Even if the stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent auditor at any time if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.
Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of KPMG, unless the stockholder provides other instructions.
Our audit committee will meet periodically with KPMG to review both audit and non-audit services performed by KPMG, as well as the fees charged for those services. Among other things, the committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by KPMG, including non-audit services, if any, are subject to approval by the audit committee in accordance with applicable securities laws, rules, and regulations. For more information, see “Audit Matters – Audit Committee Report” and “Audit Matters – Relationship with Independent Registered Public Accounting Firm” above.
A representative of KPMG is expected to be present at the annual meeting and to have an opportunity to make a statement if they so desire. The representative is also expected to be available to respond to appropriate questions from the stockholders.
Stockholder approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock having voting power present, in person or by proxy, at the annual meeting.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2027.

Lam Research Corporation 2026 Proxy Statement 79

Proposal No. 4: Stockholder Proposal
John Chevedden, residing at 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of 25 shares of the Company’s common stock, has notified us that he intends to present the following proposal at the annual meeting. In accordance with the applicable rules of the SEC, we have set forth Mr. Chevedden’s proposal below exactly as submitted to us. All statements contained in the stockholder proposal are the sole responsibility of the proponent.
The Board UNANIMOUSLY recommends that you vote “AGAINST” this proposal for the reasons set forth below the proposal.
Proposal 4 – Attainable Shareholder Right to Call for a Special Shareholder Meeting
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. Such a special shareholder meeting can be an easy to convene online shareholder meeting.
The current LRCX special meeting rule has 2 factors each of which acting alone make a shareholder call for a special shareholder meeting unattainable:
1.Require 20% of shares to support a shareholder call for a special shareholder meeting instead of the 10% figure in state law.
2.Disqualifying a substantial block of LRCX shares from being part of the 20% group.
Shareholders of more than 100 companies shave voted on special shareholder meeting proposals and not one of 100 companies have cited even one example of a special meeting called for by shareholder ever actually taking place at a company that had just one of the 2 above requirements.
Companies like to adopt the 20% requirement or the above disqualification clause because they know they will be perfectly safe from every actually having to conduct a shareholder called special shareholder meeting. LRCX has adopted both the 20% requirement and the above disqualification clause. Thus LRCX currently has the protection of 2 insurance policies that a special shareholder meeting called for by shareholders will never take place.
Please vote yes:
Attainable Shareholder Right to Call for a Special Shareholder Meeting – Proposal 4
Opposing Statement of the Board of Directors
The Board of Directors recommends a vote AGAINST the stockholder proposal
The Board has carefully considered the proposal and believes that it is not in the best interests of our stockholders, considering our existing stockholder right for calling special meetings. Our bylaws give stockholders who have owned at least 20% of our common stock, continuously for at least one year, the right to call a special meeting of stockholders. The 20% ownership threshold adopted by the Board aligns with market practices, and the one-year holding period is necessary to help prevent misuse of the special meeting process. Consequently, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.
Stockholders currently have a meaningful right to call a special meeting, which is reasonable and in the best interests of all of our stockholders
We recognize the importance of providing stockholders the ability to call special meetings when appropriate. Our bylaws permit stockholders who have owned, in the aggregate, at least 20% of the outstanding shares of our common stock continuously for at least one year, to call a special meeting of stockholders, subject to certain customary requirements. These requirements are intended to ensure that our stockholders receive adequate, timely, and accurate information in connection with a special meeting and to avoid the unnecessary use of resources that would result from holding special meetings redundantly in close proximity to our annual meetings or other stockholder meetings in which a similar item was considered.
Our bylaws grant our stockholders a meaningful right to call a special meeting with appropriate ownership threshold and holding period requirements that align with our stockholders’ interests. We believe that the current 20% ownership threshold and one-year holding period are reasonable and strike the appropriate balance between enhancing the ability of our stockholders to act on important and urgent matters, while at the same time protecting against misuse of the special meeting right by a small number of short-term stockholders whose interests may not be shared by the vast majority of our stockholders. The Board believes that the rights set forth in our bylaws are in the best interests of all of our stockholders.
A 20% ownership threshold appropriately balances the interests of all stockholders and is in line with market practice
The Board believes that special meetings should be limited to circumstances in which more than a small number or percentage of our stockholders determine that a matter is sufficiently critical or time-sensitive that it must be addressed between annual meetings. The 20% threshold in our bylaws ensures that a special meeting of stockholders may only be called by a stockholder or group of stockholders with a more substantial stake in our Company and who share interest in a common topic. This threshold strikes the appropriate balance by safeguarding stockholder interests and preventing corporate waste, while at the same time ensuring that stockholders have the ability to call special meetings when appropriate. A threshold at 10% of our outstanding common stock or the lowest percentage of stockholders as governed by Delaware law, as requested by the proposal, would allow a small number of stockholders to use the right to call a special meeting as a means to advance special interest agendas, or goals not widely shared by our stockholders as a whole, or to apply short-term oriented pressure that is inconsistent with the long-term interests of the Company and our stockholders, all at the expense of our other stockholders. Furthermore, the Board believes that failure to aggregate sufficient stock ownership to reach the 20% ownership threshold is a strong indicator that a sufficient interest among the majority of stockholders does not exist to call a special meeting.
The 20% ownership threshold included in our bylaws is in line with market practice and, notably, is actually lower than the most common special meeting ownership threshold of 25%. As of August 2026, within the S&P 500, 80% of companies provide stockholders the right to call a special meeting of stockholders. Of those companies, approximately 60% have adopted an ownership threshold of 20% or higher for allowing stockholders to call a special meeting, with the most common ownership threshold being 25%, while only about 23% have adopted a special meeting ownership threshold of 10% or less. The Board believes that the 20% ownership threshold is appropriate for our Company and in line with market practice.
The one-year holding requirement protects the Company and our broader stockholder base against misuse of special meetings by short-term stockholders with narrow interests
Eliminating the one-year holding requirement would allow individuals or special-interest stockholder groups with short-term agendas to call a special meeting immediately after purchasing our common stock. Enabling stockholders who have not held a financial stake in the Company for a meaningful period of time to call a special meeting would result in outsized attention and resources being devoted to special interests inconsistent with the long-term goals of the Company, and would come at the expense of stockholders who seek a long-term investment in the Company. The nominal one-year holding requirement appropriately safeguards stockholder interests and prevents corporate waste, while preserving the ability for stockholders to call special meetings when appropriate.
Stockholders also have the ability to act by written consent for any action required or permitted to be taken at an annual or special meeting of stockholders. This right enables our stockholders to take action outside of annual or special meetings and, in the event an urgent or strategic matter of importance arises which demands an immediate stockholder response, stockholders may make use of their ability to act by written consent, which is not limited to stockholders who have held our common stock for at least one year.
In addition, the one-year holding period included in our bylaws is consistent with the minimum holding period established by the SEC under Rule 14a-8 of the Exchange Act, which enables a stockholder to include a proposal in an issuer’s proxy statement. In adopting the holding requirements under Rule 14a-8, the SEC indicated that the holding period should be calibrated such that a stockholder has some meaningful “economic stake or investment interest” in a company before the stockholder may draw on company and stockholder resources and command the time and attention of other stockholders to consider and vote on the proposal. The Board believes the SEC’s reasoning is equally applicable to the Company’s one-year holding requirement for requesting a special meeting, as stockholders who have held shares for at least one year show an appreciation of, and commitment to, the long-term success of the Company and its efforts to create sustainable value.
Our stockholders rejected a similar proposal from the proponent at our 2025 annual meeting of stockholders
At our 2025 annual meeting of stockholders, our stockholders rejected a similar proposal from the proponent requesting that the Company allow stockholders holding just 10% of our common stock or the lowest percentage of stockholders as governed by Delaware law to call a special meeting and to remove the one-year holding period requirement for stockholders’ right to call a special meeting. This prior vote indicates stockholder concurrence with our balanced approach to safeguarding stockholders’ right to call special meetings, including both the 20% ownership threshold and the one-year holding period established in our existing special meeting right.
Our special meeting requirements strike an appropriate balance and protect against waste
Special meetings of stockholders can be disruptive to business operations, incur substantial expenses and harm long-term stockholder interests. The Board, management and employees must devote a significant amount of time and attention preparing for such meetings, which distracts from their primary focus of maximizing long-term financial returns for stockholders and operating our business in the best interest of all stockholders. In addition, with each special meeting of stockholders, we will likely incur significant

Lam Research Corporation 2026 Proxy Statement 81

expenses to prepare the disclosures required for such meetings, print and distribute materials, solicit proxies and tabulate votes. As a result, special meetings of stockholders should be limited to circumstances where a substantial number of stockholders with a committed financial stake in the Company believe a matter is sufficiently urgent or extraordinary to justify calling a special meeting.
We have implemented strong and effective corporate governance policies that provide stockholders with meaningful opportunities to engage in Company affairs
The nominating and governance committee of the Board regularly reviews the Company’s corporate governance practices. We are committed to effective corporate governance policies that provide sufficient avenues for stockholders to meaningfully engage in Company affairs. The Board believes that our existing governance structure is in line with best practices, promotes director accountability, protects stockholders’ interests, and demonstrates our responsiveness and willingness to engage with stockholders and to provide them with a meaningful voice. Our corporate governance structure includes:
•Independent Board: All of the Company’s current Board members are independent except for the CEO.
•Independent Committees: Each of the Board’s three key standing committees—the audit committee, the compensation and human resources committee, and the nominating and governance committee—are comprised solely of independent directors.
•Independent Board Leadership: The Company maintains separate CEO and Board chair roles, and the Board chair is currently an independent director.
•Annual Election of Directors: The Company’s directors stand for election on an annual basis.
•Strong Director Refreshment and Evaluation Practices: We regularly review the composition of the Board and seek ways to deepen and maintain the Board’s expertise. We have an annual evaluation process for the Board, each Board committee, and each director.
•Proxy Access: Stockholders may nominate directors through the existing proxy access right that is consistent with market practice.
•Majority of Votes Cast Standard: The Company has a majority of votes cast standard for uncontested elections of directors and a director resignation policy.
•Retirement Policy: No director may be nominated for election to serve a new term after having attained the age of 75 years.
•Board Communication: Stockholders may contact the Board, any Board committee, or any individual director.
•Stockholder Right to Act by Written Consent: Stockholders may act by written consent in accordance with the Company’s Certificate of Incorporation and bylaws.
We engage regularly with our stockholders to discuss governance and other matters, to ensure that management and the Board understand and address issues that are important to the Company’s stockholders. Feedback from these engagements is provided to the nominating and governance committee of the Board, which in turn decides whether enhancements to our Company’s policies and practices would be appropriate to meet stockholder expectations, including those relating to current issues or emerging trends. Our annual stockholder meeting allows direct feedback through voting on director nominees, executive compensation, auditor selection, and other matters, as well as engagement with management and the Board.
These corporate governance policies provide our stockholders with numerous opportunities to be heard and to engage directly with the Board. In light of these existing opportunities for stockholder engagement, together with the existing rights to call a special meeting and to act by written consent, the Board believes that a further reduced threshold and/or the removal of the holding period as requested by the proposal would not make a meaningful difference in our stockholders’ ability to engage with the Board that would outweigh the substantial negatives associated with the proposal.
Conclusion
For the above reasons, the Board has determined that it is not in the best interests of our stockholders to adopt this proposal. Doing so is unnecessary in light of the existing bylaws, which allow stockholders who own at least 20% of our common stock continuously for at least one year to call a special meeting of stockholders and provide multiple alternative avenues for stockholders to engage with the Company and the Board. The Board UNANIMOUSLY urges stockholders to vote AGAINST this proposal.
Stockholder approval of Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present, in person or represented by proxy, at the annual meeting.

☒	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL

Other Voting Matters
We are not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the Proxy Holders intend to vote the shares they represent in their discretion. It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope, or vote your shares by telephone or internet, as described in this proxy statement.

Lam Research Corporation 2026 Proxy Statement 83

Voting and Meeting Information
Information Concerning Solicitation and Voting
General
The Board solicits your proxy for the annual meeting to be held virtually on November 3, 2026 at 9:30 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the annual meeting and to vote on the proposals described in this proxy statement.
Record Date
Only stockholders of record at the close of business on September 4, 2026 (the “Record Date”) are entitled to receive notice of the annual meeting and to vote on the proposals described in this proxy statement.
Shares Outstanding
As of the Record Date, 1,251,424,362 shares of common stock were outstanding.
Quorum
Stockholders holding a majority of our shares of common stock outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy to constitute a quorum. A quorum is required to transact business at the annual meeting. Virtual attendance at the annual meeting constitutes presence in person for purposes of a quorum at the annual meeting. Abstentions and broker non-votes, if any, will be counted in determining whether a quorum is present.
Inspector of Elections
The Company has appointed a member of the Company’s legal department to serve as inspector of elections at the annual meeting. The inspector will determine whether a quorum is present and tabulate the votes.
Voting
Each share of common stock is entitled to one vote on each director nominee and each other matter to be voted on at the annual meeting. Stockholders may cast votes by granting a proxy by Internet, telephone, or mail by following the instructions on the Notice, voting instruction form, or proxy card. Stockholders may also cast votes by Internet during the annual meeting.
Stockholder of Record: Shares Registered in Your Name. If your shares of common stock are registered directly in your name with our transfer agent, Computershare Inc., you are considered to be, with respect to those shares of common stock, the stockholder of record, and these proxy materials are being sent directly to you by us.
Beneficial Owner: Shares Registered in the Name of a Brokerage Firm, Bank, or Other Nominee. If your shares of common stock are held by a brokerage firm, bank, or other nominee, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that brokerage firm, bank, or other nominee.
Voting Procedures
Even if you plan to attend the annual meeting, we recommend that you vote your shares prior to the meeting so that your vote will be counted if you later decide not to, or are unable to, virtually attend the annual meeting.
Online During the Annual Meeting. This year’s annual meeting will be a virtual meeting. Stockholders of record may vote electronically during the meeting by visiting the meeting website at virtualshareholdermeeting.com/LRCX2026 and following the instructions provided on the website. To vote during the meeting, a stockholder will need the 16-digit control number included on their Notice or proxy card. A beneficial owner of shares should refer to the voting instructions provided by the beneficial owner’s brokerage firm, bank, or other nominee holding such shares for the beneficial owner. If you are a beneficial owner of shares and your Notice or voting instruction form indicates that you may vote those shares through www.proxyvote.com, then you may attend, participate in, and vote at the annual meeting with the 16-digit access code indicated on that Notice or voting instruction form. Voting electronically during the meeting by a stockholder as described here will replace any previous votes of that stockholder submitted by proxy.

In Advance of the Annual Meeting. If you are a stockholder of record, you may vote in advance of the meeting in any of the following ways:
•over the Internet by visiting www.proxyvote.com and following the instructions provided on the website;
•over the telephone by calling 1-800-690-6903 and following the instructions provided in the recorded message; and
•by mail by returning a completed, signed, and dated proxy card in the enclosed postage-paid envelope.
If you are a beneficial owner, you may direct your brokerage firm, bank, or other nominee how to vote in advance of the annual meeting by following the instructions in your voting instruction form.
Effect of Not Casting Your Vote
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and do not vote in one of the ways described above, your shares will not be voted at the annual meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Brokerage Firm, Bank, or Other Nominee. If you are the beneficial owner and do not direct your brokerage firm, bank, or other nominee how to vote your shares, your brokerage firm, bank, or other nominee will only be able to vote your shares with respect to proposals considered to be “routine.” Your brokerage firm, bank, or other nominee is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your brokerage firm, bank, or other nominee how to vote your shares on all proposals to ensure that your vote is counted.
Changing Your Vote
Stockholders of record may revoke their proxy or change their votes at any time before the polls close by (1) properly submitting a later-dated proxy by the Internet, telephone, or mail by returning a proxy card, (2) timely delivering a later-dated written notice of revocation or properly completed proxy card to the Company’s Secretary at our principal executive offices at 4650 Cushing Parkway, Fremont, California 94538, or (3) submitting a vote electronically during the annual meeting. A beneficial owner of shares held in street name may revoke or change any prior voting instructions by contacting the stockholder of record (i.e., the bank, brokerage firm, or other nominee holding your shares) or submitting a vote electronically during the annual meeting.
Voting Instructions
If a stockholder properly votes over the Internet, by telephone, or by returning a signed and dated proxy card, the Proxy Holders will vote the shares represented by such proxy in accordance with the stockholder’s voting instructions. If a stockholder properly votes over the Internet, by telephone, or by returning a signed and dated proxy card but does not provide specific voting instructions, the Proxy Holders will vote the shares represented by such proxy in accordance with the Board’s recommendations. Such shares will be counted toward the quorum requirement.
We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters are properly presented for consideration at the annual meeting, the Proxy Holders will vote on those matters in their discretion.
Voting on Proposals
The matters to be voted on at the annual meeting, the Board’s recommendation, the applicable voting standard, and treatment of abstentions and broker non-votes, if any, are as follows:

Lam Research Corporation 2026 Proxy Statement 85

Items of Business		Board Recommendation	Voting Standard	Treatment of Abstentions	Treatment of Broker Non-Votes, If Any
1.	Election of 10 director nominees to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified	FOR each Director Nominee	Majority of votes cast(1)	No effect on the outcome	No effect on the outcome
2.	Advisory vote to approve our named executive officer compensation	FOR	Majority of voting power present(2)	Same effect as “against” vote	No effect on the outcome
3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2027	FOR	Majority of voting power present(2)	Same effect as “against” vote	No effect on the outcome
4.	Stockholder proposal, if properly presented at the annual meeting	AGAINST	Majority of voting power present(2)	Same effect as “against” vote	No effect on the outcome
(1)    A nominee will be elected as a director at the annual meeting only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If an incumbent fails to receive the required majority, their previously submitted resignation will be promptly considered by the Board. Abstentions and broker non-votes, if any, will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.
(2)    The affirmative vote of the holders of a majority of the shares of common stock having voting power present, in person or represented by proxy, at the annual meeting.
Voting by 401(k) Plan Participants
If you are a participant in Lam’s Savings Plus Plan, Lam Research 401(k) (the “401(k) Plan”) who held shares of common stock in your personal 401(k) Plan account as of the Record Date, you may vote, by proxy, your interest in those shares as held by the 401(k) Plan by following the instructions for Internet or telephone voting on the proxy card, or by returning a completed, signed, and dated proxy card in the enclosed postage-paid envelope. The 401(k) Plan trustee will vote in accordance with your instructions. Your voting instructions must be received by no later than 11:59 p.m. Eastern Time on October 29, 2026. If your voting instructions are not received by that time, your shares of common stock will be voted by the 401(k) Plan trustee in accordance with the 401(k) Plan documents (generally in the same proportion as the trustee votes those shares for which it received timely voting instructions).
Voting Results
We will announce preliminary voting results at the annual meeting and report final voting results in a current report on Form 8-K within four business days after the annual meeting.
Availability of Proxy Materials
The Notice of 2026 Annual Meeting of Shareholders, the proxy statement (and the accompanying proxy card), and 2026 Annual Report are first being made available or mailed to our stockholders entitled to vote at the annual meeting on or about September 24, 2026. The proxy materials will be mailed to stockholders who have designated a preference for a printed copy. Stockholders who previously chose to receive proxy materials electronically will be sent an email with instructions on how to access this year’s proxy materials and the proxy voting website.
We have also provided our stockholders access to our proxy materials over the Internet in accordance with rules and regulations adopted by the SEC. These materials are available on our website at investor.lamresearch.com. We will furnish, without charge, a printed copy of these materials and our 2026 Annual Report (including exhibits) on request by telephone (510-572-1615), by mail (to Investor Relations, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538), or by email (to investor.relations@lamresearch.com).
Notice of Internet Availability
We are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials, and reduce the environmental impact of our annual meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the annual meeting via the Internet, how to request a printed set of proxy materials, and how to vote your shares. The Notice also provides instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

Proxy Solicitation Costs
The Company will bear the cost of all proxy solicitation activities. Our directors, officers, and other employees may solicit proxies personally or by telephone, email, or other communication means, without any cost to Lam Research. In addition, we have retained D.F. King & Co., Inc. to assist in obtaining proxies by mail, facsimile, or email from brokers, bank nominees, and other institutions for the annual meeting. The estimated cost of such services is $15,000 plus reasonable out-of-pocket expenses. We are required to request that brokers and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and other nominees for the expenses of doing so in accordance with statutory fee schedules.

Other Meeting Information
Virtual Meeting
We are utilizing a virtual meeting format for our annual meeting to provide a consistent experience to all stockholders regardless of geographic location. A virtual meeting also enhances stockholder access and engagement and reduces the environmental impact of our annual meeting. In structuring our virtual annual meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Participating in the Annual Meeting
All stockholders of record as of the close of business on the Record Date are entitled to attend, participate in, and vote at the annual meeting virtually. To attend and participate in the annual meeting, including to vote and ask questions, stockholders of record should visit the meeting website at virtualshareholdermeeting.com/LRCX2026, enter the 16-digit control number included on their Notice or proxy card, and follow the instructions on the website. If you are a beneficial owner of shares held in street name and your Notice or voting instruction form indicates that you may vote those shares through www.proxyvote.com, then you may attend, participate in, and vote at the annual meeting with the 16-digit access code indicated on that Notice or voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their brokerage firm, bank, or other nominee (preferably at least five days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the annual meeting.
Asking Questions
Stockholders who wish to submit a question during the annual meeting may log into the virtual meeting platform at virtualshareholdermeeting.com/LRCX2026, beginning at 9:00 a.m. Pacific Time on November 3, 2026, type their question where indicated, and click to submit.
We ask that you limit your questions to those that are relevant to the annual meeting or our business and that comply with the annual meeting rules of conduct. Questions may not be addressed if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management. Questions will be addressed during the appropriate portions of the meeting, and we may also respond by posting answers on our website after the annual meeting.
Stockholder Accounts Sharing the Same Last Name and Address; Stockholders Holding Multiple Accounts
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report unless one of the stockholders notifies our investor relations department that one or more of them want to receive separate copies. This procedure reduces duplicate mailings and therefore saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at investor.lamresearch.com, as well as the ability to submit separate proxy voting instructions for each account through the internet or by telephone.
Stockholders holding multiple accounts of Lam common stock may request separate copies of the proxy materials by contacting us by telephone (510-572-1615), by mail (to Investor Relations, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538) or by email (to investor.relations@lamresearch.com). Stockholders may also contact us by telephone, mail or email to request consolidation of proxy materials mailed to multiple accounts at the same address.

Lam Research Corporation 2026 Proxy Statement 87

Stockholder-Initiated Proposals and Nominations for 2027 Annual Meeting
Proposals submitted under SEC rules for inclusion in the Company’s proxy statement. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for next year’s 2027 annual meeting of stockholders (in accordance with SEC Rule 14a-8) and for consideration at the 2027 annual meeting of stockholders. The Company must receive a stockholder proposal no later than May 27, 2027 for the proposal to be eligible for inclusion under SEC Rules. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement.
Proposed nominations of directors under Company bylaws for Proxy Access. Our bylaws provide for “Proxy Access.” Pursuant to the Proxy Access provisions of our bylaws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years can nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the requirements specified in our bylaws. If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement for the 2027 annual meeting of stockholders pursuant to Proxy Access, all of the information required by our bylaws must be received by the Secretary of the Company no earlier than April 27, 2027, and no later than May 27, 2027.
Proposals and nominations under Company bylaws for presentation at the annual meeting but for which the proponent does not seek to include materials in our proxy statement. Stockholders may also submit proposals for consideration and nominations of director candidates for election at the 2027 annual meeting by following certain requirements set forth in our bylaws. These proposals will not be eligible for inclusion in the Company’s proxy statement for the 2027 annual meeting of stockholders unless they are submitted in compliance with then applicable SEC rules or pursuant to the Proxy Access described above; however, they will be presented for consideration at the 2027 annual meeting of stockholders if the requirements established by our bylaws for stockholder proposals and nominations have been satisfied.
Our bylaws establish requirements for stockholder proposals and nominations not included in our proxy statement to be considered at the annual meeting. Assuming that the 2027 annual meeting of stockholders takes place at roughly the same date next year as the 2026 annual meeting (and subject to any change in our bylaws—which would be publicly disclosed by the Company—and to any provisions of then-applicable SEC rules), a stockholder of record not seeking to include materials in our proxy statement must submit the proposal or nomination in writing and it must be received by the Secretary of the Company no earlier than July 11, 2027, and no later than August 10, 2027.
In addition to satisfying the requirements under our bylaws and providing the information required thereunder to the Company, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than September 6, 2027. However, if the date of the 2027 annual meeting is changed by more than 30 calendar days from the anniversary date of the 2026 annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made.
For a full description of the requirements for submitting a proposal or nomination, see the Company’s bylaws. Submissions or questions should be sent to: Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

Lam Research Corporation
4650 Cushing Parkway
Fremont, California
Telephone: 510-572-0200
Dated: September 24, 2026

Appendices
Appendix A — Information Regarding Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, the Company’s management uses certain non-GAAP financial measures to evaluate the Company’s operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view the Company’s results from management’s perspective. These non-GAAP financial measures are provided as supplemental information to the financial measures the Company discloses that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.
The compensation and human resources committee has elected to use both non-GAAP gross margin as a percentage of revenue and non-GAAP operating income as a percentage of revenue in connection with assessing and making determinations related to executive compensation matters. Non-GAAP gross margin as a percentage of revenue is determined by dividing non-GAAP gross margin, which is a non-GAAP financial measure, by revenue, which is a GAAP financial measure. The GAAP measure most directly comparable to non-GAAP gross margin is GAAP gross margin. Non-GAAP gross margin includes adjustments to the most comparable GAAP financial measure, GAAP gross margin, to exclude the impact of certain items as further indicated below.
In addition, non-GAAP operating income as a percentage of revenue is determined by dividing non-GAAP operating income, which is a non-GAAP financial measure, by revenue, which is a GAAP financial measure. The GAAP measure most directly comparable to non-GAAP operating income is GAAP operating income. Non-GAAP operating income includes adjustments to the most comparable GAAP financial measure, GAAP operating income, to exclude the impact of certain items as further indicated below.
Non-GAAP Gross Margin as a Percentage of Revenue
Non-GAAP gross margin as a percentage of revenue is derived from results determined in accordance with GAAP with charges and credits in the following line items excluded from GAAP results:
•for calendar year 2025: amortization related to intangible assets acquired through certain business combinations; and elective deferred compensation-related liability increase.
Non-GAAP Operating Income as a Percentage of Revenue
Non-GAAP operating income as a percentage of revenue is derived from results determined in accordance with GAAP with charges and credits in the following line items excluded from GAAP results:
•for fiscal year 2026: amortization related to intangible assets acquired through certain business combinations; elective deferred compensation-related liability increase; workforce optimization charges; and impairment of long-lived assets;
•for fiscal year 2025: amortization related to intangible assets acquired through certain business combinations; and elective deferred compensation-related liability increase;
•for calendar year 2025: amortization related to intangible assets acquired through certain business combinations; elective deferred compensation-related liability increase; and impairment of long-lived assets;
•for fiscal year 2024: amortization related to intangible assets acquired through certain business combinations; elective deferred compensation-related liability increase; restructuring charges, net; transformational costs; and impairment of long-lived assets;
•for fiscal year 2023: amortization related to intangible assets acquired through certain business combinations; elective deferred compensation-related liability increase; restructuring charges, net; product rationalization costs; and transformational costs; and
•for fiscal year 2022: amortization related to intangible assets acquired through certain business combinations; and elective deferred compensation-related liability decrease.

Lam Research Corporation 2026 Proxy Statement A-1

GAAP to Non-GAAP Reconciliation (Gross Margin)
The following are reconciliations of GAAP gross margin to non-GAAP gross margin, as well as a presentation of GAAP gross margin as a percentage of revenue and non-GAAP gross margin as a percentage of revenue, for calendar year 2025:
(Unaudited)
(in thousands, except percentages)

Calendar Year
2025
U.S. GAAP gross margin	$10,239,436
Pre-tax non-GAAP items:
Amortization related to intangible assets acquired through certain business combinations	10,729
Elective deferred compensation-related liability valuation increase	15,016
Non-GAAP gross margin	$10,265,181
U.S. GAAP gross margin as percent of revenue	49.8%
Non-GAAP gross margin as a percent of revenue	49.9%
GAAP to Non-GAAP Reconciliation (Operating Income)
The following are reconciliations of GAAP operating income to non-GAAP operating income, as well as a presentation of GAAP operating income as a percentage of revenue and non-GAAP operating income as a percentage of revenue, for the fiscal years ended June 28, 2026, June 29, 2025, June 30, 2024, June 25, 2023, June 26, 2022, and calendar year 2025:
(Unaudited)
(in thousands, except percentages)

	Fiscal Year Ended
	June 28, 2026	June 29, 2025	June 30, 2024	June 25, 2023	June 26, 2022
U.S. GAAP operating income	$8,199,795	$5,900,968	$4,263,913	$5,174,860	$5,381,822
Pre-tax non-GAAP items:
Amortization related to intangible assets acquired through certain business combinations	12,118	13,573	15,428	15,337	51,822
Elective deferred compensation-related liability valuation increase (decrease)	77,381	42,615	61,409	22,087	(35,175)
Restructuring charges, net	—	—	61,562	120,316	—
Product rationalization costs	—	—	—	13,522	—
Transformational costs	—	—	101,654	9,178	—
Workforce optimization charges	25,725	—	—	—	—
Impairment of long-lived assets	5,290	—	8,705	—	—
Non-GAAP operating income	$8,320,309	$5,957,156	$4,512,671	$5,355,300	$5,398,469
U.S. GAAP operating income as percent of revenue	35.3%	32.0%	28.6%	29.7%	31.2%
Non-GAAP operating income as a percent of revenue	35.8%	32.3%	30.3%	30.7%	31.3%

Calendar Year
2025
U.S. GAAP operating income	$6,942,178
Pre-tax non-GAAP items:
Amortization related to intangible assets acquired through certain business combinations	12,536
Elective deferred compensation-related liability valuation increase	60,064
Impairment of long-lived assets	5,290
Non-GAAP operating income	$7,020,068
U.S. GAAP operating income as percent of revenue	33.8%
Non-GAAP operating income as a percent of revenue	34.1%

A-2

LAM RESEARCH CORPORATION
ATTN: INVESTOR RELATIONS
4650 CUSHING PARKWAY
FREMONT, CALIFORNIA 94538

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 2, 2026 (other than participants in the 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - **www.virtualshareholdermeeting.com/LRCX2026**

You may attend the annual meeting via the Internet and vote during the meeting (other than participants in the 401(k) Plan). Have the information printed in the box marked by the arrow in hand when you access the web site and then follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 2, 2026 (other than participants in the 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

LAM RESEARCH 401(k) PLAN
All votes by participants in the 401(k) Plan for shares held in the 401(k) Plan must be submitted by Internet, phone, or mail and received by 11:59 p.m. Eastern Time on October 29, 2026.

PLEASE HELP THE ENVIRONMENT - GO PAPERLESS
e-Delivery makes it easy for you to go paperless. You can quickly access your future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet, while helping to reduce costs, clutter, and paper waste. To sign up for electronic delivery, please visit **www.investordelivery.com** for simple instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03548-P56755-Z93688

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAM RESEARCH CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Timothy M. Archer	☐	☐	☐
1b. Eric K. Brandt	☐	☐	☐
1c. Ita M. Brennan	☐	☐	☐
1d. Anirudh Devgan	☐	☐	☐
1e. John M. Dineen	☐	☐	☐
1f. Mark Fields	☐	☐	☐
1g. Ho Kyu Kang	☐	☐	☐
1h. Bethany J. Mayer	☐	☐	☐
1i. Jyoti K. Mehra	☐	☐	☐
1j. Abhijit Y. Talwalkar	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve our named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2027.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.	**For**	**Against**	**Abstain**
4. Stockholder proposal titled "Attainable Shareholder Right to Call for a Special Shareholder Meeting," if properly presented.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

T03549-P56755-Z93688

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 3, 2026

The undersigned stockholder(s) of Lam Research Corporation hereby (a) acknowledge(s) receipt of the Notice of 2026 Annual Meeting of Stockholders, the proxy statement, and the 2026 Annual Report; (b) appoint(s) Timothy M. Archer and Ava A. Harter, and each of them, with full power to designate substitutes, as proxy holders and attorneys-in-fact; and (c) authorize(s) them to represent and vote, as designated on the reverse side of this card, all the shares of common stock of Lam Research Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lam Research Corporation to be held at 9:30 a.m. Pacific Time on November 3, 2026, via live webcast on the Internet, at www.virtualshareholdermeeting.com/LRCX2026 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations. In addition, this proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the annual meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

If the undersigned is a participant in the 401(k) Plan, the undersigned hereby directs Fidelity Management Trust Company, the trustee of the 401(k) Plan, to vote, as designated on the reverse side of this of this card, all the shares of common stock of Lam Research Corporation that are allocated to the undersigned’s 401(k) Plan account at the annual meeting and understands that if not so designated those shares will be voted by the trustee in accordance with the 401(k) Plan documents (generally in the same proportion as the trustee votes those shares for which it received timely voting instructions).

Continued and to be signed on reverse side